Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

May 23, 2017

among

LEVI STRAUSS & CO.,

as U.S. Borrower

LEVI STRAUSS & CO. (CANADA) INC.,

as Canadian Borrower

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

as Multicurrency Administrative Agent

BANK OF AMERICA, N.A.,

WELLS FARGO BANK, N.A.

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Co-Syndication Agents

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA,

and

THE BANK OF NOVA SCOTIA,

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A.,

WELLS FARGO BANK, N.A.

and

HSBC BANK USA, NATIONAL ASSOCIATION

as Joint Bookrunners and Joint Lead Arrangers

-i-

-ii-

-iii-

-iv-

SCHEDULES:

Commitment Schedule
Schedule 3.05(a)	–	Properties
Schedule 3.15	–	Insurance
Schedule 3.16	–	Capitalization and Subsidiaries
Schedule 5.13	–	Post-Closing Undertakings
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.04	–	Existing Investments
Schedule 6.12	–	Existing Negative Pledges

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Opinion of Borrowers’ U.S. Counsel
Exhibit B-2	–	Form of Opinion of Borrowers’ Canadian Counsel
Exhibit B-3	–	Form of Opinion of Global Finance and Governance Counsel for the Company
Exhibit C	–	Form of Borrowing Base Certificate
Exhibit D	–	Form of Compliance Certificate
Exhibit E-1	–	Form of U.S. Joinder Agreement
Exhibit E-2	–	Form of Canadian Joinder Agreement
Exhibit F-1	–	Form of U.S. Tax Certificate (for Non-U.S. Lenders That Are Not Partnerships)
Exhibit F-2	–	Form of U.S. Tax Certificate (for Non-U.S. Lenders That Are Partnerships)
Exhibit F-3	–	Form of U.S. Tax Certificate (for Non-U.S. Participants That Are Not Partnerships)
Exhibit F-4	–	Form of U.S. Tax Certificate (for Non-U.S. Participants That Are Partnerships)

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 23, 2017 (as it may be amended or modified from time to time, this “Agreement”), among LEVI STRAUSS & CO., a Delaware corporation (the “U.S. Borrower”), LEVI STRAUSS & CO. (CANADA) INC., an Ontario corporation (the “Canadian Borrower” and together with the U.S. Borrower, the “Borrowers”), the other Loan Parties party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and JPMORGAN CHASE BANK, N.A. TORONTO BRANCH, as Multicurrency Administrative Agent.

W I T N E S S E T H:

WHEREAS, on the Original Effective Date, a credit agreement (as amended prior to the First Amendment Effective Date, the “Original Credit Agreement”) was entered into among the Borrowers, the Administrative Agent, the Multicurrency Administrative Agent, the other Loan Parties (as defined in the Original Credit Agreement) and the Lenders (as defined in the Original Credit Agreement);

WHEREAS, on the First Amendment Effective Date, an amended and restated credit agreement (as amended prior to the date hereof, the “Existing Credit Agreement”) was entered into among the Borrowers, the Administrative Agent, the Multicurrency Administrative Agent, the other Loan Parties (as defined in the Existing Credit Agreement) and the Lenders (as defined in the Existing Credit Agreement), which amended and restated the Original Credit Agreement; and

WHEREAS, the parties to the Existing Credit Agreement have agreed to amend the Existing Credit Agreement in certain respects and to restate the Existing Credit Agreement as so amended as provided in this Agreement, effective upon satisfaction of certain conditions precedent set forth in Section 4.01.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that on the Second Amendment Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the U.S. Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity.

“Administrative Agents” means the Administrative Agent and the Multicurrency Administrative Agent, collectively.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Agents” means, individually and collectively as the context may require, the Administrative Agent, the Multicurrency Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Co-Syndication Agents and the Co-Documentation Agents.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all Lenders.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“AML Legislation” has the meaning assigned to such term in Section 9.20.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their respective Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Administrative Agent” means (i) with respect to the Multicurrency Facility and Multicurrency Letters of Credit, the Multicurrency Administrative Agent and (ii) otherwise, the Administrative Agent.

“Applicable Pension Laws” means the Pension Benefits Act (Ontario) or the similar pension standards statute of Canada or other applicable Canadian jurisdictions, and the ITA, and the regulations of each, as amended from time to time (or any successor statute).

“Applicable Percentage” means, for any Revolving Lender:

(a)    with respect to payments, computations and other matters relating to the U.S. Commitments or U.S. Revolving Loans, U.S. LC Exposure, Swingline Loans or U.S. Protective Advances, a percentage equal to a fraction, the numerator of which is the U.S. Commitment of such Revolving Lender and the denominator of which is the aggregate U.S. Commitments of all the U.S. Revolving Lenders (or, if the U.S. Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate U.S. Credit Exposure at that time); and

(b)    with respect to payments, computations and other matters relating to the Multicurrency Commitments or Multicurrency Revolving Loans, Multicurrency LC Exposure or Multicurrency Protective Advances, a percentage equal to a fraction, the numerator of which is the Multicurrency Commitment of such Revolving Lender and the denominator of which is the aggregate Multicurrency Commitments of all the Multicurrency Revolving Lenders (or, if the Multicurrency Commitments have terminated or expired, the Applicable Percentage shall be determined based upon such Revolving Lender’s share of the aggregate Multicurrency Credit Exposure at that time);

provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clauses (a) and (b) above.

“Applicable Rate” means, for any day, with respect to any Loan, as the case may be, the applicable rate per annum set forth in the pricing grid below under the caption “Adjusted LIBO Rate/CDOR Rate Loans” or “ABR/Canadian Prime Rate Loans,” as the case may be, based upon the daily average Availability for the most recent Fiscal Quarter for which the Administrative Agent has received a Borrowing Base Certificate (the “Average Availability”):

		APPLICABLE TO THE FIRST $350,000,000 OF AGGREGATE OUTSTANDING REVOLVING LOANS (EXCLUDING LETTERS OF CREDIT) WHILE THE LEVI’S TRADEMARK IS INCLUDED IN THE U.S. BORROWING BASE		APPLICABLE TO OTHER REVOLVING LOANS AND LETTERS OF CREDIT
LEVEL	AVERAGE AVAILABILITY	ADJUSTED LIBO RATE/CDOR RATE LOANS	ABR/ CANADIAN PRIME RATE LOANS	ADJUSTED LIBO RATE/CDOR RATE LOANS	ABR/ CANADIAN PRIME RATE LOANS
I	> 50% of the Line Cap	1.25%	0.25%	1.25%	0.25%
II	< 50% of the Line Cap	1.75%	0.75%	1.50%	0.50%

; provided that until the end of the date that is five Business Days after the date the Administrative Agent has received a Borrowing Base Certificate as of the last day of the first full Fiscal Quarter ending after the Second Amendment Effective Date, the Applicable Rate will be (i) 1.50%, in the case of Adjusted LIBO Rate Loans and CDOR Rate Loans and (ii) 0.50%, in the case of ABR Loans and Canadian Prime Rate Loans.

For purposes of the foregoing, except to the extent that Revolving Loans and Swingline Loans outstanding on any day exceed the Trademark Amount on such day, such Revolving Loans and Swingline Loans shall be deemed to be included in the “First $350,000,000 of Aggregate Outstanding Revolving Loans (Excluding Letters of Credit) While the Levi’s Trademark is Included in the U.S. Borrowing Base” for purposes of the Applicable Rate.

Adjustments, if any, to the Applicable Rate shall be made on a quarterly basis and shall be effective five Business Days after the Administrative Agent has received the applicable Borrowing Base Certificate. If the U.S. Borrower fails to deliver the Borrowing Base Certificate to the Administrative Agent at the time required pursuant to this Agreement (taking into account all applicable grace periods), then the Applicable Rate shall be based on Level II until five days after such Borrowing Base Certificate is so delivered.

“AML Legislation” has the meaning assigned to such term in Section 9.20(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to (i) the lesser of (x) the aggregate Commitments of all Lenders at such time and (y) the sum of (A) the U.S. Borrowing Base at such time plus (B) the lesser of (I) the Canadian Borrowing Base at such time and (II) the aggregate Multicurrency Commitments at such time (such lesser amount between clauses (x) and (y) above at any time, the “Line Cap”) minus (ii) the Aggregate Revolving Exposure on such date minus (iii) Reserves against Availability established by the Administrative Agent in its Permitted Discretion.

“Availability Period” means the period from and including the Second Amendment Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Average Availability” has the meaning assigned to such term in the definition of “Applicable Rate.”

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party or LSIFCS by any Lender or any of its Affiliates (each, a “Bank Product Provider”): (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties or LSIFCS means any and all obligations of the Loan Parties or LSIFCS, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding under applicable laws or otherwise, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Banks” has the meaning assigned to such term in Section 9.21.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrowers” means, individually or collectively, the U.S. Borrower and the Canadian Borrower.

“Borrower Representative” has the meaning assigned to such term in Section 12.01.

“Borrowing” means (a) Revolving Loans of the same Class and Type, made, converted or continued on the same date and in the same currency and, in the case of Eurodollar Loans and CDOR Rate Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a U.S. Protective Advance and (d) a Multicurrency Protective Advance.

“Borrowing Base” means the Canadian Borrowing Base or the U.S. Borrowing Base, as applicable.

“Borrowing Base Cash Collateral Account” means each U.S. Borrowing Base Cash Collateral Account or Canadian Borrowing Base Cash Collateral Account.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit C or another form proposed by the Borrower Representative which is reasonably acceptable to the Administrative Agent in its sole discretion.

“Borrowing Request” means a request by the Borrower Representative for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and (b) when used in connection with any Multicurrency Loan or any Multicurrency Letter of Credit, the term “Business Day” shall also exclude any day in which commercial banks in Toronto, Canada are authorized or required by law to remain closed.

“CAM” has the meaning assigned to such term in Section 9.18.

“CAM Exchange” has the meaning assigned to such term in Section 9.18.

“CAM Exchange Date” has the meaning assigned to such term in Section 9.18.

“CAM Percentage” has the meaning assigned to such term in Section 9.18.

“Canada” means the country of Canada.

“Canadian Availability Cash Collateral Account” means an account of a Canadian Loan Party held with the Administrative Agent or Multicurrency Administrative Agent (or Bank of America, N.A., The Bank of Nova Scotia or one of their respective affiliates, or another financial institution approved by the Multicurrency Administrative Agent in its reasonable discretion) designated by the Borrower Representative as a “Canadian Availability Cash Collateral Account” and subject to a blocked account agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Canadian Loan Party or any Canadian Subsidiary of any Loan Party has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Canadian Borrower Outstandings” means, at any time, the sum of (i) the Dollar Amount of the Multicurrency Revolving Loans to the Canadian Borrower outstanding at such time plus (ii) the Multicurrency LC Exposure in respect of Letters of Credit issued for the account of the Canadian Borrower at such time plus (iii) the Dollar Amount of the Multicurrency Protective Advances to the Canadian Borrower outstanding at such time.

“Canadian Borrower Shared Outstandings” means, at any time, the amount by which the Canadian Borrower Outstandings at such time exceeds the Canadian Borrowing Base at such time.

“Canadian Borrowing Base” means, as of any date of determination (without duplication), a Dollar Amount equal to the sum of (i) 100% of cash and Cash Equivalent balances in Dollars or Canadian Dollars of the Canadian Loan Parties in the Canadian Borrowing Base Cash Collateral Account and the Canadian Availability Cash Collateral Account plus (ii) 90% of Eligible Credit Card Receivables of the Canadian Loan Parties plus (iii) 85% of Eligible Accounts of the Canadian Loan Parties plus (iv) following completion of a field examination and Inventory appraisal reasonably satisfactory to the Administrative Agent, (a) 90% of the Net Orderly Liquidation Value of Eligible Retail Finished Goods of the Canadian Loan Parties and (b) 85% of the Net Orderly Liquidation Value of Eligible Wholesale Finished

Goods of the Canadian Loan Parties (which shall not exceed 100% of the cost of Eligible Wholesale Finished Goods of the Canadian Loan Parties) minus (v) without duplication, Reserves established by the Administrative Agent in its Permitted Discretion; provided that the Canadian Borrowing Base shall not exceed $10,000,000 until such time as the Loan Parties have provided supporting detail to the Administrative Agent reasonably satisfactory to the Administrative Agent in connection with the field examination of the Accounts and related working capital matters and financial information of the Canadian Loan Parties and of the related data processing and other systems.

“Canadian Borrowing Base Cash Collateral Account” means, collectively, one or more accounts of the Canadian Loan Parties, as designated from time to time by written notice from the Borrower Representative to the Administrative Agent, held with financial institutions and subject to control agreements in form and substance reasonably satisfactory to the Administrative Agent.

“Canadian Collateral” means any and all property owned, leased or operated by a Person covered by the Canadian Collateral Documents and any and all other property of any Canadian Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Canadian Secured Obligations.

“Canadian Collateral Documents” means, collectively, the Canadian Security Agreement and any other documents entered into guaranteeing payment of, or pursuant to which a Canadian Loan Party grants a Lien upon any property as security for payment of the Canadian Secured Obligations.

“Canadian Collection Account” means a “Collection Account” as defined in the Canadian Security Agreement.

“Canadian Dollars” and “Cdn.$” means dollars in the lawful currency of Canada.

“Canadian Guaranteed Obligations” has the meaning assigned to such term in Section 11.01.

“Canadian Guarantors” means the direct or indirect Canadian Subsidiaries of the U.S. Borrower (other than the Canadian Borrower) that become parties to this Agreement.

“Canadian Joinder Agreement” means a joinder agreement in substantially the form of Exhibit E-2.

“Canadian Loan Guaranty” means Article XI of this Agreement.

“Canadian Loan Parties” means the Canadian Borrower and the Canadian Guarantors.

“Canadian Obligated Party” has the meaning assigned to such term in Section 11.02.

“Canadian Obligations” means all unpaid principal of and accrued and unpaid interest on the Multicurrency Loans to the Canadian Borrower, all Multicurrency LC Exposure in respect of Multicurrency Letters of Credit issued for the account of the Canadian Borrower, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Canadian Loan Parties to the Multicurrency Revolving Lenders, the Administrative Agent, the Multicurrency Administrative Agent, the Multicurrency Issuing Banks or any indemnified party arising under the Loan Documents.

“Canadian Pension Plans” means any registered plan, program or arrangement that is a pension plan for the purposes of any applicable Canadian federal or provincial pension legislation, which is maintained or contributed to by, or to which there is or may be an obligation to contribute by, a Loan Party or Subsidiary of a Loan Party operating in Canada in respect of any Person’s employment in Canada with such Loan Party or Subsidiary, other than Plans established by statute, but does not include the Canadian Pension Plan maintained by the government of Canada or the Quebec Pension Plan maintained by the Province of Quebec.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the CDOR Rate for a 30-day term in effect on such date, plus 1% per annum; provided, that if any the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively. “Canadian Prime Rate” when used with respect to a Loan or a Borrowing shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Canadian Prime Rate.

“Canadian Secured Obligations” means all Canadian Obligations, together with all (a) Banking Services Obligations owing by the Canadian Loan Parties to Bank Product Providers; and (b) Swap Obligations of the Canadian Loan Parties owing to one or more Hedge Providers; provided that not later than 30 days after such Hedge Provider becomes a Hedge Provider, the Lender or Affiliate of a Lender party thereto (other than JPMCB or any of its Affiliates) shall have delivered written notice to the Administrative Agent that such Person is a Hedge Provider; provided, further that the Canadian Secured Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor.

“Canadian Security Agreement” means that certain Security Agreement, dated as of the Original Effective Date (as amended, amended and restated, supplemented or otherwise modified from time to time), between the Canadian Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent, and the other Lender Parties, and any other pledge or security agreement entered into, after the Original Effective Date by any other Canadian Loan Party (as required by this Agreement or any other Loan Document).

“Canadian Subsidiary” means any Subsidiary of the U.S. Borrower that is organized under the laws of Canada or any province or territory thereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the Original Effective Date, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Markets Transaction” means an issuance or sale of unsecured Indebtedness by the U.S. Borrower through a public offering or private placement or under any unsecured term facility.

“Cash Collateral” means cash, and any interest or other income earned thereon, that is delivered to the Administrative Agent to Cash Collateralize any Letter of Credit.

“Cash Collateralize” means the delivery of cash to the Administrative Agent, as security for the payment of Obligations in respect of any Letter of Credit, in an amount equal to 103% of the face amount of such Letter of Credit. “Cash Collateralization” has a correlative meaning.

“Cash Collateralized Letter of Credit” means a Letter of Credit requested to be issued as a Cash Collateralized Letter of Credit in accordance with Section 2.06(b) or converted into a Cash Collateralized Letter of Credit pursuant to Section 2.06(l) and otherwise issued in accordance with the conditions hereunder applicable to a Cash Collateralized Letter of Credit, provided that upon effectiveness of the conversion of any Cash Collateralized Letter of Credit in accordance with Section 2.06(l), such Letter of Credit shall no longer be a “Cash Collateralized Letter of Credit” for purposes of this Agreement.

“Cash Equivalents” means, as of any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or, in the case of any Canadian Loan Party, the Canadian government or (ii) issued by any agency of the United States or, in the case of any Canadian Loan Party, Canada, in each case maturing within one year after such date; (b) taxable or tax-exempt marketable direct obligations issued by any state of the United States or, in the case of any Canadian Loan Party, any province, commonwealth or territory of Canada or any political subdivision of any such state, province, commonwealth or territory or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency; (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or the equivalent thereof from another nationally recognized rating agency; (d) time deposits, certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States, any state thereof or an OECD country having, at such date, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency (except as otherwise approved by the Treasurer of the U.S. Borrower in a manner consistent with board-approved policy) or by a primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York; (e) repurchase agreements with financial institutions organized under the laws of the United States, any state thereof or an OECD country having, at such date, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency (except as otherwise approved by the Treasurer of the U.S. Borrower in a manner consistent with board-approved policy) or with a primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York; (f) Dollar denominated fixed or floating rate notes and foreign currency denominated fixed or floating rate notes, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A or A-1 from S&P or the equivalent thereof from another nationally recognized rating agency; (g) variable rate demand notes with interest reset period and related put at par at 7-day intervals and having, at the time of the acquisition thereof, a rating of at least AA from S&P or the equivalent thereof from another nationally recognized rating agency; or (h) money market funds that (i) (x) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 or (y) in the case of any Canadian Loan Party, are money market mutual funds (as defined in National Instrument 81-102 Mutual Funds) that are reporting issuers (as defined in Ontario securities law) in the Province of Ontario, (ii) are rated at least A- by S&P or the equivalent thereof from another nationally recognized ratings agency and (iii) have portfolio assets of at least $1,000,000,000.

“CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters

Screen CDOR Page” as defined in the International Swaps and Derivatives Association definitions, as modified and amended from time to time, as of 10:15 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as of 10:15 a.m. Toronto local time on such day (or, if such day is not a Business Day, then on the immediately preceding Business Day) based on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate, from time to time, as selected by the Administrative Agent in its reasonable discretion, for commercial loans or other extensions of credit to businesses of comparable credit risk. “CDOR Rate” when used with respect to a Loan or a Borrowing shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the CDOR Rate.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means:

(a)    prior to the first Public Equity Offering that results in a Public Market, the Permitted Transferees cease to be the beneficial owners, directly or indirectly, of a majority of the total voting power of the voting stock of the U.S. Borrower, whether as a result of the issuance of securities of the U.S. Borrower, any merger, consolidation, liquidation or dissolution of the U.S. Borrower, any direct or indirect transfer of securities by the Permitted Transferee or otherwise;

(b)    on or after the first Public Equity Offering that results in a Public Market, if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Transferees, becomes the beneficial owner, directly or indirectly, of thirty-five percent (35%) or more of the total voting power of the voting stock of the U.S. Borrower, provided, however, that the Permitted Transferees are the beneficial owners, directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the voting stock of the U.S. Borrower than that other person or group;

(c)    an event or series of events by which during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the U.S. Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period or (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or who were nominated by Permitted Transferees; or

(d)    the occurrence of any “Change in Control” as defined in any indenture or agreement executed in connection with a Capital Markets Transaction.

For purposes of this definition (i) “beneficial owner” means a beneficial owner as defined in Rule 13d-3 under the Exchange Act, except that (A) a person shall be deemed to be the beneficial owner of all shares that the person has the right to acquire, whether that right is exercisable immediately or only after the passage of time and (B) Permitted Transferees shall be deemed to be the beneficial owners of any voting stock of a corporation or other legal entity held by any other corporation or other legal entity so long as the Permitted Transferees beneficially own, directly or indirectly, in the aggregate a majority of the total voting power of the voting stock of that corporation or other legal entity; and (ii) “voting stock” means all classes of Equity Interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors.

“Class” when used in reference to (i) any Commitment, refers to whether such Commitment is a U.S. Commitment or a Multicurrency Commitment and (ii) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans, Multicurrency Revolving Loans, Swingline Loans, Multicurrency Protective Advances or U.S. Protective Advances.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the U.S. Collateral and the Canadian Collateral.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreements.

“Collateral Documents” means, collectively, the U.S. Collateral Documents and the Canadian Collateral Documents.

“Collection Account” means the Canadian Collection Account or the U.S. Collection Account.

“Commitment” means, with respect to each Lender, such Lender’s U.S. Commitment and/or Multicurrency Commitment from time to time.

“Commitment Fee Rate” means 0.20% per annum.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Borrower Representative, in substantially the form of Exhibit D or another form which is mutually acceptable to the Administrative Agent and the Borrower Representative.

“Compliance Period” means each period commencing on the date (which was not part of a previously commenced Compliance Period) when Availability is less than the Minimum Excess Availability Amount and ending on the date when Availability has been at least the Minimum Excess Availability Amount for 30 consecutive days.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including Capitalized Lease Obligations of the U.S. Borrower and its Subsidiaries) by the U.S. Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the U.S. Borrower and its Subsidiaries but excluding the aggregate of all expenditures by the U.S. Borrower and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of the U.S. Borrower. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated EBITDA” means, for any period, an amount equal to, for the U.S. Borrower and its consolidated Subsidiaries:

(a)    the sum of Consolidated Net Income for that period, plus the following to the extent reducing Consolidated Net Income for that period:

(1)    the provision for taxes based on income or profits or utilized in computing net loss,

(2)    Consolidated Interest Expense,

(3)    depreciation,

(4)    amortization of intangibles,

(5)    any non-recurring expenses relating to, or arising from, any closures of facilities; any restructuring costs; facilities relocation costs; and integration costs and fees (including cash severance payments) made in connection with acquisitions, in an aggregate amount for all such expenses pursuant to this clause (a)(5) not to exceed 15% of Consolidated EBITDA for such period prior to giving effect to this clause (a)(5),

(6)    any non-cash impairment charge or asset write-off (other than any such charge or write-off of Inventory) and the amortization of intangibles,

(7)    inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with acquisitions,

(8)    fees and expenses related to any offering of securities, Investments permitted hereby, acquisition and incurrence of Indebtedness permitted to be incurred hereunder (whether or not successful), and

(9)    any other non-cash items (other than any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

(b)    all non-cash items increasing Consolidated Net Income for that period (other than any such non-cash item to the extent that it has resulted or will result in the receipt of cash payments in any period).

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated EBITDA for the twelve Fiscal Months most recently ended minus (ii) the sum of (A) the aggregate amount of all Consolidated Capital Expenditures made by the U.S. Borrower and its Subsidiaries during such period plus (B) federal, state, local and foreign income taxes paid in cash during such period, to (b) the sum, without duplication, of (i) Consolidated Interest Expense for such period, (ii) the amount of Restricted Payments made by the U.S. Borrower during such period in reliance on the proviso to Section 6.08(a) and (iii) the aggregate principal amount (or the equivalent thereto) of all scheduled repayments of Indebtedness (other than (A) intercompany Indebtedness, (B) payments of Existing Dollar Notes and (C) payments of Existing Euro Notes) made by the U.S. Borrower and any other Loan Party during such period (other than to the extent such Indebtedness has been refinanced or defeased, or with respect to which restricted cash has been set aside to repay, during such period from the proceeds of new Indebtedness that is not secured by any Collateral).

“Consolidated Interest Expense” means, for any period, for the U.S. Borrower and its Subsidiaries on a consolidated basis, all interest (net of all interest income), premium, amortization, debt discount, fees, charges and related expenses of the U.S. Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest expense in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the U.S. Borrower and its consolidated Subsidiaries (excluding any net income (loss) attributable to noncontrolling interests), determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(a)    any net income (loss) of any Person (other than the U.S. Borrower) if that Person is not a Subsidiary, except that the U.S. Borrower’s equity in the net income of any such Person for that period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by that Person during that period to the U.S. Borrower or a Subsidiary as a dividend or other distribution,

(b)    any gain (or loss) realized upon the sale or other disposition of any property of the U.S. Borrower or any of its consolidated Subsidiaries (including pursuant to any sale and leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(c)    any gain or loss attributable to the early extinguishment of Indebtedness,

(d)    any extraordinary gain or loss or cumulative effect of a change in accounting principles to the extent disclosed separately on the consolidated statement of income,

(e)    any unrealized gains or losses of the U.S. Borrower or its consolidated Subsidiaries on any Swap Obligations, and

(f)    any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the U.S. Borrower or any Subsidiary, provided, however, that if any such shares, options or other rights are subsequently redeemed for property other than Equity Interests of the U.S. Borrower that is not Disqualified Stock then the Fair Market Value of such property shall be treated as a reduction in Consolidated Net Income during the period of such redemption.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than twelve (12) months from the date of the most recent consolidated balance sheet of the U.S. Borrower but which by its terms is renewable or extendable beyond twelve (12) months from such date at the option of the U.S. Borrower or any of its Subsidiaries), and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of the U.S. Borrower and computed in accordance with GAAP.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (PCBs), or any constituent of any such substance or waste.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s U.S. Credit Exposure, plus (b) such Lender’s Multicurrency Credit Exposure.

“Credit Party” means the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Designated Obligations” has the meaning assigned to such term in Section 9.18.

“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce Accounts in a manner consistent with current and historical accounting practices of the Borrowers.

“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales for the twelve (12) most recently ended fiscal months.

“Dilution Reserve” means, at any date, the applicable Dilution Ratio multiplied by the Eligible Accounts.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or Accounts or any rights and claims associated therewith and any grant of any option or rights relating to any such property (other than any property to the extent that the aggregate value of such property sold, transferred, licensed, leased or otherwise disposed of in any single transaction or related series of transactions is less than $5,000,000, individually, and $15,000,000, collectively, during any Fiscal Year of the U.S. Borrower).

“Disqualified Stock” means, with respect to any Person, any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b)    is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c)    is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Maturity Date.

“Document” has the meaning assigned to such term in the U.S. Security Agreement.

“Dollar Amount” means (a) with regard to any Obligation or calculation denominated in Dollars, the amount thereof, and (b) with regard to any Obligation or calculation denominated in Canadian Dollars or an LC Alternative Currency, the amount of Dollars which is equivalent to the amount so expressed in Canadian Dollars or such LC Alternative Currency at the Spot Rate on the relevant date of determination.

“dollars,” “Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the U.S. Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, at any time, the Accounts of a Loan Party which the Administrative Agent determines in its Permitted Discretion, following consultation with the U.S. Borrower (but without any requirement for the U.S. Borrower’s consent), are eligible for inclusion in the applicable Borrowing Base. Without limiting the Administrative Agent’s discretion provided herein, Eligible Accounts shall not include any Account of a Loan Party:

(a)    which is not subject to a first priority perfected security interest in favor of the Administrative Agent (subject to any Permitted Encumbrance specified in subclause (b)(ii) below that has priority over the security interest in favor of the Administrative Agent by operation of applicable law);

(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Lien constituting a Permitted Encumbrance pursuant to clause (a), (b), (h) or (i) of the definition thereof and (iii) any other Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c)    (i) which is unpaid more than 97 days after the date of the original invoice therefor or more than 67 days after the original due date therefor, or (ii) which has been written off the books of such Loan Party or otherwise designated as uncollectible;

(d)    which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under clause (c) of this definition of “Eligible Accounts”;

(e)    (i) which is owing by an Account Debtor whose corporate credit ratings are the higher of BBB- or better by S&P or Baa3 or better by Moody’s to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to (x) such Loan Party exceeds 35% of the aggregate Eligible Accounts of such Loan Party or (y) all Loan Parties exceed 35% of the aggregate amount of Eligible Accounts of all Loan Parties, or (ii) which is owing by an Account Debtor not described in clause (i) above whose corporate credit ratings are the higher of BB- or better by S&P or Ba3 or better by Moody’s to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to (x) such Loan Party exceeds 25% of the aggregate Eligible Accounts of such Loan Party or (y) all Loan Parties exceed 25% of the aggregate amount of Eligible Accounts of all Loan Parties or (iii) which is owing by any other Account Debtor not described in clause (i) or (ii) above to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to (x) such Loan Party exceeds 20% of the aggregate Eligible Accounts of such Loan Party or (y) all Loan Parties exceed 20% of the aggregate amount of Eligible Accounts of all Loan Parties;

(f)    with respect to which any covenant contained in this Agreement or in the applicable Security Agreement has been breached or any representation or warranty contained in this Agreement or in the applicable Security Agreement is not true in any material respect (or with respect to any representation or warranty that is already qualified by materiality, such representation or warranty is not true);

(g)    which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates solely to payments of interest;

(h)    for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Loan Party;

(i)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets or, in the case of any Account Debtor of a Canadian Loan Party, any equivalent of the foregoing in any applicable jurisdiction, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator or, in the case of any Account Debtor of a Canadian Loan Party, any equivalent of the foregoing in any applicable jurisdiction, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws or other Insolvency Laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability to pay its debts as they become due, or (v) ceased operation of its business as a going concern;

(k)    which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l)    which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., Canada, or any province or territory of Canada unless, in either case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent; provided that the Administrative Agent may make up to $10,000,000 of such Accounts eligible in its discretion;

(m)    which is owed in any currency other than Dollars or Canadian Dollars;

(n)    which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. or Canada unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) (1) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), or (2) the federal government of Canada, unless the Financial Administration Act (Canada), as amended, and any other steps necessary to ensure the enforceability of the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction; provided that the Administrative Agent may make up to $10,000,000 of such Accounts eligible in its discretion;

(o)    which is owed by any Affiliate of any Loan Party or any employee, officer, director, or stockholder of any Loan Party;

(p)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q)    which is subject to any counterclaim, deduction, defense, setoff or dispute (but only to the extent of any such counterclaim, deduction, defense, setoff or dispute);

(r)    which is evidenced by any promissory note, chattel paper or instrument;

(s)    which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless (i) such Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) the Administrative Agent is satisfied in its Permitted Discretion that the failure to file such report and inability to seek judicial enforcement can be remedied without material delay or material cost;

(t)    with respect to which such Loan Party has made any agreement with the Account Debtor for any reduction thereof, but only to the extent of such reduction, other than discounts and adjustments given in the ordinary course of business, and any Account which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Account;

(u)    which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever; or

(v)    which the applicable Loan Party has transferred to a third party pursuant to Section 6.05(g) or which such Loan Party expects to transfer to a third party pursuant to Section 6.05(g).

In determining the amount of an Eligible Account of a Loan Party, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Loan Party to reduce the amount of such Account.

“Eligible Assignee” has the meaning assigned to such term in Section 9.04.

“Eligible Credit Card Receivables” means, at any time, Accounts due to a Loan Party from major credit card processors (including, but not limited to, VISA, Mastercard, American Express, Diners Club and DiscoverCard) as arise in the ordinary course of business and which have been earned by performance, which the Administrative Agent determines in its Permitted Discretion, following consultation with the U.S. Borrower (but without any requirement for the U.S. Borrower’s consent), are eligible for inclusion in the applicable Borrowing Base. Without limiting the Administrative Agent’s discretion provided herein, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a)    Accounts due from major credit card processors that have been outstanding for more than five Business Days from the date of sale or for such longer period as may be approved by the Administrative Agent;

(b)    Accounts due from major credit card processors with respect to which a Loan Party does not have good, valid and marketable title thereto;

(c)    Accounts due from major credit card processors that are not subject to a first priority perfected Lien in favor of the Administrative Agent (subject to any Permitted Encumbrance specified in subclause (b)(ii) of the definition of Eligible Accounts that has priority over the security interest in favor of the Administrative Agent by operation of applicable law);

(d)    Accounts due from major credit card processors which are disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related credit card processor (but only to the extent of such dispute, counterclaim, offset or chargeback) (it being the intent that chargebacks in the ordinary course by the credit card processors shall not be deemed violative of this clause);

(e)    Accounts due from major credit card processors (other than VISA, Mastercard, American Express, Diners Club and DiscoverCard) which the Administrative Agent determines in its commercially reasonable discretion acting in good faith to be unlikely to be collected; or

(f)    with respect to which any covenant contained in this Agreement or in the applicable Security Agreement has been breached or any representation or warranty contained in this Agreement or in the applicable Security Agreement is not true in any material respect (or with respect to any representation or warranty that is already qualified by materiality, such representation or warranty is not true).

“Eligible Finished Goods” means, at any time, Eligible Inventory consisting of finished goods (other than Eligible Third Party Logistics Goods) which the Administrative Agent determines in its Permitted Discretion, following consultation with the U.S. Borrower (but without any requirement for the U.S. Borrower’s consent), is eligible for inclusion in the applicable Borrowing Base.

“Eligible Inventory” means, at any time, the Inventory of a Loan Party which the Administrative Agent determines in its Permitted Discretion, following consultation with the U.S. Borrower (but without any requirement for the U.S. Borrower’s consent), is eligible for inclusion in the applicable Borrowing Base. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory of a Loan Party shall not include any Inventory:

(a)    which is not subject to a first priority perfected security interest in favor of the Administrative Agent (subject to any Permitted Encumbrance specified in subclause (b)(ii) below that has priority over the security interest in favor of the Administrative Agent by operation of applicable law);

(b)    which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a Lien constituting a Permitted Encumbrance pursuant to clause (a), (b), (f), (h) or (i) of the definition thereof and (iii) any other Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c)    which is, in the Administrative Agent’s opinion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, or not salable at prices approximating at least the cost of such Inventory in the ordinary course of business;

(d)    with respect to which any covenant contained in this Agreement or in a Security Agreement has been breached or any representation or warranty contained in this Agreement or in a Security Agreement is not true in any material respect (or with respect to any representation or warranty that is already qualified by materiality, such representation or warranty is untrue) and which does not conform to all standards imposed by any Governmental Authority;

(e)    which is not finished goods or raw materials or which constitutes work-in-process, spare or replacement parts, packaging and shipping material, manufacturing supplies, samples, prototypes, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, or goods held or sold on consignment;

(f)    which, in respect of

(1)    a U.S. Loan Party, is not located in the U.S. and is in transit with a common carrier from vendors and suppliers, provided that Inventory in transit from vendors and suppliers may be included as Eligible Inventory despite the foregoing provision of this clause (f)(1) so long as:

(i)    title to such Inventory has not passed to a third party;

(ii)    the U.S. Borrower or a U.S. Guarantor controls the documents of title representing such Inventory;

(iii)    the Inventory is in transit within the United States to the U.S. Borrower or any U.S. Guarantor for receipt by the U.S. Borrower or a U.S. Guarantor within sixty (60) days of the date of determination that has not yet been received into a distribution center or store of such Person; and

(iv)    such Inventory would otherwise constitute Eligible Inventory;

(2)    a Canadian Loan Party, is not located in a province or territory in Canada in which the Administrative Agent has a perfected Lien in such eligible Inventory and is in transit with a common carrier from vendors and suppliers, provided that Inventory in transit from vendors and suppliers may be included as Eligible Inventory despite the foregoing provision of this clause (f)(2) so long as:

(i)    title to such Inventory has not passed to a third party;

(ii)    the applicable Canadian Loan Party controls the documents of title representing such Inventory;

(iii)    the Inventory is in transit within Canada to a Canadian Loan Party for receipt by the Canadian Loan Party within sixty (60) days of the date of determination that has not yet been received into a distribution center or store of such Person; and

(iv)    such Inventory would otherwise constitute Eligible Inventory;

(g)    which is located in any location leased by such Loan Party unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(h)    which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;

(i)    which contains or bears any intellectual property rights licensed to such Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement; or

(j)    which is not reflected in a current perpetual inventory report of such Loan Party (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory).

“Eligible Raw Materials” means, at any time, Eligible Inventory consisting of raw materials which the Administrative Agent determines in its Permitted Discretion, following consultation with the U.S. Borrower (but without any requirement for the U.S. Borrower’s consent), is eligible for inclusion in the applicable Borrowing Base.

“Eligible Retail Finished Goods” means, at any time, Eligible Inventory consisting of finished retail goods which the Administrative Agent determines in its Permitted Discretion, following consultation with the applicable Borrower (but without any requirement for the applicable Borrower’s consent), is eligible for inclusion in the applicable Borrowing Base.

“Eligible Third Party Logistics Goods” means, at any time, finished goods consisting of returns, irregulars, closeouts, seconds, samples and other similar goods owned by the U.S. Borrower or a U.S. Guarantor and held by GENCO I, Inc., a third party logistics provider, or any of its Affiliates or successors or third party logistics providers acceptable to the Administrative Agent providing similar products and services which finished goods the Administrative Agent determines in its Permitted Discretion, following consultation with the U.S. Borrower (but without any requirement for the U.S. Borrower’s consent), are eligible for inclusion in the applicable Borrowing Base.

“Eligible Trademark Collateral” means the U.S. Levi’s Trademarks, U.S. Levi’s Patents, U.S. Levi’s Copyrights and Licenses (each as defined in the U.S. Security Agreement) held by the U.S. Borrower.

“Eligible Wholesale Finished Goods” means, at any time, Eligible Inventory consisting of finished wholesale goods (other than Eligible Third Party Logistics Goods) which the Administrative Agent determines in its Permitted Discretion, following consultation with the applicable Borrower (but without any requirement for the applicable Borrower’s consent), is eligible for inclusion in the applicable Borrowing Base.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, orders-in-council, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, presence, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the presence of any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Equipment” means all now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory) of the U.S. Borrower or any of its Subsidiaries, including embedded software, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by the U.S. Borrower or any of its Subsidiaries and all rights and interests of the U.S. Borrower or any of its Subsidiaries with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“Equipment Financing Transaction” means any financing with any Person of Equipment which will be treated as Indebtedness.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (e) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the withdrawal of any Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Borrower or ERISA Affiliate.

“Eurodollar,” when used in reference to any Loan or Borrowing denominated in Dollars and, when so used, refers to whether such Loan bears, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the applicable or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Loan Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Provider applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes: (a) income or franchise Taxes imposed on (or measured by) net income or net profits (i) as a result of the recipient being organized in, or having its principal office or, in the case of any Lender, its applicable lending office in, the taxing jurisdiction or (ii) that are Other Connection Taxes; (b) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar Taxes, imposed as a result of the recipient conducting business in the taxing jurisdiction (other than a business arising (or deemed to arise) solely as a result of the Loan Documents or any transactions contemplated thereby); (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any U.S. federal withholding Taxes resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Taxes pursuant to Section 2.17(a); (d) any withholding Tax attributable to a Lender’s failure to comply with Section 2.17(f); (e) any U.S. federal withholding taxes imposed pursuant to FATCA; and (f) in the case of any payment made by a Canadian Loan Party any (i) Canadian federal withholding Taxes imposed on a payment to a Lender, Issuing Bank, recipient or agent thereof who does not deal at arm’s length with the relevant Canadian Loan Party for purposes of the ITA and (ii) any Taxes imposed by Canada (or a jurisdiction within Canada) on the capital of any recipient of such payment.

“Existing Credit Agreement” shall have the meaning provided in the recitals hereto.

“Existing Dollar Notes” means the 5.00% Senior Notes due 2025 issued under the Indenture, dated as of April 27, 2015, by and between the U.S. Borrower, as issuer, and Wells Fargo Bank, National Association, as trustee, registrar and paying agent.

“Existing Euro Notes” means the 3-3/8% Senior Notes due 2027 issued under the Indenture, dated as of February 28, 2017, by and between the U.S. Borrower, as issuer, and Wells Fargo Bank, National Association, as trustee.

“Existing Loan Documents” shall have the meaning provided in the Section 1.06 hereto.

“Facility” means each of the U.S. Facility and the Multicurrency Facility.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(2) of the Code as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreement (and any related fiscal or regulatory legislation, rules or official practices) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for all purposes under this Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or assistant treasurer of the U.S. Borrower, or any other officer or duly delegated employee identified to the Administrative Agent by written notice from time to time having substantially the same authority and responsibility.

“First Amendment Effective Date” means the effectiveness date of the Existing Credit Agreement, which was March 21, 2014.

“First Amendment Transactions” means the “Transactions” as defined in the Existing Credit Agreement.

“Fiscal Month” means, with respect to the U.S. Borrower or any of its Subsidiaries, the approximately one-month period ending around the end of each month or such other applicable period, as determined from time to time by the U.S. Borrower in the ordinary course of its business, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

“Fiscal Quarter” means, with respect to the U.S. Borrower or any of its Subsidiaries, the approximately three-month period ending on (a) a day at the end of February or the beginning of March, (b) a day at the end of May or the beginning of June, (c) a day at the end of August or the beginning of September or (d) a day at the end of November or the beginning of December, as the case may be, as determined from time to time by the U.S. Borrower in the ordinary course of its business, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

“Fiscal Year” means, with respect to the U.S. Borrower or any of its Subsidiaries, the approximately twelve-month period ending on the last Sunday in November in each year (or, with respect to certain Foreign Subsidiaries due to local statutory requirements, November 30 of each year) or, if any such Subsidiary was not in existence on such day in November in any calendar year, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last Sunday (or, if applicable, November 30) of the next succeeding November.

“Foreign Inventory Transaction” means any financing with any Person of Inventory owned by a Foreign Subsidiary (other than a Canadian Subsidiary) which is, upon completion of such financing, treated as Indebtedness.

“Foreign Receivables” means all obligations of any obligor (whether now existing or hereafter arising) under a contract for sale of goods or services by Foreign Subsidiaries (other than a Canadian Subsidiary), which includes any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto, and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of Foreign Subsidiaries (other than a Canadian Subsidiary) in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property of Foreign Subsidiaries (other than a Canadian Subsidiary) subject thereto from time to time purporting to secure payment of such receivables or obligations, (c) all guaranties, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations, (d) all books and records relating to the foregoing, lockbox accounts containing primarily proceeds of the foregoing, and other similar related assets of Foreign Subsidiaries (other than a Canadian Subsidiary) customarily transferred (or in which security interests are customarily granted) to purchasers in receivables purchase transactions that are treated as sales under GAAP, (e) all rights of Foreign Subsidiaries (other than a Canadian Subsidiary) to refunds on account of value added tax in respect of goods sold to an obligor, any receivable from whom is or becomes a defaulted receivable, and (f) proceeds of or judgments relating to any of the foregoing, any debts represented thereby and all rights of action against any Person in connection therewith.

“Foreign Subsidiary” means any Subsidiary of the U.S. Borrower, other than a Domestic Subsidiary.

“Funding Accounts” has the meaning assigned to such term in Section 4.01(g).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Provider” means a Lender or an Affiliate of a Lender and that enters into a Swap Agreement, in each case, in its capacity as a party to such Swap Agreement.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (k) all obligations of such Person under any liquidated earn-out. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Insolvency Laws” means each of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Insolvent” means, when used with respect to any Person, that at the time of determination:

(a)    the assets of such Person, at a fair valuation, are less than the total amount of its debts (including contingent liabilities);

(b)    the present fair saleable value of its assets is less than its probable liability on its existing debts as such debts become absolute and matured;

(c)    it is then unable and does not expect to be able to pay its debts (including contingent debts and other commitments) as they mature; and

(d)    it has capital insufficient to carry on its business as conducted and as proposed to be conducted.

For purposes of determining whether a Person is Insolvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or Canadian Prime Rate Loan, the first Business Day of each calendar quarter and the Maturity Date, (b) with respect to any Eurodollar Loan or CDOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Maturity Date.

“Interest Period” means, (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to each applicable Lender, twelve months or fourteen days) thereafter and (b) with respect to any CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date which is 30, 60 or 90 days thereafter, in each case, as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning assigned to such term in the U.S. Security Agreement.

“Inventory Reserves” shall mean reserves against Inventory equal to the sum of the following:

(a)    a reserve for shrink, or discrepancies that arise pertaining to inventory quantities;

(b)    a reserve determined by the Administrative Agent in its Permitted Discretion for Inventory that is discontinued or slow-moving;

(c)    a reserve for Inventory which is designated to be returned to vendor or which is recognized as damaged or off quality by a Loan Party;

(d)    a lower of the cost or market reserve for any differences between a Borrower’s actual cost to produce versus its selling price to third parties, determined on a product line basis; and

(e)    any other reserve as deemed appropriate by the Administrative Agent in its Permitted Discretion, from time to time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit; provided that customary trade credit extended and paid in the ordinary course of business shall not constitute Investments. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“Investment Policies” means the U.S. Borrower’s Investment Policies, as adopted by the U.S. Borrower and set forth in a writing delivered to the Administrative Agent by a Financial Officer of the U.S. Borrower from time to time.

“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means, individually and collectively as the context may require, each U.S. Issuing Bank and Multicurrency Issuing Bank.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” means a Canadian Joinder Agreement or a U.S. Joinder Agreement.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Alternative Currency” means (a) Sterling, (b) Euro or (c) any other lawful currency (other than Dollars) acceptable to the Administrative Agent and the applicable U.S. Issuing Bank (in the case of U.S. Letters of Credit) or the applicable Multicurrency Issuing Bank (in the case of Multicurrency Letters of Credit) or which, in the case of this clause (c), is freely transferable and convertible into Dollars and is freely available to the applicable U.S. Issuing Bank or Multicurrency Issuing Bank.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit, including in respect of a time draft presented thereunder; provided that, with respect to any component of any such amount in an LC Alternative Currency under a U.S. Letter of Credit, such amount shall be the Dollar Amount thereof. The date of an LC Disbursement shall be the date of payment by the applicable Issuing Bank under a Letter of Credit or a time draft presented thereunder, as the case may be.

“LC Exposure” means, at any time, the sum of the U.S. LC Exposure and the Multicurrency LC Exposure.

“Lender Parties” means, individually and collectively as the context may require, the U.S. Lender Parties and the Multicurrency Lender Parties.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means (i) any letter of credit (or, to the extent agreed by the relevant Issuing Bank and the Administrative Agent, any other credit support or other credit enhancement instrument or similar document or agreement that an Issuing Bank may from time enter into, including, without limitation, any guaranty, “exposure transmittal memorandum” or other instrument, document or agreement issued or entered into for the purpose of indemnifying any credit exposure of a department, branch or Affiliate of such Issuing Bank or any third party) and or (ii) to provide credit support or other credit enhancement to an Issuing Bank that issues any letter of credit or other instrument described in clause (i) above, in each case, issued (or deemed issued) in accordance with Section 2.06.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, (x) if any LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of “Alternate Base Rate.”

“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Cap” has the meaning set forth in the definition of “Availability.”

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent, the Multicurrency Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts and letter of credit agreements whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent, the Multicurrency Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” or “Guarantor” means each Canadian Guarantor or U.S. Guarantor.

“Loan Guaranty” means the Canadian Loan Guaranty and the U.S. Loan Guaranty.

“Loan Parties” means the Canadian Loan Parties and the U.S. Loan Parties.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans and Protective Advances.

“LOS Business” means the ownership and operation by the U.S. Borrower or a Subsidiary of the U.S. Borrower, whether directly or through joint ventures with third parties in partnership, corporate or other form, of businesses engaged solely in selling apparel and accessories and related products including, without limitation, selling through retail stores, outlet stores, telephone sales, catalog or other mail orders, and electronic sales. LOS Business shall not include any business engaging in manufacturing or in selling and in manufacturing.

“LS&Co. Deferred Compensation Plan” has the meaning specified in Section 6.05(h).

“LS&Co. Trust” has the meaning specified in Section 6.05(h).

“LS&Co. Trust Agreement” has the meaning specified in Section 6.05(h).

“LSIFCS” means Levi Strauss International Group Finance Coordination Services BVA, a Belgian corporation, and/or any other Affiliate of the U.S. Borrower providing services similar to the services provided by such entity to the U.S. Borrower in the ordinary course of business, and any of their respective successors.

“Material Adverse Effect” means any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations or financial condition, of the U.S. Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party as and when due, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Multicurrency Administrative Agent, the Issuing Banks or the Lenders under any of the Loan Documents.

“Material Domestic Subsidiary” means any domestic or Canadian Subsidiary of the U.S. Borrower, (i) the net book value of which is $5,000,000 or more or (ii) the annual gross revenue of which is $15,000,000 or more.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the U.S. Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the fifth anniversary of the Second Amendment Effective Date or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Canadian Liability” has the meaning assigned to such term in Section 11.10.

“Maximum U.S. Liability” has the meaning assigned to such term in Section 10.10.

“Minimum Excess Availability Amount” means the greater of (x) $65,000,000 and (y) 10% of the Line Cap.

“Minimum Intercompany Transaction Requirement” means that after giving effect to any proposed intercompany Investment, intercompany Indebtedness or intercompany Disposition and all other intercompany Investments, intercompany Indebtedness and intercompany Dispositions occurring during each period commencing when Availability falls below the greater of (x) $75,000,000 and (y) 10% of the Line Cap and ending when Availability is at least the greater of (x) $75,000,000 and (y) 10% of the Line Cap, no net transfer of cash and/or property (i) from the U.S. Loan Parties to any Subsidiary that is not a U.S. Loan Party or (ii) from the Canadian Loan Parties to any Subsidiary that is not a Loan Party in excess of $30,000,000 in the aggregate for all such transfers during such period shall have occurred.

“Moody’s” means Moody’s Investors Service, Inc.

“Multicurrency Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as administrative agent under the Multicurrency Facility, and its successors in such capacity.

“Multicurrency Commitment” means, with respect to each Multicurrency Revolving Lender, the commitment of such Multicurrency Revolving Lender to make Multicurrency Revolving Loans and to acquire participations in Multicurrency Letters of Credit and Multicurrency Protective Advances hereunder, expressed as an amount representing the maximum possible aggregate amount of such Multicurrency Revolving Lender’s Multicurrency Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Multicurrency Revolving Lender pursuant to Section 9.04. The initial amount of each Multicurrency Revolving Lender’s Multicurrency Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Multicurrency Revolving Lender shall have assumed its Multicurrency Commitment, as applicable. The aggregate amount of the Multicurrency Commitments as of the Second Amendment Effective Date is $50,000,000.

“Multicurrency Credit Exposure” means, as to any Multicurrency Revolving Lender at any time, the sum of (a) such Lender’s Multicurrency Revolving Exposure plus (b) a Dollar Amount equal to such Lender’s Applicable Percentage of the aggregate amount of Multicurrency Protective Advances outstanding.

“Multicurrency Facility” means, collectively, the Multicurrency Commitments and the extensions of credit made thereunder.

“Multicurrency Issuing Banks” means, individually and collectively as the context may require, JPMorgan Chase Bank, N.A., Toronto Branch, Bank of America, N.A. (acting through its Canada Branch) and any other Lender that has agreed to act as a Multicurrency Issuing Bank and is reasonably acceptable to the Administrative Agent and the Borrower Representative, each in its capacity as an issuer of Multicurrency Letters of Credit hereunder, and its successors and assigns in such capacity as provided in Section 2.06(j). Each Multicurrency Issuing Bank may, in its sole discretion, arrange for one or more Multicurrency Letters of Credit to be issued by Affiliates of such Multicurrency Issuing Bank, in which case the term “Multicurrency Issuing Bank” shall include any such Affiliate with respect to Multicurrency Letters of Credit issued by such Affiliate.

“Multicurrency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn amount of all outstanding Multicurrency Letters of Credit plus (b) the aggregate Dollar Amount of all LC Disbursements relating to Multicurrency Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Multicurrency LC Exposure of any Multicurrency Revolving Lender at any time shall be its Applicable Percentage of the aggregate Multicurrency LC Exposure at such time.

“Multicurrency Lender Parties” means, individually and collectively as the context may require, the Multicurrency Administrative Agent, the Multicurrency Revolving Lenders, the Bank Product Providers, the Hedge Providers and the Multicurrency Issuing Banks.

“Multicurrency Letter of Credit” means any Letter of Credit issued pursuant to the Multicurrency Facility.

“Multicurrency Loans” means, individually and collectively as the context may require, the Multicurrency Revolving Loans and the Multicurrency Protective Advances.

“Multicurrency Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“Multicurrency Revolving Exposure” means, with respect to any Multicurrency Revolving Lender at any time, the sum of (a) the outstanding Dollar Amount of Multicurrency Revolving Loans of such Multicurrency Revolving Lender at such time, plus (b) an amount equal to such Multicurrency Revolving Lender’s Applicable Percentage of the Multicurrency LC Exposure at such time.

“Multicurrency Revolving Lenders” means the Persons listed on the Commitment Schedule (or an Affiliate or branch of any such Person that is acting on behalf of such Person, in which case the term “Multicurrency Revolving Lenders” shall include any such Affiliate or branch with respect to the Multicurrency Revolving Loans made by such Affiliate or branch) as having a Multicurrency Commitment and any other Person that shall acquire a Multicurrency Commitment, other than any such Person that ceases to be a Multicurrency Revolving Lender pursuant to an Assignment and Assumption.

“Multicurrency Revolving Loan” means a Revolving Loan made by the Multicurrency Revolving Lenders to the Canadian Borrower or U.S. Borrower pursuant to the Multicurrency Commitments.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Orderly Liquidation Value” means, with respect to Inventory or intangibles of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Paying Canadian Guarantor” has the meaning assigned to such term in Section 11.11.

“Non-Paying U.S. Guarantor” has the meaning assigned to such term in Section 10.11.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means, individually and collectively as the context may require, the U.S. Obligations and the Canadian Obligations.

“Ordinary Course Swap Agreements” means any and all Swap Agreements (including any options to enter into any Swap Agreement), in each case that are (or were) entered into by any Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated to be held by such Person and not for purposes of speculation; provided that Ordinary Course Swap Agreements shall not include customary spot foreign exchange transactions engaged in solely for the purpose of settling foreign currency denominated trade payables and receivables in the ordinary course of business.

“Organizational Documents” means, as to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Original Credit Agreement” shall have the meaning provided in the recitals hereto.

“Original Currency” has the meaning assigned to such term in Section 9.19.

“Original Effective Date” means the date of the Original Credit Agreement, which was September 30, 2011.

“Original Transactions” means the “Transactions” as defined in the Original Credit Agreement.

“Other Connection Taxes” means, with respect to any Person, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Taxes (other than a connection arising solely from any Loan Documents or any transactions contemplated thereby).

“Other Excluded Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b)).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property taxes, except for Other Excluded Taxes.

“Outstanding Receivables Amount” shall mean, at any time of determination, the excess of (i) the face amount of all Accounts and other payment obligations disposed of pursuant to Section 6.05(g) prior to such time minus (ii) any amount included in clause (i) above that is attributable to Accounts and other payment obligations with a stated due date prior to such time.

“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“Paying Canadian Guarantor” has the meaning assigned to such term in Section 11.11.

“Paying U.S. Guarantor” has the meaning assigned to such term in Section 10.11.

“Payment Conditions” means, at the time of determination with respect to a specified transaction or payment (or declaration of payment), that (a) no Default then exists or would arise as a result of the entering into of such transaction or the making of such payment, and (b) on a pro forma basis after giving effect to such transaction or payment, average Availability for the 30-day period immediately preceding the date of such transaction or payment (or declaration of payment) is equal to or greater than the greater of (x) $125,000,000 and (y) 17.5% of the Line Cap.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a)    Liens created pursuant to any Loan Document;

(b)    Liens for taxes which are not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted so long as (i) adequate reserves in accordance with GAAP are being maintained on the books of the applicable Person or (ii) if the applicable Person has not yet determined whether reserves are required to be maintained in accordance with GAAP, the amount of all such reserves that may be required if this subclause (ii) is applicable do not exceed $10,000,000 in the aggregate;

(c)    Liens consisting of assignments, pledges or deposits in the ordinary course of business in connection with, or securing obligations under, workers’ compensation laws, unemployment insurance and similar legislation, or securing surety bonds or other similar bonds which, in turn, secure obligations under the aforementioned laws, insurance and legislation;

(d)    Liens consisting of assignments, pledges or deposits in the ordinary course of business, securing the performance of, or payment in respect of, bids, tenders, leases (including a sale-leaseback and associated operating lease) and contracts including rental agreements (other than for the repayment of Indebtedness) or securing guarantees, standby letters of credit, indemnity, performance or other similar bonds which, in turn, secure obligations in respect of bids, tenders, leases and contracts;

(e)    Liens consisting of assignments, pledges or deposits securing the performance of, or payment in respect of, statutory obligations (other than Liens arising under ERISA or Environmental Liens), surety and appeal bonds (other than bonds related to judgments or litigation) or indemnity or performance bonds or guarantees or standby letters of credit which, in turn, secure such statutory obligations or bonds;

(f)    materialmen’s, mechanics’, workmen’s and repairmen’s Liens securing obligations which are not overdue for more than sixty (60) days and carriers’ and warehousemen’s Liens and other similar Liens arising in the ordinary course of business securing obligations which are not overdue more than sixty (60) days or, in each case, which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves as required by GAAP with respect thereto are maintained on the books of the applicable Person;

(g)    easements, rights-of-way, zoning restrictions and other similar encumbrances on title to real property that were not incurred in connection with and do not secure Indebtedness and do not, either individually or in the aggregate, materially interfere with the ordinary conduct of the U.S. Borrower and its Subsidiaries, taken as a whole;

(h)    Liens arising from judgments, awards and attachments in connection with court proceedings, provided that the attachment or enforcement of such Liens would not result in an Event of Default under clause (k) of Article VII, such Liens are being contested in good faith by appropriate proceedings, such contested proceedings conclusively operate to stay the sale of any property subject to such Liens and adequate reserves in accordance with GAAP have been set aside;

(i)    undetermined or inchoate Liens incidental to current operations which have not yet been filed pursuant to applicable law or which relate to obligations not yet due or delinquent; and

(j)    the reservations, limitations, provisos and conditions expressed in any original grants from the Crown of real or immoveable property, which do not materially impair the use of the affected land for the purpose used or intended to be used by that Person;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clauses (a) and (h) above.

“Permitted Foreign Receivables Transaction” means any arrangement of Foreign Subsidiaries (other than Canadian Subsidiaries) providing for sales, transfers or conveyances of, or granting of security interests in, Foreign Receivables that do not provide, directly or indirectly, for recourse against the seller of such Foreign Receivables (or against any of such seller’s Affiliates) by way of a guarantee or any other support arrangement, with respect to the amount of such Foreign Receivables (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for receivables purchase transactions that are treated as sales under GAAP, taking into account such factors as historical bad debt loss experience and obligor concentration levels.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the original principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (y) the date which is six months after the Maturity Date, (c) such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) such Indebtedness is not secured by Liens on any assets of the Loan Parties other than the assets securing the Indebtedness being modified, refinanced, refunded, renewed or extended and the proceeds thereof.

“Permitted Transferees” has the meaning specified in the Stockholders Agreement dated as of April 15, 1996 between the U.S. Borrower and the stockholders of the U.S. Borrower party thereto as in effect as of the Original Effective Date, except that transferees pursuant to Section 2.2(a)(x) thereof shall not be deemed to be Permitted Transferees for purposes of this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Canadian Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate at its principal offices in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prior Claims” means all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with the Liens created by the Collateral Documents (or interests similar thereto under applicable law) including for amounts owing for employee source deductions, vacation pay, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’ compensation, pension fund obligations in respect of Canadian Pension Plans, overdue rents and amounts that may become due under the Wage Earner Protection Program Act (Canada), as amended, with respect to the employees of any Loan Party that are employed in Canada, which would give rise to a Lien with priority under applicable law over the Lien granted by the Canadian Loan Parties in favor of the Administrative Agent (for the benefit of the Canadian Loan Parties, securing the Canadian Secured Obligations).

“Projections” has the meaning assigned to such term in Section 5.01(d).

“Protective Advance” means a U.S. Protective Advance or a Multicurrency Protective Advance.

“Public Equity Offering” means an underwritten public offering of common stock of the U.S. Borrower under an effective registration statement under the Securities Act of 1933, as amended.

“Public Market” means any time after a Public Equity Offering has been consummated and at least fifteen percent (15%) of the total issued and outstanding common stock of the U.S. Borrower has been distributed by means of an effective registration statement under the Securities Act of 1933, as amended.

“Real Estate” means all now or hereafter owned or leased estates in real property of the U.S. Borrower, including, without limitation, all fees, leaseholds and future interests, together with all of the U.S. Borrower’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Real Estate Financing Transactions” means any arrangement with any Person pursuant to which the U.S. Borrower or any of its Subsidiaries incurs Indebtedness secured by a Lien on real property of the U.S. Borrower or any of its Subsidiaries and related personal property (but excluding Collateral).

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

“Rent Reserve” means, with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, a reserve equal to two (2) months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and unused Commitments.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means Dilution Reserves, Inventory Reserves, Rent Reserves and any other reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Secured Obligations, Banking Services Reserves, reserves for consignee’s, warehousemen’s and bailee’s charges, reserves for Swap Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges and Prior Claims) with respect to the Collateral or any Loan Party. For purposes of this Agreement, the parties hereto hereby agree that no Reserve shall be established against the U.S. Borrowing Base in respect of obligations of the Canadian Loan Parties under Canadian Benefit Plans and/or Canadian Pension Plans.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the U.S. Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the U.S. Borrower or any option, warrant or other right to acquire any such Equity Interests in the U.S. Borrower.

“Revolving Exposure” means the Multicurrency Revolving Exposure and the U.S. Revolving Exposure.

“Revolving Exposure Limitations” has the meaning assigned to such term in Section 2.01.

“Revolving Lender” means a U.S. Revolving Lender or Multicurrency Revolving Lender.

“Revolving Loan” means a U.S. Revolving Loan or a Multicurrency Revolving Loan.

“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the EU member state, or Her Majesty’s Treasury of the United Kingdom or (c) the Canadian government or any agency thereof.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any Sanctions (at the time of the Second Amendment Effective Date, Cuba, Iran, North Korea, Sudan, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state or Her Majesty’s Treasury of the United Kingdom or by the Canadian government or any agency thereof, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Second Amendment Effective Date” means the date on which the conditions precedent in Section 4.01 are satisfied, which date is May 23, 2017.

“Second Currency” has the meaning assigned to such term in Section 9.19.

“Secured Leverage Ratio” means, on any date, the ratio of (a) Total Secured Indebtedness on such date to (b) Consolidated EBITDA for the most recent four Fiscal Quarters ending prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or (b). In addition, for purposes of calculating the ratio, the aggregate Commitments shall be deemed to be fully drawn at all times for purposes of determining the ratio. In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated after giving effect to the following:

(a)    if since the beginning of that period the U.S. Borrower or any Subsidiary shall have made any Disposition outside the ordinary course of business or an Investment (by merger or otherwise) in any Subsidiary (or any Person which becomes a Subsidiary) or an acquisition of property which constitutes all or substantially all of an operating unit of a business,

(b)    if the transaction giving rise to the need to calculate the Secured Leverage Ratio involves a Disposition, Investment or acquisition, or

(c)    since the beginning of that period any Person (that subsequently became a Subsidiary or was merged with or into the U.S. Borrower or any Restricted Subsidiary since the beginning of the four Fiscal Quarter period) shall have made such a Disposition, Investment or acquisition,

Consolidated EBITDA for that period shall be calculated after giving pro forma effect to the asset sale, Investment or acquisition as if the asset sale, Investment or acquisition occurred on the first day of the applicable period in accordance with Regulation S-X promulgated under the United States Securities Act of 1933, as amended.

“Secured Obligations” means, individually and collectively as the context may require, the U.S. Secured Obligations and the Canadian Secured Obligations.

“Security Agreements” means, individually and collectively as the context may require, the U.S. Security Agreement and the Canadian Security Agreement.

“Settlement” has the meaning assigned to such term in Section 2.05(c).

“Settlement Date” has the meaning assigned to such term in Section 2.05(c).

“Short-term Investments” means, as of any date of determination, (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or, in the case of a Canadian Loan Party, the Canadian government or (ii) issued by any agency of the United States or, in the case of a Canadian Loan Party, Canada, in each case maturing within one year after such date; (b) taxable or tax-exempt marketable direct obligations issued by any state of the United States or, in the case of a Canadian Loan Party, any province, commonwealth or territory or any political subdivision of any such state, province, commonwealth or territory or any public instrumentality thereof, in each case having, at the time of the acquisition thereof, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency; (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or the equivalent thereof from another nationally recognized rating agency; (d) time deposits, certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States, any state thereof or an OECD country, having, at such date, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency (except as otherwise approved by the Treasurer of the U.S. Borrower in a manner consistent with board-approved policy) or by a primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York; (e) repurchase agreements with financial institutions organized under the laws of the United States, any state thereof or an OECD country, having, at such date, a rating of at least A- from S&P or the equivalent thereof from another nationally recognized rating agency (except as otherwise approved by the Treasurer of the U.S. Borrower in a manner consistent with board-approved policy) or with a primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York; (f) Dollar denominated fixed or floating rate notes and foreign currency denominated fixed or floating rate notes, in each case having, at the time of the acquisition thereof, a rating of at least A or A-1 from S&P or the equivalent thereof from another nationally recognized rating agency; (g) variable rate demand notes with interest reset period and related put at par at 7-day intervals and having, at the time of the acquisition thereof, a rating of at least AA from S&P or the equivalent thereof from another nationally recognized rating agency; (h) money market preferred funds with dividend reset period and related put at par at a maximum of 60-day intervals and having, at the time of the acquisition thereof, a rating of at least AA from S&P or the equivalent thereof from another nationally recognized rating agency; and (i) money market funds that (x) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 or (y) in the case of any Canadian Loan Party, are money market mutual funds (as defined in National Instrument 81-102 Mutual Funds) that are reporting issuers (as defined under Ontario securities law) in the Province of Ontario, (ii) are rated at least A- by S&P or the equivalent thereof from another nationally recognized ratings agency and (iii) have portfolio assets of at least $1,000,000,000.

“Solvent” means, when used with respect to

(A)    any Person (other than a Canadian Loan Party), that at the time of determination:

(a)    its assets, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities);

(b)    the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured;

(c)    it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and

(d)    has capital sufficient to carry on its business as conducted and as proposed to be conducted; and

(B)    any Canadian Loan Party, means

(a)    the property of such Person, at a fair valuation, is greater than the total amount of its debts and liabilities, subordinated, contingent or otherwise;

(b)    such Person’s property is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due;

(c)    such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities generally become due; and

(d)    such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due.

For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” means, on any date, as determined by the Administrative Agent, the spot selling rate posted by Reuters on its website for the sale of the applicable currency for Dollars at approximately 9:00 a.m., Pacific time, on such date (the “Applicable Quotation Date”); provided, that if, for any reason, no such spot rate is being quoted, the spot selling rate shall be determined by reference to such publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent, or, in the event no such service is selected, such spot selling rate shall instead be the rate reasonably determined by the Administrative Agent as the spot rate of exchange in the market where its foreign currency exchange operations in respect of the applicable currency are then being conducted, at or about 9:00 a.m., Pacific time, on the Applicable Quotation Date for the purchase of the relevant currency for delivery two Business Days later.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Administrative Agent in its reasonable discretion.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the U.S. Borrower.

“Supermajority Revolving Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing at least 66-2/3% of the sum of the Aggregate Credit Exposure and unused Commitments.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Loan Party or LSIFCS means any and all obligations of such Loan Party or LSIFCS, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction and (c) any “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the sum of the aggregate outstanding amount of all outstanding Swingline Loans. The Swingline Exposure of any U.S. Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, and other similar fees or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Taxing Authority” means any Governmental Authority responsible for the administration or collection of any Tax.

“Third Party Logistics Goods” means finished goods consisting of returns, irregulars, closeouts, seconds, samples and other similar goods owned by the U.S. Loan Parties and held by a third party logistics provider.

“Total Commitment” means the sum of the Commitments of all the Lenders.

“Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the U.S. Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Total Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) Consolidated EBITDA with adjustments (calculated in a manner consistent with the calculation of Consolidated EBITDA set forth in the definition of Secured Leverage Ratio) for the most recent four Fiscal Quarters ending prior to such date for which financial statements have been delivered pursuant to Section 5.01(a) or (b).

“Total Secured Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the U.S. Borrower and its Subsidiaries at such date that is secured by a Lien on any assets of the U.S. Borrower or any of its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Trademark Amount” means on any day, the Trademark Component of the U.S. Borrowing Base on such day.

“Trademark Component” means (i) prior to the Trademark Release Date, (x) initially $350,000,000 and (y) to the extent an appraisal is required to be obtained for the Eligible Trademark Collateral following the Second Amendment Effective Date pursuant to Section 5.11(a) the lesser of (I) $350,000,000 and (II) 65% of the Net Orderly Liquidation Value of the Eligible Trademark Collateral and (ii) from and after the Trademark Release Date, $0.

“Trademark Release Date” means the date on which the Administrative Agent’s Lien on the Eligible Trademark Collateral is released in accordance with Section 9.02(c).

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions hereunder, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate, the Canadian Prime Rate or the CDOR Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Availability Cash Collateral Account” means an account of a U.S. Loan Party held with the Administrative Agent (or Bank of America, N.A. or one of its affiliates) designated by the Borrower Representative as a “U.S. Availability Cash Collateral Account” and, from and after the tenth Business Day following the Original Effective Date, subject to a blocked account agreement in form and substance reasonably satisfactory to the Administrative Agent.

“U.S. Borrower” has the meaning assigned to such term by the introductory paragraph to this Agreement.

“U.S. Borrower Multicurrency Facility Outstandings” means, at any time, the Multicurrency Revolving Exposure at such time minus the Canadian Borrower Outstandings at such time.

“U.S. Borrowing Base” means, as of any date of determination (without duplication), the sum of (i) 100% of cash and Cash Equivalent balances in Dollars of the U.S. Loan Parties in the U.S. Borrowing Base Cash Collateral Account and the U.S. Availability Cash Collateral Account plus (ii) 90% of Eligible Credit Card Receivables of the U.S. Loan Parties plus (iii) 85% of Eligible Accounts of the U.S. Loan Parties plus (iv) 50% of the value of Eligible Raw Materials of the U.S. Loan Parties plus (v) the Trademark Component plus (vi) the lesser of (A)(I) 95% of the lower of cost or market value of Eligible Finished Goods of the U.S. Loan Parties plus (II) 50% of the lower of cost or market value of Eligible Third Party Logistics Goods of the U.S. Loan Parties and (B)(I) 90% of the Net Orderly Liquidation Value of Eligible Retail Finished Goods of the U.S. Loan Parties plus (II) 85% of the Net Orderly Liquidation Value of Eligible Wholesale Finished Goods and Eligible Third Party Logistics Goods of the U.S. Loan Parties (which shall not exceed 100% of the cost of Eligible Wholesale Finished Goods and Eligible Third Party Logistics Goods of the U.S. Loan Parties) minus (vii) without duplication, Reserves established by the Administrative Agent in its Permitted Discretion.

“U.S. Borrowing Base Cash Collateral Account” means, collectively, one or more accounts of the U.S. Loan Parties, as designated from time to time by written notice from the Borrower Representative to the Administrative Agent, held with financial institutions, from and after the tenth Business Day following the Original Effective Date, and subject to control agreements in form and substance reasonably satisfactory to the Administrative Agent.

“U.S. Collateral” means any and all property owned, leased or operated by a Person covered by the U.S. Collateral Documents and any and all other property of any U.S. Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent to secure the Secured Obligations.

“U.S. Collateral Documents” means, collectively, the U.S. Security Agreement and any other documents pursuant to which any U.S. Loan Party grants a Lien upon any property as security for payment of the U.S. Secured Obligations.

“U.S. Collection Account” means a “Collection Account” as defined in the U.S. Security Agreement.

“U.S. Commitment” means, with respect to each U.S. Revolving Lender, the commitment, if any, of such U.S. Revolving Lender to make U.S. Revolving Loans and to acquire participations in U.S. Letters of Credit, Swingline Loans and U.S. Protective Advances hereunder, expressed as an amount representing the maximum possible aggregate amount of such U.S. Revolving Lender’s U.S. Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such U.S. Revolving Lender pursuant to Section 9.04. The initial amount of each U.S. Revolving Lender’s U.S. Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such U.S. Revolving Lender shall have assumed its U.S. Commitment, as applicable. The aggregate amount of the U.S. Commitments as of the Second Amendment Effective Date is $800,000,000.

“U.S. Credit Exposure” means, as to any U.S. Revolving Lender at any time, the sum of (a) such Lender’s U.S. Revolving Exposure plus (b) such Lender’s Applicable Percentage of the aggregate amount of U.S. Protective Advances outstanding.

“U.S. Facility” means, collectively, the U.S. Commitments and the extensions of credit made thereunder.

“U.S. Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“U.S. Guarantor” means each U.S. Loan Party (other than, solely with respect to the U.S. Facility, the U.S. Borrower).

“U.S. Issuing Bank” means individually and collectively as the context may require, JPMCB, Bank of America, N.A. or any other Lender that has agreed to act as U.S. Issuing Bank and is reasonably acceptable to the Administrative Agent and the U.S. Borrower, each in its capacity as an issuer of U.S. Letters of Credit hereunder, and its successors and assigns in such capacity as provided in Section 2.06(j). Each U.S. Issuing Bank may, in its sole discretion, arrange for one or more U.S. Letters of Credit to be issued by Affiliates of such U.S. Issuing Bank, in which case the term “U.S. Issuing Bank” shall include any such Affiliate with respect to U.S. Letters of Credit issued by such Affiliate.

“U.S. Joinder Agreement” means a joinder agreement in substantially the form of Exhibit E-1.

“U.S. LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn amount of all outstanding U.S. Letters of Credit plus (b) the aggregate Dollar Amount of all

LC Disbursements relating to U.S. Letters of Credit that have not yet been reimbursed by or on behalf of the U.S. Borrower. The U.S. LC Exposure of any U.S. Revolving Lender at any time shall be its Applicable Percentage of the aggregate U.S. LC Exposure at such time.

“U.S. Lender Parties” means, individually and collectively as the context may require, the Administrative Agent, the U.S. Revolving Lenders, the U.S. Issuing Banks, the Bank Product Providers, the Hedge Providers and the other Agents.

“U.S. Letter of Credit” means any Letter of Credit issued under the U.S. Facility.

“U.S. Loan Guaranty” means the provisions of Article X of this Agreement.

“U.S. Loan Parties” means, individually and collectively as the context may require, the U.S. Borrower and any direct or indirect Domestic Subsidiary of the U.S. Borrower who becomes a party to a Loan Document.

“U.S. Loans” means, individually and collectively as the context may require, the U.S. Revolving Loans, the Swingline Loans and the U.S. Protective Advances.

“U.S. Obligated Party” has the meaning assigned to such term in Section 10.02.

“U.S. Obligations” means, with respect to the U.S. Loan Parties, all unpaid principal of and accrued and unpaid interest on the U.S. Loans, all U.S. LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the U.S. Loan Parties to the Lenders or to any Lender, the Administrative Agent, any U.S. Issuing Bank or any indemnified party arising under the Loan Documents.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Protective Advance” has the meaning assigned to such term in Section 2.04(a).

“U.S. Revolving Exposure” means, with respect to any U.S. Revolving Lender at any time, the sum of (a) the outstanding principal amount of U.S. Revolving Loans of such U.S. Revolving Lender at such time, plus (b) an amount equal to such U.S. Revolving Lender’s Applicable Percentage of the aggregate principal amount of the Swingline Loans at such time, plus (c) an amount equal to such U.S. Revolving Lender’s Applicable Percentage of the U.S. LC Exposure at such time.

“U.S. Revolving Lenders” means the Persons listed on the Commitment Schedule as having a U.S. Commitment and any other Person that shall acquire a U.S. Commitment pursuant to an Assignment and Assumption, other than any such Person that ceases to be such a Person hereto pursuant to an Assignment and Assumption.

“U.S. Revolving Loan” means a Revolving Loan made to the U.S. Borrower by the U.S. Revolving Lenders.

“U.S. Secured Obligations” means all U.S. Obligations, together with all (a) Banking Services Obligations owing by a U.S. Loan Party or LSIFCS; and (b) Swap Obligations of the U.S. Loan Parties and LSIFCS owing to one or more Hedge Providers; provided that not later than 30 days after such Hedge Provider becomes a Hedge Provider, the Lender or Affiliate of a Lender party thereto (other than JPMCB or any of its Affiliates) shall have delivered written notice to the Administrative Agent that such Person is a Hedge Provider; provided, further that the U.S. Secured Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor.

“U.S. Security Agreement” means that certain Security Agreement, dated as of the Original Effective Date (as amended, amended and restated, supplemented or otherwise modified from time to time), between the U.S. Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent, and the other Lender Parties, and any other pledge or security agreement entered into, after the Original Effective Date by any other U.S. Loan Party (as required by this Agreement or any other Loan Document).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the Second Amendment Effective Date there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of, or to account for, such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the U.S. Borrower or any Subsidiary at “fair value,” as defined therein. In the event that historical accounting practices, systems or reserves relating to the components of the U.S. Borrowing Base or Canadian Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, without limitation of the Administrative Agent’s right to establish Reserves as otherwise provided hereunder, the Administrative Agent may maintain additional reserves in respect of the components of the U.S. Borrowing Base or Canadian Borrowing Base, as applicable, and make such other adjustments (which may include maintaining additional reserves, modifying the advance rates or modifying the eligibility criteria for the components of the U.S. Borrowing Base or Canadian Borrowing Base, as applicable) as may be required to eliminate the effects of such changes.

SECTION 1.05.    Currency Matters. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to amounts stated in Dollars, such amounts shall be deemed to refer to the amount in Dollars or the equivalent at par Dollar Amount. For purposes of any determination under Section 6.04 or 6.08, the amount of each Investment, disposition or other applicable transaction denominated in a currency other than Dollars shall be converted into Dollars at par Dollar Amount on the date such Investment, disposition or other transaction is consummated. Principal, interest, reimbursement obligations, fees and all other amounts payable under this Agreement or any Loan Document to any Lender Parties shall be payable in the currency in which such Obligations are denominated, unless expressly stated otherwise.

SECTION 1.06.    Effect of this Agreement on the Existing Credit Agreement and the Other Existing Loan Documents.

(a)    Upon satisfaction of the conditions precedent to the effectiveness of this Agreement set forth in Section 4.01, this Agreement shall be binding on the Borrowers, the other Loan Parties party hereto, the Administrative Agent, the Multicurrency Administrative Agent, the Lenders and the other parties hereto, and the Existing Credit Agreement and the provisions thereof shall be replaced in their entirety by this Agreement and the provisions hereof; provided that for the avoidance of doubt (a) the Obligations (as defined in the Existing Credit Agreement) of the Borrowers and the other Loan Parties under the Existing Credit Agreement and the other Loan Documents that remain unpaid and outstanding as of the Second Amendment Effective Date shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (b) all Letters of Credit under and as defined in the Existing Credit Agreement shall continue as Letters of Credit under this Agreement and (c) the Collateral and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Obligations on the same terms as prior to the effectiveness hereof. Upon the effectiveness of this Agreement, each Loan Document that was in effect immediately prior to the date of this Agreement shall continue to be effective on its terms unless otherwise expressly stated herein.

(b)    Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement, the other Existing Loan Documents (as defined below) or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower or any Guarantor from any of its obligations or liabilities under the Existing Credit Agreement or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith or in connection with the Original Credit Agreement (the “Existing Loan Documents”). Each Loan Party hereby (a) confirms and agrees that each Existing Loan Document to which it is a party that is not being amended and restated concurrently herewith is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Second Amendment Effective Date, all references in any such Existing Loan Document to “the Credit Agreement,” “thereto,” “thereof,” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended and restated by this Agreement, and (b) confirms and agrees that to the extent that any such Existing Loan Document purports to assign or pledge to any of the Agents or the Lenders or the Issuing Banks or the Bank Product Providers or to grant to any of the Agents or the Lenders or the Issuing Banks or the Bank Product Providers a security interest in or lien on, any collateral as security for all or any portion of any of the Secured Obligations of any Borrower or any other Loan Party or LSIFCS, as the case may be, from time to time existing in respect of the Existing Credit Agreement or the Existing Loan Documents, such pledge or assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects with respect to this Agreement and the Loan Documents.

ARTICLE II

The Credits

SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein, each U.S. Revolving Lender severally agrees to make U.S. Revolving Loans to the U.S. Borrower from time to time during the Availability Period and each Multicurrency Revolving Lender severally agrees to make Multicurrency Revolving Loans to either of the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in:

(i)    the U.S. Revolving Exposure of any U.S. Revolving Lender exceeding such U.S. Revolving Lender’s U.S. Commitment;

(ii)    the Multicurrency Revolving Exposure of any Multicurrency Revolving Lender exceeding such Multicurrency Revolving Lender’s Multicurrency Commitment;

(iii)    the sum of (x) the U.S. Revolving Exposure plus (y) the U.S. Borrower Multicurrency Facility Outstandings plus (z) the Canadian Borrower Shared Outstandings exceeding the U.S. Borrowing Base; or

(iv)    the Aggregate Revolving Exposure exceeding the sum of (x) the U.S. Borrowing Base plus (y) the lesser of (I) the aggregate Multicurrency Commitment and (II) the Canadian Borrowing Base;

subject to the Administrative Agent’s and Multicurrency Administrative Agent’s authority, in their sole discretion, to make Protective Advances pursuant to the terms of Section 2.04. The limitations on Borrowings referred to in clauses (i) through (iv) are referred to collectively as the “Revolving Exposure Limitations.” Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.    Loans and Borrowings.

(a)    Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b)    All Borrowings under the U.S. Commitment shall be denominated in Dollars. Borrowings under the Multicurrency Commitment may be in Dollars or Canadian Dollars. Subject to Section 2.14, (i) each Borrowing that is denominated in Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Second Amendment Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08 and (ii) each Borrowing that is denominated in Canadian Dollars shall be comprised entirely of Canadian Prime Rate Loans or CDOR Rate Loans as the Borrower Representative may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the commencement of each Interest Period for any CDOR Rate Borrowing, such Borrowing shall be in an aggregate that is an integral multiple of Cdn.$1,000,000 and not less than Cdn.$5,000,000. ABR Revolving Borrowings shall be in an integral multiple of $1,000,000 and not less than $2,000,000. Canadian Prime Rate Borrowings shall be in an integral multiple of Cdn.$1,000,000 and not less than Cdn.$2,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $25,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Borrowings and/or CDOR Rate Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Representative shall notify the Administrative Agent (in the case of a requested Borrowing under the U.S. Facility) or the Multicurrency Administrative Agent with a copy to the Administrative Agent (in the case of a requested Borrowing under the Multicurrency Facility), of such request either in writing (delivered by hand or facsimile) in a form approved by the Applicable Administrative Agent and signed by the Borrower Representative or by telephone (i) with respect to U.S. Revolving Loans, not later than (a) in the case of a Eurodollar Borrowing, 12:00 noon, Pacific time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, 10:00 a.m., Pacific time (or, in the case of a request for a Swingline Loan, 12:00 noon Pacific time), on the date of the proposed Borrowing and (ii) with respect to Multicurrency Revolving Loans, not later than (a) in the case of CDOR Rate Borrowings, 1:00 p.m., Toronto time, three Business Days prior to the date of the proposed Borrowing and (b) in the case of Canadian Prime Rate Borrowings or ABR Borrowings, 1:00 p.m.,

Toronto time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent (if a U.S. Revolving Loan) or the Multicurrency Administrative Agent with a copy to the Administrative Agent (if a Multicurrency Revolving Loan), of a written Borrowing Request in a form approved by the Applicable Administrative Agent and signed by the Borrower Representative. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)    the name of the applicable Borrower;

(ii)    whether such Borrowing is to be a Borrowing under the U.S. Facility or the Multicurrency Facility;

(iii)    the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iv)    the date of such Borrowing, which shall be a Business Day;

(v)    whether such Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing or a CDOR Rate Borrowing; and

(vi)    in the case of a Eurodollar Borrowing or CDOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then (A) a Borrowing of U.S. Revolving Loans or Multicurrency Revolving Loans requested in Dollars shall be an ABR Borrowing and (B) a Borrowing of Multicurrency Revolving Loans requested in Canadian Dollars shall be a Canadian Prime Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing or CDOR Rate Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s or 30 days’, as applicable, duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.    Protective Advances.

(a)    Subject to the limitations set forth below, the Applicable Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Applicable Administrative Agent’s sole discretion (but shall have absolutely no obligation), to make (i) in the case of the Administrative Agent, Loans to the U.S. Borrower in Dollars on behalf of the U.S. Revolving Lenders (each such Loan, a “U.S. Protective Advance”) or (ii) in the case of the Multicurrency Administrative Agent, Loans to either of the Borrowers in Canadian Dollars or Dollars on behalf of the Multicurrency Revolving Lenders (each such Loan, a “Multicurrency Protective Advance”) which the Applicable Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the applicable Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents; provided that (1) the aggregate amount of outstanding U.S. Protective Advances shall not, at any time, exceed $50,000,000; provided further that the aggregate amount of outstanding U.S. Protective Advances plus the U.S. Revolving Exposure shall not exceed the aggregate U.S. Commitments; and (2) the aggregate Dollar Amount of outstanding Multicurrency Protective Advances shall not, at any time, exceed $5,000,000; provided further that the aggregate amount of outstanding Multicurrency Protective Advances plus the Multicurrency Revolving Exposure shall not exceed the aggregate Multicurrency Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the applicable Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings (in the case of Dollar denominated amounts) or Canadian Prime Rate Borrowings (in the case of Canadian Dollar denominated amounts). The Applicable Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Applicable Administrative Agent’s receipt thereof. At any time that the making of such U.S. Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the U.S. Revolving Lenders to make a U.S. Revolving Loan in Dollars to repay a U.S. Protective Advance. At any other time the Administrative Agent may require the U.S. Revolving Lenders to fund in Dollars their risk participations described in Section 2.04(b). At any time the making of such Multicurrency Revolving Loan would not violate the Revolving Exposure Limitations and the conditions precedent set forth in Section 4.02 have been satisfied, the Multicurrency Administrative Agent may request the Multicurrency Revolving Lenders to make a Multicurrency Revolving Loan in the currency in which any Multicurrency Protective Advance is denominated to repay such Multicurrency Protective Advance. At any other time the Multicurrency Administrative Agent may require the Multicurrency Revolving Lenders to fund their risk participations described in Section 2.04(b) in any Multicurrency Protective Advance in the currency in which such Multicurrency Protective Advance is denominated.

(b)    Upon the making of a U.S. Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each U.S. Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such U.S. Protective Advance in proportion to its Applicable Percentage. Upon the making of a Multicurrency Protective Advance by the Multicurrency Administrative Agent (whether before or after the occurrence of a Default), each Multicurrency Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Multicurrency Administrative Agent, without recourse or warranty, an undivided interest and participation in such Multicurrency Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Applicable Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Applicable Administrative Agent in respect of such Protective Advance.

SECTION 2.05.    Swingline Loans.

(a)    The Administrative Agent, the Swingline Lender and the U.S. Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing under the U.S. Facility, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the U.S. Revolving Lenders and in the amount requested, same day funds to the U.S. Borrower, on the applicable Borrowing date to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(c). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Revolving Loans funded by the U.S. Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $35,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan would result in a violation of the Revolving Exposure Limitations. All Swingline Loans shall be ABR Borrowings.

(b)    Upon the making of a Swingline Loan (whether before or after the occurrence of a Default (unless the Administrative Agent shall have received written notice thereof from the Borrower Representative or any Lender) and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each U.S. Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage. The Swingline Lender may, at any time, require the U.S. Revolving Lenders to fund their participations. From and after the date, if any, on which any U.S. Revolving Lender is required to fund its participation in any Swingline Loan purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent or Swingline Lender in respect of such Loan.

(c)    The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the U.S. Revolving Lenders on at least a weekly basis or on any more frequent date that the Administrative Agent elects, by notifying the U.S. Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 11:00 a.m., Pacific time on the date of such requested Settlement (the “Settlement Date”). Each U.S. Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such U.S. Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 1:00 p.m., Pacific time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with the Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute U.S. Revolving Loans of such U.S. Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any U.S. Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

SECTION 2.06.    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit denominated in Dollars (in the case of U.S. Letters of Credit), denominated in Dollars or Canadian Dollars (in the case of Multicurrency Letters of Credit) or denominated in an LC Alternative Currency (in the case of any Letter of Credit) for its own account or for the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the applicable U.S. Issuing Bank (in the case of U.S. Letters of Credit) or the applicable Multicurrency Issuing Bank (in the case of Multicurrency Letters of Credit), at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Borrower to, or entered into by any Borrower or any Subsidiary with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable U.S. Issuing Bank (in the case of U.S. Letters of Credit) or the applicable Multicurrency Issuing Bank (in the case of Multicurrency Letters of Credit)) to (1) the applicable U.S. Issuing Bank (in the case of U.S. Letters of Credit) or the applicable Multicurrency Issuing Bank (in the case of Multicurrency Letters of Credit) and (2) the Administrative Agent (in the case of U.S. Letters of Credit) or the Multicurrency Administrative Agent with a copy to the Administrative Agent (in the case of Multicurrency Letters of Credit) (in each case, prior to 9:00 am, Pacific time, at least two Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying whether such Letter of Credit is to be a U.S. Letter of Credit or a Multicurrency Letter of Credit (and, if such Letter of Credit is to be a Multicurrency Letter of Credit, whether such Letter of Credit is to be issued for the account of the U.S. Borrower or for the account of the Canadian Borrower), whether such Letter of Credit is to be a Cash Collateralized Letter of Credit, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof the currency in which such Letter of Credit will be denominated (which (x) shall be Dollars or an LC Alternative Currency in the case of U.S. Letters of Credit and (y) shall be Dollars, Canadian Dollars or an LC Alternative Currency in the case of Multicurrency Letters of Credit) and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $350,000,000, (ii) the Revolving Exposure Limitations shall not be exceeded and (iii) in the case of a Cash Collateralized Letter of Credit (I) issued for the account of the U.S. Borrower, the aggregate amount of all Cash Collateralized Letters of Credit issued for the account of the U.S. Borrower does not exceed the amount of cash and Cash Equivalents in the U.S. Availability Cash Collateral Account or (II) issued for the account of the Canadian Borrower, the aggregate amount of all Cash Collateralized Letters of Credit issued for the account of the Canadian Borrower does not exceed the amount of cash and Cash Equivalents in the Canadian Availability Cash Collateral Account.

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)    Evergreen Letters of Credit. If the Borrower Representative so requests in any Letter of Credit application, the applicable U.S. Issuing Bank (in the case of U.S. Letters of Credit) or the applicable Multicurrency Issuing Bank (in the case of Multicurrency Letters of Credit) agrees to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that (i) any such Evergreen Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a date (the “Non-Renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued and no such Evergreen Letter of Credit shall have an expiry date later than the earlier to occur of (i) the date that is one year after the date of the issuance of such Evergreen Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that, notwithstanding clause (ii) above the expiry date of an Evergreen Letter of Credit may be up to one year later than the fifth Business Day prior to the Maturity Date if the Borrower Cash Collateralizes such Evergreen Letter of Credit on or before the fifth Business Day prior to the Maturity Date (in which case the Revolving Lenders shall cease to have risk participation therein following the Maturity Date). Unless otherwise directed by the applicable Issuing Bank, the Borrower Representative shall not be required to make a specific request to such Issuing Bank for any such renewal.

(e)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Lenders, each U.S. Issuing Bank hereby grants to each U.S. Revolving Lender (with respect to each U.S. Letter of Credit) and each Multicurrency Issuing Bank hereby grants to each Multicurrency Revolving Lender (with respect to each Multicurrency Letter of Credit), and each U.S. Revolving Lender hereby acquires from each U.S. Issuing Bank, a participation in such U.S. Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such U.S. Letter of Credit and each Multicurrency Revolving Lender hereby acquires from each Multicurrency Issuing Bank, a participation in such Multicurrency Letter of Credit equal to such Multicurrency Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Multicurrency Letter of Credit. In consideration and in furtherance of the foregoing, (i) each U.S. Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable U.S. Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the applicable U.S. Issuing Bank and not reimbursed by the U.S. Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the U.S. Borrower for any reason and (ii) each Multicurrency Revolving Lender hereby absolutely and unconditionally agrees to pay to the Multicurrency Administrative Agent, for the account of the applicable Multicurrency Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the applicable Multicurrency Issuing Bank and not reimbursed by the Borrowers; in each case, on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to either Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued for the account of any Borrower, such Borrower shall reimburse such LC Disbursement by paying to (x) the Administrative Agent (in the case of any U.S. Letter of Credit) in Dollars or (y) the Multicurrency Administrative Agent (in the case of any Multicurrency Letters of Credit) in the same currency as the applicable LC Disbursement in each case in an amount equal to the applicable LC Disbursement (i) not later than (A) in the case of any U.S. Letter of Credit, 11:00 a.m., Pacific time, on the date that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Pacific time, on such date, or (B) in the case of any Multicurrency Letter of Credit, 11:00 a.m. Pacific time, on the day following the day that such LC Disbursement is made, if the Borrower Representative shall have received notice of such LC Disbursement prior to 9:00 a.m., Pacific time, on the date that such LC Disbursement was made, or, (ii) if such notice has not been received by the Borrower Representative prior to such time on such date, then not later than 11:00 a.m., Pacific time, on (A) the Business Day that the Borrower Representative receives such notice, if such notice is received prior to 9:00 a.m., Pacific time, on the day of receipt, or (B) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, (x) in the case of an LC Disbursement in respect of a U.S. Letter of Credit, the U.S. Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the U.S. Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan and (y) in the case of an LC Disbursement in respect of a Multicurrency Letter of Credit, the Canadian Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Canadian Prime Rate Borrowing in an equivalent amount and, to the extent so financed, the Canadian Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Canadian Prime Rate Borrowing. If the applicable Borrower fails to make such payment when due, the Applicable Administrative Agent shall notify each applicable Revolving Lender of the applicable LC Disbursement, the payment and currency then due from the applicable Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each applicable Revolving Lender shall pay to (x) the Administrative Agent in Dollars (in the case of U.S. Letters of Credit) or (y) the Multicurrency Administrative Agent in the same currency as the applicable LC Disbursement (in the case of Multicurrency Letters of Credit) its Applicable Percentage of the payment then due from the applicable Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Applicable Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Applicable Administrative Agent of any payment from a Borrower pursuant to this paragraph in respect of an LC Disbursement, the Applicable Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank for such LC Disbursement, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, a Swingline Loan or Canadian Prime Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(g)    Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Multicurrency Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Applicable Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(i)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at (i) in the case of U.S. Letters of Credit, the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of Multicurrency Letters of Credit, the rate per annum then applicable to Canadian Prime Rate Loans; provided that, if a Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j)    Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Applicable Administrative Agent, the replaced Issuing Bank and a successor Issuing Bank. The Applicable Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Applicable Administrative Agent or the Required Lenders demanding the deposit of Cash Collateral pursuant to this paragraph, (i) the U.S. Borrower shall deposit in the U.S. Availability Cash Collateral Account, an amount in cash equal to the excess of (x) 103% of the LC Exposure in respect of Letters of Credit issued for the account of the U.S. Borrower as of such date plus accrued and unpaid fees thereon over (y) the amount of cash and Cash Equivalents on deposit in the U.S. Availability Cash Collateral Account on such date and (ii) the Canadian

Borrower shall deposit in the Canadian Availability Cash Collateral Account, an amount in cash equal to the excess of (x) 103% of the LC Exposure in respect of Letters of Credit issued for the account of the Canadian Borrower as of such date plus accrued and unpaid fees thereon over (y) the amount of cash and Cash Equivalents on deposit in the Canadian Availability Cash Collateral Account on such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposits (A) if made into the U.S. Availability Cash Collateral Account shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations and (B) if made into the Canadian Availability Cash Collateral Account, such deposit shall be held by the Multicurrency Administrative Agent as collateral for the payment and performance of the Canadian Secured Obligations. The U.S. Borrower hereby authorizes the Administrative Agent to apply any amount in the U.S. Availability Cash Collateral Account to reimburse LC Disbursements in respect of Letters of Credit issued for the account of either Borrower and the Canadian Borrower hereby authorizes the Administrative Agent and the Multicurrency Administrative Agent to apply any amount in the Canadian Availability Cash Collateral Account to reimburse LC Disbursements in respect of Letters of Credit issued for the account of the Canadian Borrower.

(l)    Conversion of Cash Collateralized Letter of Credit or Non-Cash Collateralized Letter of Credit. Either Borrower may convert any Cash Collateralized Letter of Credit into a Letter of Credit that is not a Cash Collateralized Letter of Credit or any Letter of Credit that is not a Cash Collateralized Letter of Credit into a Cash Collateralized Letter of Credit by providing the Administrative Agent (in the case of a U.S. Letter of Credit) or the Multicurrency Administrative Agent with a copy to the Administrative Agent (in the case of a Multicurrency Letter of Credit), at least one Business Day prior to the effective date of such conversion, written notice identifying the relevant Cash Collateralized Letter of Credit or non-Cash Collateralized Letter of Credit, as the case may be, to be converted and the date upon which such conversion shall be effective.

SECTION 2.07.    Funding of Borrowings.

(a)    Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) with respect to Eurodollar Borrowings, 10:00 a.m., Pacific time and (ii) with respect to ABR Borrowings, 12:00 noon, Pacific time, in each case to the account of the Applicable Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05. The Applicable Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that (I) ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(f) shall be remitted by the Administrative Agent to the applicable U.S. Issuing Bank and (ii) a U.S. Protective Advance shall be retained by the Administrative Agent and (II) ABR Loans or Canadian Prime Rate Loans made to finance the reimbursement of (i) a Canadian LC Disbursement as provided in Section 2.06(f) shall be remitted by the Multicurrency Administrative Agent to the applicable Multicurrency Issuing Bank and (ii) a Multicurrency Protective Advance shall be retained by the Multicurrency Administrative Agent.

(b)    Unless the Applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Administrative Agent such Lender’s share of such Borrowing, the Applicable Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable

Borrowing available to the Applicable Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Administrative Agent promptly on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Applicable Administrative Agent, at (i) in the case of such Lender, the greater of either the Federal Funds Effective Rate (in the case of Dollar-denominated amounts) or the Applicable Administrative Agent’s cost of funds (in the case of Canadian Dollar-denominated amounts) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Loans denominated in Dollars, the interest rate applicable to ABR Loans and in the case of Loans denominated in Canadian Dollars, the interest rate applicable to Canadian Prime Rate Loans. If such Lender pays such amount to the Applicable Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.    Interest Elections.

(a)    Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing or CDOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing or CDOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b)    To make an election pursuant to this Section, the Borrower Representative shall notify (i) the Administrative Agent with respect to each U.S. Revolving Borrowing and (ii) the Multicurrency Administrative Agent (with a copy to the Administrative Agent), with respect to each Canadian Revolving Borrowing, in each case of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Applicable Administrative Agent of a written Interest Election Request in a form approved by the Applicable Administrative Agent and signed by the Borrower Representative.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)    the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a Canadian Prime Rate Borrowing or a CDOR Rate Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing or CDOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing or CDOR Rate Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration, in the case of a Eurodollar Borrowing, or 30 days, in the case of a CDOR Rate Borrowing.

(d)    Promptly following receipt of an Interest Election Request, the Applicable Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Canadian Prime Rate Borrowing. Notwithstanding any contrary provision hereof, if a Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as a Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing or CDOR Rate Borrowing, (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each CDOR Rate Borrowing shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09.    Termination and Reduction of Commitments; Increase in Commitments.

(a)    Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b)    The Borrower Representative may at any time terminate the Commitments under the U.S. Facility and/or the Multicurrency Facility upon (i) the payment in full in cash in the applicable currencies of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, in each case, under the applicable Facility, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Applicable Administrative Agent a backup standby letter of credit reasonably satisfactory to the Applicable Administrative Agent) equal to 103% of the LC Exposure as of such date in respect of all Letters of Credit under such Facility (which shall be the Dollar Amount of such LC Exposure or denominated in the currency of the applicable Letters of Credit, as determined by the applicable Issuing Banks), (iii) the payment in full of the accrued and unpaid fees owing in respect of such Facility, and (iv) the payment in full of all reimbursable expenses and other Obligations, together with accrued and unpaid interest thereon in respect of such Facility.

(c)    The Borrower Representative may from time to time reduce the Commitments under the U.S. Facility and/or the Multicurrency Facility; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the Borrower Representative shall not reduce the Commitments under any Facility if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Revolving Exposure Limitations would be exceeded.

(d)    The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under any Facility under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments in full delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments under any Facility shall be permanent. Each partial reduction of the Commitments under any Facility shall be made ratably among the applicable Lenders in accordance with their respective Applicable Percentages.

(e)    The Borrowers shall have the right to increase the Commitments under either Facility by obtaining additional U.S. Commitments or additional Multicurrency Commitments, either from one or more of the Lenders or another lending institution (it being understood that no Lender shall be under any obligation to agree to provide any increased Commitment pursuant to this Section 2.09(e)) provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the aggregate amount of increases in the Commitments pursuant to this clause (e) shall not exceed $150,000,000, (iii) any consent that would be required for an assignment of a Commitment to such Lender or other lending institution in connection with an assignment to such institution shall have been obtained, such approval not to be unreasonably withheld, conditioned or delayed, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (v) the procedures described in Section 2.09(f) have been satisfied and (vi) on a pro forma basis after giving effect to such increases in Commitments the Total Commitment then in effect (including such increases in Commitments) when aggregated with the aggregate amount of Indebtedness secured by Liens in reliance on Section 6.02(o) does not exceed the greater of (x) $1,600,000,000 and (y) an amount that would not cause the Secured Leverage Ratio of the U.S. Borrower (calculated assuming all Commitments were fully drawn) as of the most recent date for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to the establishment of such additional Commitments to exceed 3.25 to 1.00.

(f)    Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Multicurrency Administrative Agent, the Borrowers and each Lender being added or increasing its Commitment. As a condition precedent to such an increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Loan Party signed by an authorized officer of such Loan Party certifying that the conditions set forth in clauses (i), (ii) and (vi) of paragraph (e) above are satisfied and (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects with the same effect as though made on and as of the date of such increase (it being understood and agreed that any representation or warranty which is by its terms made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects), and (B) no Default exists.

(g)    Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding ABR Loans and Canadian Prime Rate Loans under the applicable Facility shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages and the Lenders shall make adjustments among themselves with respect to such Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation. Eurodollar Loans and CDOR Rate Loans shall not be reallocated among the Lenders until the expiration of the applicable Interest Period in effect at the time of any such increase, at which time any such Eurodollar Loan or CDOR Rate Loan being continued shall be reallocated, and any such Eurodollar Loans being converted to ABR Loans or CDOR Rate Loans being converted to Canadian Prime Rate Loans shall be converted and allocated, among the applicable Lenders (including the newly added Lenders) at such time.

SECTION 2.10.    Repayment of Loans; Evidence of Debt.

(a)    Each Borrower hereby unconditionally promises to pay to the Applicable Administrative Agent for the account of the applicable Lenders the then unpaid principal amount of each Loan made to such Borrower on the Maturity Date (or, if earlier, in the case of Protective Advances to such Borrower, upon demand by the Applicable Administrative Agent).

(b) (i) At all times that full cash dominion is in effect pursuant to Section 7.1 of the U.S. Security Agreement, on each Business Day, the Administrative Agent shall cause all funds credited to the U.S. Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances to the U.S. Borrower that may be outstanding, pro rata, second to prepay the Revolving Loans (including Swing Line Loans) to the U.S. Borrower and to Cash Collateralize outstanding LC Exposure in respect of Letters of Credit issued for the account of the U.S. Borrower, third, to prepay any Multicurrency Protective Advances to the Canadian Borrower, pro rata, and fourth, to prepay Multicurrency Revolving Loans to the Canadian Borrower and to Cash Collateralize outstanding LC Exposure in respect of Multicurrency Letters of Credit issued for the account of the Canadian Borrower and (ii) at all times that full cash dominion is in effect pursuant to Section 7.1 of the Canadian Security Agreement, on each Business Day, the Administrative Agent shall apply all funds credited to the Canadian Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Multicurrency Protective Advances to the Canadian Borrower that may be outstanding, pro rata, and second to prepay the Multicurrency Revolving Loans to the Canadian Borrower and to Cash Collateralize outstanding Multicurrency LC Exposure in respect of Multicurrency Letters of Credit issued for the account of the Canadian Borrower.

(c)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)    The Applicable Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder to each Borrower, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by such Applicable Administrative Agent hereunder from each Borrower for the account of the applicable Lenders and each Lender’s applicable share thereof.

(e)    The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or any Applicable Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)    Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

SECTION 2.11.    Prepayment of Loans.

(a)    Each Borrower shall have the right at any time and from time to time to prepay any Borrowing by such Borrower in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

(b)    In the event and on such occasion that on any Business Day the Revolving Exposure Limitations are exceeded for any reason, each Borrower shall immediately repay such of its outstanding Loans and/or Cash Collateralize such of the outstanding Letters of Credit issued for the account of such Borrower as shall be required to ensure that the Revolving Exposure Limitations would be satisfied on such date after giving effect to such prepayment and/or Cash Collateralization.

(c)    The Borrower Representative shall notify the Applicable Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender and in the case of a prepayment of Multicurrency Loans, with a copy to the Administrative Agent) by telephone (confirmed by facsimile) of any prepayment pursuant to paragraph (a) above not later than (i) 12:00 noon, Pacific time, (A) in the case of prepayment of a Eurodollar Revolving Borrowing or CDOR Rate Borrowing, three Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Revolving Borrowing or a Canadian Prime Rate Borrowing, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Class and Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12.    Fees.

(a)    The U.S. Borrower agrees to pay to the Administrative Agent for the account of each U.S. Revolving Lender a commitment fee equal to a rate per annum equal to the Commitment Fee Rate multiplied by the amount by which such Lender’s U.S. Commitment on each day exceeds the sum of such Lender’s U.S. Revolving Loans and U.S. LC Exposure on such day during the period from and including the Second Amendment Effective Date to but excluding the date on which the Lenders’ U.S. Commitments terminate. The Borrowers jointly and severally agree to pay to the Multicurrency Administrative Agent for the account of each Multicurrency Revolving Lender a commitment fee at a rate per annum equal to the Commitment Fee Rate multiplied by the amount by which such Lender’s Multicurrency Commitment on each day exceeds the sum of such Lender’s Multicurrency Revolving Loans and Multicurrency LC Exposure on such day during the period from and including the Second Amendment Effective Date to but excluding the date on which the Lenders’ Multicurrency Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Commitments of the applicable Class terminate, commencing on July 3, 2017. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b)    Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans in the case of U.S. Letters of Credit and the interest rate applicable to CDOR Rate Loans in the case of Multicurrency Letters of Credit (or, in the case of Cash Collateralized Letters of Credit, at a rate equal to the Applicable Rate used to determine the interest rate for Eurodollar revolving Loans minus 75 basis points) on the average daily maximum amount of such Lender’s LC Exposure in respect of Letters of Credit issued for such Borrower (excluding any portion thereof attributable to LC Disbursements that are not reimbursed on the date on which such LC Disbursements arise) during the period from and including the Second Amendment Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure in respect of Letters of Credit issued for the account of such Borrower, and (ii) to each applicable Issuing Bank a fronting fee, which shall accrue at a rate separately agreed between the applicable Borrower and such Issuing Bank on the average daily amount of the LC Exposure in respect of Letters of Credit issued by such Issuing Bank for the account of such Borrower (excluding any portion thereof attributable to LC Disbursements that are not reimbursed on the date on which such LC Disbursements arise) during the period from and including the Second Amendment Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure in respect of Letters of Credit issued by such Issuing Bank for the account of such Borrower, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Second Amendment Effective Date; provided that all such fees shall be payable on the date on which the Commitments of any Class terminate in full (with respect to the LC Exposure under such Commitments) and any such fees accruing after the date on which the Commitments of any Class terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)    Each of the Borrowers agrees to pay to each Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between such Borrower and such Agent.

(d)    Subject to Section 2.18, all fees payable hereunder shall be paid on the dates due in Dollars, in immediately available funds, to each Applicable Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the applicable Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13.    Interest.

(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    The Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(d)    The Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(e)    Each (i) U.S. Protective Advance and Multicurrency Protective Advance denominated in Dollars shall bear interest at the Alternate Base Rate plus the Applicable Rate and (ii) each Multicurrency Protective Advance denominated in Canadian Dollars shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(f)    Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default under paragraph (a), (b), (h) or (i) of Article VII, (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(g)    Accrued interest on each Loan (for ABR Loans and Canadian Prime Rate Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments of the applicable Class; provided that (i) interest accrued pursuant to paragraph (f) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan or CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate, CDOR Rate or Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted LIBO Rate, LIBO Rate, Canadian Prime Rate or CDOR Rate shall be determined by the Applicable Administrative Agent, and such determination shall be conclusive absent manifest error.

(i)    Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(j)    Limitation on Interest. If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.13, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. Any amount or rate of interest referred to in this Section 2.13(j) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Second Amendment Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

SECTION 2.14.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing or CDOR Rate Borrowing:

(a)    the Applicable Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Adjusted LIBO Rate, the LIBO Rate or the CDOR Rate, as applicable, for such Interest Period; or

(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, the LIBO Rate or the CDOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing or CDOR Rate Borrowing, as applicable, shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing or CDOR Rate Borrowing, such Borrowing shall be made as an ABR Borrowing or Canadian Prime Rate Borrowing, as applicable.

SECTION 2.15.    Increased Costs.

(a)    If (x) any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)    subject any Lender or Issuing Bank to any Taxes on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto other than (A) Indemnified Taxes, (B) Other Taxes, (C) Excluded Taxes and (D) Other Excluded Taxes;

or (y) there shall be (A) the addition of any new Borrower located outside of the United States or Canada, (B) the re-domestication or other reorganization of any existing Borrower to a jurisdiction located outside of the United States or Canada, or (C) the occurrence of any Change in Law related to any Borrower located outside of the United States or Canada;

and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making or maintaining any Eurodollar Loan or CDOR Rate Loan (or of maintaining its obligation to make any such Eurodollar Loan or CDOR Rate Loan, as applicable) or to increase the cost to such Lender or Issuing Bank participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (whether of principal, interest or otherwise), then the Borrower to which such Loan was made or for whose account such Letter of Credit was issued (or, if such increased cost does not relate to a specific Loan or Letter of Credit, the U.S. Borrower) will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts, as interest, as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower to which such Loan was made or for whose account such Letter of Credit was issued (or, if such reduction in return does not relate to a specific Loan or Letter of Credit, the U.S. Borrower) will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts, as interest, as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)    If any Lender reasonably determines that (i) the addition of any new Borrower located outside of the United States or Canada, (ii) the re-domestication or other reorganization of any existing Borrower to a jurisdiction located outside of the United States or Canada, or (iii) the occurrence of any Change in Law related to any Borrower located outside of the United States or Canada, has made it unlawful, or that any Governmental Authority has asserted after the Second Amendment Effective Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Loans to or conduct business with the applicable Borrower, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, any obligations of such Lender to make or continue to make Loans to such Borrower or to convert any Loans to such Borrower from one Type to another, shall be suspended until such Lender notifies the Borrower Representative through the Administrative Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower Representative shall upon demand from such Lender (with a copy to the Administrative Agent), either (i) convert all of such Lender’s Loans to such Borrower to a Type of Loan that may lawfully be held, if such Lender may lawfully continue to maintain such Loans of such Borrower in another Type, (ii) prepay such Loans to such Lender in the manner provided for in Section 2.11, if such Lender may not lawfully continue to maintain any such Loans of any Type but may continue to do business with such Borrower, or (iii) prepay such Loans to such Lender in the manner provided for in Section 2.11 and terminate the Commitments of such Lender in the manner provided for in Section 2.09, if such Lender may not lawfully continue to do business with such Borrower. Upon any such conversion, prepayment or termination, the Borrower Representative shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or CDOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan or CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19, then, in any such event, the Borrower to which such Loan was made or was to be made shall compensate each Lender, in the case of any such payment by the Canadian Borrower, as a prepayment penalty or bonus (in the case of a payment pursuant to paragraph (a) or (b)), for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan or CDOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan or CDOR Rate Loan had such event not occurred, at the Adjusted LIBO Rate or CDOR Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan or CDOR Rate Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market or Canadian Dollar deposits of a comparable amount and period from other banks in the CDOR Rate market, as applicable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

SECTION 2.17.    Taxes.

(a)    Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law or applicable practice of any Taxing Authority. If any applicable withholding agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such withholding agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Taxing Authority in accordance with applicable law. If any such Taxes are Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that, net of such withholding (including any such withholding applicable to additional amounts payable under this Section 2.17), the applicable Lender (or, in the case of a payment received by an Applicable Administrative Agent for its own account, the Applicable Administrative Agent) receives the amount it would have received had no such withholding been made.

(b)    Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay any Other Taxes with respect to any Loans or any Loan Documents to the relevant Taxing Authority in accordance with applicable law; provided that the Canadian Borrower shall not be required to pay any Other Taxes attributable to the U.S. Facility.

(c)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrowers to a Taxing Authority, the Borrower Representative shall deliver to the Applicable Administrative Agent the original or a certified copy of a receipt issued by such Taxing Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Administrative Agent.

(d)    Indemnification by the Borrowers. The U.S. Borrower shall indemnify each Administrative Agent and each Lender for any Indemnified Taxes with respect to any Loans that are paid or payable by such Administrative Agent or Lender (including with respect to any amounts paid or payable under this Section 2.17(d)), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Canadian Borrower shall indemnify each Administrative Agent and each Lender for any Indemnified Taxes with respect to the Multicurrency Loans that are paid or payable by such Administrative Agent or Lender (including with respect to any amounts paid or payable under this Section 2.17(d)), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. For the avoidance of doubt, the Canadian Borrower shall not be required to indemnify for any Indemnified Taxes (or related expenses) attributable to the U.S. Facility. The indemnity under this Section 2.17(d) shall be paid within 10 Business Days after the indemnitee delivers to the Borrower Representative a certificate stating the amount of any Indemnified Taxes so paid or payable by such indemnitee and describing the basis for the indemnification claim in reasonable detail. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such indemnitee shall deliver a copy of such certificate to the Applicable Administrative Agent.

(e)    [Reserved].

(f)    Status of Lenders. Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower Representative and the Applicable Administrative Agent, at the time or times reasonably requested by the Borrower Representative or such Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or such Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower Representative or the Applicable Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower Representative or such Administrative Agent as will enable the Borrower Representative or such Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(i)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower Representative or the Applicable Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section 2.17(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower Representative and the Applicable Administrative Agent in writing of such expiration, obsolescence or inaccuracy and provide an updated form or certification if it is legally eligible to do so.

(i)    Without limiting the generality of the foregoing, any Lender with respect to the U.S. Borrower shall, if it is legally eligible to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies reasonably requested by the Borrower Representative and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)    in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a tax certificate substantially in the form of Exhibit F-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code or (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit F-2 on behalf of such partners; or

(F)    any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower Representative or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(ii)    If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable withholding agent, at the time or times prescribed by law and at such time or times reasonably requested by such withholding agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such withholding agent as may be necessary for such withholding agent to comply with its obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Without limiting the generality of the foregoing, a Lender with respect to a Canadian Loan Party shall, if it is legally eligible to do so, deliver to the Borrower Representative and the Multicurrency Administrative Agent (in such number of copies reasonably requested by the Borrower Representative and the Multicurrency Administrative Agent) on or prior to the date on which such Lender becomes a party hereto or, where the Canadian Loan Party is a Guarantor, the date when the Guarantee is called upon, duly completed and executed copies of Form NR301, NR302 or NR303 (whichever is applicable) to the extent the Lender is for purposes of the ITA a non-resident of Canada, or a partnership that is not a “Canadian partnership,” and is, or whose partners are, claiming benefits of an income tax treaty to which Canada is a party.

(iv)    Each Lender hereby authorizes each of the Administrative Agents to deliver to the Loan Parties and to any other of the Administrative Agents (including any successor Applicable Administrative Agent) any documentation provided by such Lender to such Applicable Administrative Agent pursuant to this Section 2.17(f).

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (or applied as an offset against other Taxes payable) of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Taxing Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event such indemnified party is required to repay such refund to such Taxing Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) to the extent that such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)    Issuing Bank. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

(i)    Survival. The agreements in this Section 2.17 shall survive the resignation and/or replacement of the Applicable Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations.

(j)    No FATCA Grandfathering. For the avoidance of doubt, for purposes of FATCA, from and after the Second Amendment Effective Date, the Borrowers and each Applicable Administrative Agent shall treat (and the Lenders hereby authorize each Applicable Administrative Agent to treat) this Agreement and each Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.18.    Payments Generally; Allocation of Proceeds; Sharing of Setoffs.

(a)    Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., Pacific time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, 22nd Floor, Chicago, Illinois, except (i) payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and (ii) payments of Multicurrency Loans and Canadian LC Disbursements or commitment fees and fronting fees that are payable to any Multicurrency Issuing Bank or Multicurrency Revolving Lender, shall be made to the Multicurrency Administrative Agent at its offices at 200 Bay Street, Royal Bank Plaza, Floor 18, Toronto M57 2J2 Canada. The Applicable Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars except (i) as otherwise expressly provided herein and (ii) that all payments in respect of Canadian Dollar denominated Loans (including interest thereon) shall be made in Canadian Dollars.

(b)    Any proceeds of U.S. Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower Representative), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from a Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Multicurrency Administrative Agent and each Issuing Bank from the U.S. Borrower (other than in connection with Banking Services or Swap Obligations or the U.S. Borrower’s Canadian Loan Guaranty), second, to pay any fees or expense reimbursements then due to the Lenders from the U.S. Borrower (other than in connection with Banking Services or Swap Obligations or the U.S. Borrower’s Canadian Loan Guaranty), including fees payable by the U.S. Borrower pursuant to Section 2.12, third, to pay interest due in respect of the Protective Advances to the U.S. Borrower, fourth, to pay the principal of all Protective Advances to the U.S. Borrower, fifth, to pay interest then due and payable on all Loans (other than the Protective Advances) to the U.S. Borrower ratably, sixth, to prepay principal on the Loans (other than the Protective Advances) to the U.S. Borrower and unreimbursed LC Disbursements in respect of Letters of Credit issued for the account of the U.S. Borrower ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit issued for the account of the U.S. Borrower and the aggregate amount of any related unpaid LC Disbursements, to be held as Cash Collateral for such U.S. Obligations, eighth, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Multicurrency Administrative Agent and each Issuing Bank from the Canadian Borrower (other than in connection with Banking Services or Swap Obligations), ninth, to pay any fees or expense reimbursements then due to the Lenders from the Canadian Borrower (other than in connection with Banking Services or Swap Obligations), including fees payable by the Canadian Borrower pursuant to Section 2.12, tenth, to pay interest due in respect of the Protective Advances to the Canadian Borrower, eleventh, to pay the principal of all Protective Advances to the Canadian Borrower, twelfth, to pay interest then due and payable on all Loans (other than the Protective Advances) to the Canadian Borrower ratably, thirteenth, to prepay principal on the Loans (other than the Protective Advances) to the Canadian Borrower and unreimbursed LC Disbursements in respect of Letters of Credit issued for the account of the Canadian Borrower ratably, fourteenth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate undrawn face amount of all outstanding Letters of Credit issued for the account of the Canadian Borrower and the aggregate amount of any related unpaid LC Disbursements, to be held as Cash Collateral for such Canadian Obligations, fifteenth, to payment of any amounts owing with respect to Banking Services and Swap Obligations of the U.S. Loan Parties and LSIFCS (other than pursuant to the Canadian Guaranty) up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, sixteenth, to payment of any amounts owing with respect to Banking Services and Swap Obligations of the Canadian Loan Parties up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, seventeenth, to the payment of any other U.S. Secured Obligation due to the Administrative Agent, Multicurrency Administrative Agent, any Issuing Bank or any Lender (other than pursuant to the Canadian Loan Guaranty) and eighteenth, to the payment of any other Canadian Secured Obligations due to the Administrative Agent, Multicurrency Administrative Agent, any Issuing Bank or any Lender. Any proceeds of Canadian Collateral received by the Administrative Agent or Multicurrency Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower Representative), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from a Collection Account when full cash dominion is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably in the order specified in clauses eighth through fourteenth, sixteenth and eighteenth above; provided that no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan or CDOR Rate Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans, as applicable, of the same Class and, in any such event, the applicable Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)    At the election of the Administrative Agent, to the extent any such amount is not paid by the applicable Borrower when due (after taking into account all applicable grace periods), all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents by any Borrower, may be paid from the proceeds of Borrowings of such Borrower made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with or under the control of the Administrative Agent. Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees due from such Borrower as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) to such Borrower and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of such Borrower maintained with, or subject to the control of, the Administrative Agent for each payment of principal, interest and fees due from such Borrower as it becomes due hereunder or any other amount due under the Loan Documents.

(d)    If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than such Lender would have received had such amounts been applied in accordance with paragraph (a) above, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be provided to the Lenders that would have been entitled to such payments pursuant to paragraph (a) above; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)    Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of either (i) the Federal Funds Effective Rate (in the case of Dollar-denominated amounts) and the Administrative Agent’s cost of funds (in case of Canadian Dollar-denominated amounts) and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)    If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to clauses (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment (but in the case of the Canadian Borrower, only to the extent relating to the Multicurrency Commitments and the extensions of credit to the Canadian Borrower thereunder).

(b)    If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, each applicable Issuing Bank and, in the case of the U.S. Facility, the Swingline Lender, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower(s) (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 2.20.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Commitments of such Defaulting Lender pursuant to Section 2.12(a);

(b)    such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Revolving Lenders have taken or may take any action hereunder;

(c)    if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders of the applicable Class in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Exposures under such Class of Commitments plus such Defaulting Lender’s Swingline Exposure and LC Exposure under such Class of Commitments does not exceed the total of all non-Defaulting Lenders’ Commitments of such Class, (y) no non-Defaulting Lender’s Revolving Exposure under such Class of Commitments is increased above such Lender’s Commitment of such Class as a result thereof and (z) no Event of Default has then occurred and is continuing;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, in the case of the U.S. Borrower, prepay such Swingline Exposure and (y) second, Cash Collateralize, for the benefit of the applicable Issuing Bank, such Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure under the applicable Class of Commitments (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(k) for so long as such LC Exposure is outstanding;

(iii)    if a Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is reallocated and/or Cash Collateralized; and

(d)    so long as such Lender is a Defaulting Lender, the applicable Issuing Bank under the applicable Facility shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the applicable Borrower(s) in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the Second Amendment Effective Date and for so long as such event shall continue or (ii) any Issuing Bank or the Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit and the Swingline Lender shall not be required to fund any Swingline Loan, unless such Issuing Bank or the Swingline Lender, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to such Issuing Bank or the Swingline Lender, as the case may be, to defease any risk in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the applicable Issuing Banks and, in the case of the U.S. Facility, the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and/or LC Exposure of the Lenders under the applicable Facility shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21.    Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent, the Multicurrency Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent, the Multicurrency Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, the Multicurrency Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22.    Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or LSIFCS shall deliver to the Administrative Agent within 30 days after it commences providing any such Banking Services or Swap Agreements, written notice thereof. In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish to the Administrative Agent, either (x) following the end of each calendar month, a summary of the amounts due or to become due in respect of any Swap Obligations owing to it or (y) pursuant to such other arrangements as are reasonably acceptable to the Administrative Agent. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Obligations will be placed and the Administrative Agent shall be under no obligation to enquire as to the existence of any Banking Services Obligations or Swap Obligations of which it has not been specifically advised.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01.    Organization; Powers. Each Loan Party and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except, in the case of (x) clause (a) with respect to the Subsidiaries of each Loan Party and (y) clauses (b) and (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02.    Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or the Organizational Documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or the assets of any Loan Party, or give rise to a right thereunder to require any material payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any Collateral of any Loan Party, except Liens created pursuant to the Loan Documents.

SECTION 3.04.    Financial Condition; No Material Adverse Change.

(a)    The U.S. Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended November 27, 2016 reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended February 26, 2017, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the U.S. Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. The U.S. Borrower shall be deemed to have furnished such financial statements upon the filing of such financial statements by the U.S. Borrower through the SEC’s EDGAR system (or any successor electronic gathering system) or the publication by the U.S. Borrower of such financial statements on its website.

(b)    No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since November 27, 2016.

SECTION 3.05.    Properties.

(a)    As of the date of this Agreement, Schedule 3.05(a) sets forth the address of each parcel of real property that is owned or leased by each Loan Party. Except as would not have a Material Adverse Effect, each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)    Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, industrial designs and other intellectual property necessary to its business as currently conducted, the use of all trademarks, tradenames, copyrights, patents, industrial designs and other intellectual property owned by each Loan Party does not infringe in any respect upon the rights of any other Person, except to the extent that such infringement could not reasonably be expected to have a Material Adverse Effect, and each Loan Party’s rights to all trademarks, tradenames, copyrights, patents, industrial designs and other intellectual property necessary to conduct its business as currently conducted are not subject to any material restrictions under any licensing agreement or similar arrangement (other than (i) restrictions relating to software licenses that may limit such Loan Party’s ability to transfer or assign any such agreement to a third party and (ii) licensing agreements or similar agreements that do not materially impair the ability of the Applicable Administrative Agent or the Lenders to avail themselves of their rights of disposal and other rights granted under the Collateral Documents in respect of the Inventory).

SECTION 3.06.    Litigation and Environmental Matters.

(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) (i) No Loan Party or any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability that could reasonably be expected to have a Material Adverse Effect and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.    Compliance with Laws and Agreements. Each Loan Party is in compliance with all Requirements of Law applicable to it or its property, its Organizational Documents and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08.    Investment Company Status; Margin Stock. No Loan Party or any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) engaged (principally or as one of its important activities) in the business of extending credit for the purpose of buying “margin stock” (as defined in Regulation U).

SECTION 3.09.    Taxes. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect: (a) each Loan Party and each of their respective Subsidiaries has timely filed or caused to be timely filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it (including in its capacity as a withholding agent), except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP and (b) there are no Tax audits, assessments or other Tax claims or proceedings with respect to any Loan Party or any of their respective Subsidiaries.

SECTION 3.10.    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.    Canadian Pension Plan and Benefit Plans. The Canadian Pension Plans are duly registered under the ITA and all other applicable laws which require registration, except as could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each of their Subsidiaries has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws (including any fiduciary, funding, investment and administration obligations), except as could not reasonably be expected to result in a Material Adverse Effect. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans, except as could not reasonably be expected to result in a Material Adverse Effect. No promises of benefit improvements under the Canadian Pension Plans or the Canadian Benefit Plans have been made except where such improvement could not be reasonably expected to have a Material Adverse Effect. All material reports and disclosures relating to the Canadian Pension Plans required by such plans and any Requirement of Law to be filed or distributed have been filed or distributed, except as could not reasonably be expected to result in a Material Adverse Effect. There has been no termination of any Canadian Pension Plan (except as permitted under Section 5.07(b)) and, to the knowledge of the Borrower, no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a termination of any Canadian Pension Plan by any Governmental Authority under Applicable Pension Laws. Each of the Canadian Pension Plans is funded in accordance with the most recent actuarial valuations filed under Applicable Pension Laws, as disclosed to the Administrative Agent.

SECTION 3.12.    Disclosure. Each Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, forward-looking statements and information of a general economic or industry nature, the Borrowers each represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Second Amendment Effective Date, as of the Second Amendment Effective Date.

SECTION 3.13.    Material Agreements. Except as would not have a Material Adverse Effect, no Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.14.    Solvency. Each Borrower individually, the U.S. Borrower together with the U.S. Guarantors (taken as a whole) and the Canadian Borrower together with the Multicurrency Loan Guarantors (taken as a whole), is Solvent prior to and after giving effect to the Borrowings to be made on the Second Amendment Effective Date and the issuance of the Letters of Credit to be issued on the Second Amendment Effective Date, and shall remain Solvent during the term of this Agreement.

SECTION 3.15.    Insurance. Schedule 3.15 lists all insurance maintained by or on behalf of the Loan Parties and the other Subsidiaries of the U.S. Borrower as of the Second Amendment Effective Date. As of the Second Amendment Effective Date, all premiums in respect of such insurance have been paid. The Borrowers believe that the insurance maintained by or on behalf of the U.S. Borrower and its Subsidiaries is adequate.

SECTION 3.16.    Capitalization and Subsidiaries. Schedule 3.16 sets forth, as of the Second Amendment Effective Date, (a) a correct and complete list of the name and relationship to the U.S. Borrower of each and all of the U.S. Borrower’s Subsidiaries, (b) a true and complete listing of each class of each Loan Party’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.16, and (c) the type of entity of the U.S. Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

SECTION 3.17.    Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral granted by (a) the U.S. Loan Parties in favor of the Administrative Agent (for the benefit of the Lender Parties), securing the Secured Obligations and (b) the Canadian Loan Parties in favor of the Administrative Agent (for the benefit of the Multicurrency Lender Parties), securing the Canadian Secured Obligations, constitute perfected and continuing Liens on the Collateral (to the extent such Liens can be perfected by possession, by filing a UCC financing statement or a PPSA financing statement or equivalent under each applicable jurisdiction, by filing a mortgage, deed of trust, deed to secure debt, assignment or similar instruments with the appropriate real property office, by recording an appropriate document with the United States Patent and Trademark Office or by a control agreement), securing the applicable Secured Obligations, enforceable against the applicable Loan Party and having priority over all other Liens on the Collateral except in the case of (x) Liens permitted by Section 6.02, to the extent any such Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (y) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.18.    Employment Matters. As of the Second Amendment Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties have not been in violation in any material respect of the Fair Labor Standards Act, the Employee Standards Act (Ontario) or any other applicable Federal, state, provincial, territorial, local or foreign law dealing with such matters. All material payments due from any Loan Party or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, including with respect to the Canada Pension Plans and Canada Benefit Plans have been paid or accrued as a liability on the books of the Loan Party.

SECTION 3.19.    OFAC and Patriot Act. The U.S. Borrower and each of its Subsidiaries is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (the “Annex”); (ii) in compliance in all material respects with the requirements of the USA Patriot Act Title III of 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and 150 offices, related to the subject matter of the Act, including the Patriot Act and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”); (iii) not in receipt of any notice from the Secretary of State of the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not listed as a Specially Designated Terrorist (as defined in the Patriot Act) or as a “blocked” person on any publicly available lists maintained by the OFAC pursuant to the Patriot Act or any other publicly available list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Act or on any other publicly available list of terrorists or terrorist organizations maintained pursuant to the Patriot Act; (v) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (vi) not owned or controlled by any Person named in the Annex.

SECTION 3.20.    Anti-Corruption Laws and Sanctions. Each of the U.S. Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the U.S. Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the U.S. Borrower, its Subsidiaries and their respective officers and, to the knowledge of the U.S. Borrower, its directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the U.S. Borrower, any Subsidiary of the U.S. Borrower or, to the knowledge of the U.S. Borrower or any of its Subsidiaries, any of their respective directors, officers, employees or any agent of the U.S. Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of the proceeds hereof or other Transaction will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.21.    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01.    Second Amendment Effective Date. The amendment and restatement of the Existing Credit Agreement contemplated by this Agreement and the obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder (other than any Letter of Credit outstanding under the Existing Credit Agreement on the Second Amendment Effective Date) shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)    Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party (including executed counterparts of this Agreement signed on behalf of (x) “Lenders” (as defined in the Existing Credit Agreement) constituting “Required Lenders” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and (y) each of the parties named on the Commitment Schedule) or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 at least three Business Days prior to the Second Amendment Effective Date payable to the order of each such requesting Lender and (x) a written opinion of the Loan Parties’ U.S. counsel, addressed to the Administrative Agent, the Multicurrency Administrative Agent, each Issuing Bank and the Lenders in substantially the form of Exhibit B-1, (y) a written opinion of the Loan Parties’ Canadian counsel, addressed to the Administrative Agent, the Multicurrency Administrative Agent, each Issuing Bank and the Lenders in substantially the form of Exhibit B-2 and (z) a written opinion of the U.S. Borrower’s Global Finance and Governance Counsel, addressed to the Administrative Agent, the Multicurrency Administrative Agent, each Issuing Bank and the Lenders in substantially the form of Exhibit B-3.

(b)    Financial Statements and Projections. The Lenders shall have received (i) satisfactory audited annual consolidated financial statements of the U.S. Borrower for the most recent Fiscal Year ending at least 90 days prior to the Second Amendment Effective Date and (ii) U.S. Borrower’s projected consolidated income statement, balance sheet and cash flows for the period beginning after the most recently ended Fiscal Quarter for which financial statements have been delivered and ending on the last day of the U.S. Borrower’s 2021 Fiscal Year (prepared on a quarterly basis through the end of the U.S. Borrower’s 2017 Fiscal Year) and satisfactory to the Administrative Agent.

(c)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Second Amendment Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party (other than the certificate of incorporation of Levi Strauss International, which are certified by the secretary of Levi Strauss International) and a true and correct copy of its bylaws or operating, management or partnership agreement, and (ii) a certificate of compliance/status/good standing, as applicable, for each Loan Party from its jurisdiction of organization and each other jurisdiction in which it carries on business as may be reasonably requested by the Administrative Agent at least five (5) Business Days prior to the Second Amendment Effective Date.

(d)    No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of each Borrower, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in Article III are true and correct as of such date, and (iii) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(e)    Fees. The Lenders and the Agents shall have received all fees required to be paid, and all expenses for which reasonably detailed invoices have been presented (including the reasonable fees and expenses of legal counsel to the Administrative Agent and Multicurrency Administrative Agent), on or before one Business Day prior to the Second Amendment Effective Date.

(f)    Lien Searches. The Administrative Agent shall have received the results of a recent lien search in such jurisdictions as it may have requested, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Second Amendment Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.

(g)    Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lender is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(h)    Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer of each Borrower.

(i)    [Reserved].

(j)    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the U.S. Borrowing Base and the Canadian Borrowing Base as of February 26, 2017.

(k)    Closing Availability. After giving effect to all Borrowings to be made on the Second Amendment Effective Date and the issuance of any Letters of Credit on the Second Amendment Effective Date and payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, Availability shall not be less than $400,000,000.

(l)    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank, any Lender or their respective counsel may have reasonably requested.

(m)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code and PPSA financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

The Administrative Agent shall notify the Borrowers and the Lenders of the Second Amendment Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the effectiveness of the amendment and restatement contemplated by this Agreement and the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., New York City time, on May 23, 2017 (and, in the event such conditions are not so satisfied or waived, the Existing Credit Agreement shall remain in effect and the Commitments hereunder shall terminate at such time).

SECTION 4.02.    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    The representations and warranties of the Borrowers set forth in this Agreement (other than, in the case of a requested credit extension by the U.S. Borrower at a time when there are no Canadian Borrower Shared Outstandings, the representations and warranties of the Borrowers set forth in Section 3.11) shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)    After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Revolving Exposure Limitations shall be satisfied.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, each Loan Party executing this Agreement covenants and agrees with the Lenders that:

SECTION 5.01.    Financial Statements; Borrowing Base and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a)    within 120 days after the end of each Fiscal Year of the U.S. Borrower (or, if earlier, the date provided to the holders of the U.S. Borrower’s equity or debt securities generally), its audited consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied. The U.S. Borrower shall be deemed to have delivered the financial statements required to be delivered pursuant to this Section 5.01(a) upon the filing of such financial statements by the U.S. Borrower through the SEC’s EDGAR system (or any successor electronic gathering system) or the publication by the U.S. Borrower of such financial statements on its website;

(b)    (i) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the U.S. Borrower, its consolidated and consolidating balance sheet (including a summary of stockholders’ equity as customarily shown on a balance sheet) and related statements of operations and cash flows, and, (ii) if Availability during any Fiscal Month is at any time less than the Minimum Excess Availability Amount, within 30 days after the end of such Fiscal Month, its consolidated and consolidating balance sheet and related statements of operations, in each case, as of the end of and for such Fiscal Quarter or Fiscal Month, as the case may be, and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of the Financial Officers of the Borrower Representative as presenting fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being acknowledged and agreed that such quarterly and monthly financial statements will not be subsequently audited on a quarterly or monthly basis). The U.S. Borrower shall be deemed to have delivered the financial statements required to be delivered pursuant to this Section 5.01(b) upon the filing of such financial statements by the U.S. Borrower through the SEC’s EDGAR system (or any successor electronic gathering system) or the publication by the U.S. Borrower of such financial statements on its website;

(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit D (i) certifying, in the case of the financial statements delivered under clause (b), as presenting fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being acknowledged and agreed that such quarterly and monthly financial statements will not be subsequently audited on a quarterly or monthly basis), (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.14 and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)    as soon as available but in any event no later than 75 days following the commencement of each Fiscal Year of the U.S. Borrower, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the U.S. Borrower for each month of the upcoming Fiscal Year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(e)    as soon as available but in any event within 20 days of the end of each Fiscal Quarter, and at such other times as may be necessary to redetermine availability of Loans and Letters of Credit to either Borrower hereunder or as may be requested by the Administrative Agent, as of the period then ended, a Borrowing Base Certificate which calculates the U.S. Borrowing Base and the Canadian Borrowing Base, and supporting information in connection therewith, together with any additional reports with respect to either such Borrowing Base as the Administrative Agent may reasonably request; provided that, the Borrowing Base Certificates will also be (i) prepared as of the last day of each Fiscal Month of the U.S. Borrower (x) during any period commencing when the aggregate Dollar Amount of outstanding Loans exceeds $350,000,000 at any time and ending at such time as the aggregate Dollar Amount of outstanding Loans has been less than or equal to $350,000,000 for 30 consecutive days and (y) after the Trademark Release Date has occurred, during any period commencing when the aggregate Dollar Amount of outstanding Loans (but excluding outstanding Letters of Credit) exceeds $15,000,000 at any time and ending at such time as the aggregate Dollar Amount of outstanding Loans (but excluding outstanding Letters of Credit) has been less than or equal to $15,000,000 for 30 consecutive days and (ii) prepared as of the last day of each fiscal week of the U.S. Borrower during any period commencing on the date that Availability is less than the Minimum Excess Availability Amount for five consecutive Business Days and continuing until such time as Availability is no longer less than the Minimum Excess Availability Amount for five consecutive Business Days. If the Borrowers are required to deliver a monthly Borrowing Base Certificate or weekly Borrowing Base Certificate as a result of the proviso to the foregoing sentence, such Borrowing Base Certificate shall be delivered (i) no later than seven Business Days after the date the obligation to deliver such Borrowing Base Certificate arises (in the case of monthly Borrowing Base Certificates) based on the most recent Fiscal Month ended at least 20 days prior to such date of delivery and thereafter no later than the 20th day following the last day of each subsequent Fiscal Month ending during the period when monthly Borrowing Base Certificates are required to be delivered and (ii) no later than three Business Days after the date the obligation to deliver such Borrowing Base Certificate arises (in the case of weekly Borrowing Base Certificates) based on the most recent fiscal week ended at least three Business Days prior to such date of delivery and thereafter no later than the third Business Day following the last day of each subsequent fiscal week ending during the period when weekly Borrowing Base Certificates are required to be delivered;

(f)    concurrently with the delivery of each Borrowing Base Certificate pursuant to paragraph (e) above, as of the period covered thereby, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent:

(i)    a detailed aging of the Loan Parties’ Accounts, including all invoices aged by invoice date and due date, prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name and balance due for each Account Debtor;

(ii)    a schedule detailing the Loan Parties’ Inventory, in form reasonably satisfactory to the Administrative Agent, (1) by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower Representative are deemed by the Administrative Agent to be appropriate, and (2) including a report of any variances or other results of Inventory counts performed by the Borrowers since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by Borrowers and complaints and claims made against the Borrowers);

(iii)    a worksheet of calculations prepared by the Borrowers to determine Eligible Accounts and Eligible Inventory, such worksheets detailing the Accounts and Inventory excluded from Eligible Accounts and Eligible Inventory and the reason for such exclusion;

(iv)    a reconciliation of the Loan Parties’ Accounts and Inventory between (A) the amounts shown in the Loan Parties’ general ledger and financial statements and the reports delivered pursuant to clauses (i) and (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i) and (ii) above and the Borrowing Base Certificate delivered pursuant to clause (f) above as of such date; and

(v)    a reconciliation of the loan balance per the Loan Parties’ general ledger to the loan balance under this Agreement;

(g)    upon the request of the Administrative Agent during any period when the Borrowers are required to deliver weekly Borrowing Base Certificates, the Loan Parties’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(h)    concurrently with the delivery of any Borrowing Base Certificate pursuant to paragraph (e) above, as of the period covered thereby, a schedule and aging of the Loan Parties’ accounts payable, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent;

(i)    within 30 days of each March 31 and September 30 an updated customer list for each Borrower and its Subsidiaries, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent and certified as true and correct by a Financial Officer of the Borrower Representative;

(j)    promptly upon the Administrative Agent’s request:

(i)    copies of invoices in connection with the invoices issued by the Loan Parties in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)    copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory purchased by any Loan Party; and

(iii)    a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(k)    promptly after the filing thereof with any Governmental Authority, a copy of each actuarial valuation report and, upon request of the Multicurrency Administrative Agent, Annual Information Return in respect of any Canadian Pension Plan;

(l)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower or any Subsidiary with any U.S. or Canadian federal or provincial securities commission, or any Governmental Authority succeeding to any or all of the functions of said commission, or with any national securities exchange, or distributed by any Borrower to its shareholders generally, as the case may be. The applicable Borrower shall be deemed to have delivered the reports, statements and other materials required to be delivered pursuant to this Section 5.01(l) upon the filing of such reports, statements and other materials by the applicable Borrower through the SEC’s EDGAR system (or any successor electronic gathering system) or the publication by the applicable Borrower of such reports, statements and other materials on its website;

(m)    promptly following the Disposition of accounts receivable and other payment obligations in the ordinary course pursuant to Section 6.05(g), written notice to the Administrative Agent regarding such Dispositions including reasonably detailed information regarding each such Disposition; and

(n)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent, the Multicurrency Administrative Agent or any Lender may reasonably request.

SECTION 5.02.    Notices of Material Events. The Borrowers will furnish to the Administrative Agent, the Multicurrency Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a)    the occurrence of any Default;

(b)    receipt of any notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that could reasonably be expected to have a Material Adverse Effect;

(c)    any Lien (other than Permitted Encumbrances) or claim made or asserted against any material portion of the Collateral;

(d)    any loss, damage, or destruction to or Disposition outside the ordinary course of business of the Collateral in the amount of $15,000,000 or more, whether or not covered by insurance;

(e)    within five Business Days of receipt thereof and no earlier than after passage of any applicable cure period, any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located having a value in excess of $500,000 in respect of an individual leased location or public warehouse or holding Collateral having a value in excess of $1,000,000 in the aggregate across all such leased locations or public warehouses;

(f)    simultaneously with the delivery of any Borrowing Base Certificate pursuant to Section 5.01(e), a list of counterparties under each Swap Agreement entered into by any Loan Party and a listing of the aggregate mark-to-market position of the Loan Parties as provided by each such counterparty with respect to all Swap Agreements then outstanding with each such counterparty;

(g)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $20,000,000; and

(h)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.    Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted in all material respects, except to the extent that the failure to maintain such existence and qualification or good standing could not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or in other fields of enterprise reasonably related thereto.

SECTION 5.04.    Payment of Obligations. Each Loan Party will pay or discharge all of its respective Material Indebtedness and all other material liabilities and obligations, including material Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided, however, each Loan Party will, and will cause each Subsidiary to, remit material withholding taxes and other material payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05.    Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06.    Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, in an ordinary course manner as determined by the applicable Loan Party, and (b) permit any representatives designated by the Administrative Agent, the Multicurrency Administrative Agent or any Lender (including employees of the Administrative Agent, the Multicurrency Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, conduct at the Loan Party’s premises, field examinations of the Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times as reasonably requested; provided that, except for inspections during the continuance of a Default (i) if Availability is less than the greater of (x) $125,000,000 or (y) 20% of the Line Cap, in each case, at any time during any Fiscal Year, no more than two such inspections shall be at the U.S. Borrower’s expense and (ii) otherwise, no more than one such inspection during such Fiscal Year shall be permitted and such inspection shall be at the U.S. Borrower’s expense. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent, the Multicurrency Administrative Agent and the Lenders.

SECTION 5.07.    Compliance with Laws.

(a)    Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    In addition to and without limiting the generality of clause (a), each Canadian Loan Party will, and will cause each Subsidiary to, (i) comply with all applicable provisions of Applicable Pension Laws and the regulations thereunder with respect to all Canadian Pension Plans, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect; (ii) not: (A)

contribute to or assume an obligation to contribute to any new defined benefit Canadian Pension Plan to which the Canadian Loan Party is not already contributing on the Original Effective Date, without the prior written consent of the Administrative Agent, which consent shall be granted unless otherwise determined by the Administrative Agent in its Permitted Discretion, or (B) unless required by a Governmental Authority, wind-up any defined benefit Canadian Pension Plan, in whole or in part, unless the Canadian Loan Party has obtained written advice from the actuary for such plan that the plan (or part thereof in the case of a partial windup) is fully funded or has a wind-up deficiency of no more than $10,000,000 at the effective date of the windup, without the prior written consent of the Administrative Agent, which consent shall be granted unless otherwise determined by the Administrative Agent in its Permitted Discretion. All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by each Canadian Loan Party and each Subsidiary of each Canadian Loan Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws. The Canadian Loan Parties shall deliver to the Administrative Agent notification within 30 days of (w) any increases in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, which increases have a cost to one or more of the Canadian Loan Parties and their Subsidiaries in excess of $250,000 per annum in the aggregate, or (x) the establishment of any new Canadian Pension Plan or Canadian Benefit Plan, or (y) the commencement of contributions to any such plan to which any Canadian Loan Party was not previously contributing, or (z) any voluntary or involuntary termination of, or termination of participation in, a Canadian Pension Plan.

(c)    The Loan Parties and each Subsidiary (1) shall be at all times in material compliance with all Environmental Laws, and (2) shall similarly ensure that the assets and operations are in material compliance with all Environmental Laws and that no Hazardous Materials are, contrary to any Environmental Laws, discharged, emitted, released, generated, used, stored, managed, transported or otherwise dealt with.

(d)    The Loan Parties and each Subsidiary of the Loan Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties and each Subsidiary of the Loan Parties and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08.    Use of Proceeds. The proceeds of the Loans will be used for general corporate purposes. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. The Borrowers will not request any Borrowing or Letter of Credit, and each Borrower shall not, directly or indirectly, use the proceeds of any Borrowing or Letter of Credit or lend, contribute or otherwise make available such proceeds to any Person, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions by any Person, including any party hereto.

SECTION 5.09.    Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with carriers that are financially sound and reputable (as determined in good faith by the Loan Parties) (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.10.    Casualty and Condemnation. The Borrowers will furnish to the Administrative Agent, the Multicurrency Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.11.    Appraisals.

(a) (A) If Availability is less than the greater of (x) $125,000,000 or (y) 20% of the Line Cap, in each case, at any time during any Fiscal Year, no more than two (2) times during such Fiscal Year, or (B) otherwise, no more than one (1) time during such Fiscal Year, the Administrative Agent may, at the Borrowers’ expense, arrange for appraisals or updates thereof of all of the Inventory constituting finished goods from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis, reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulation and by the internal policies of the Lenders. In addition, if at any time prior to the Trademark Release Date, the Total Leverage Ratio, as of the last day of any Fiscal Year of the U.S. Borrower exceeds 4.25 to 1.0, the Administrative Agent shall have the right at the expense of the U.S. Loan Parties and at the Administrative Agent’s discretion, to arrange for an additional appraisal of the Eligible Trademark Collateral from an appraiser selected and engaged by the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulation. Notwithstanding the foregoing, if (x) an amount in excess of $500.0 million of the U.S. Borrowing Base is outstanding under the Facility at any time and (y) the Trademark Release Date has not occurred as of such date, then the Administrative Agent shall (at the expense of the U.S. Loan Parties) arrange for one annual additional appraisal of the Eligible Trademark Collateral from an appraiser reasonably selected and engaged by the Administrative Agent, such appraisal and update to include, without limitation, information required by applicable law and regulation.

(b)    In addition to the appraisals provided for above, whenever a Default or Event of Default exists, the Administrative Agent may, at the U.S. Borrower’s expense and at the Administrative Agent’s discretion, arrange for additional appraisals or updates thereof of any or all of the Collateral from an appraiser, and prepared on a basis, reasonably satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulation and by the internal policies of the Lenders.

SECTION 5.12.    Depository Banks. Each of the Loan Parties will maintain the Administrative Agent, Bank of America, N.A., The Bank of Nova Scotia (for any Canadian Loan Party) or such other financial institution reasonably acceptable to the Administrative Agent (at the U.S. Borrower’s discretion) as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

SECTION 5.13.    Additional Collateral; Further Assurances.

(a)    Subject to applicable law, each Borrower and each Loan Party will cause each of its Domestic Subsidiaries and Canadian Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing (i) in the case of a Domestic Subsidiary, a U.S. Joinder Agreement and (ii) in the case of a Canadian Subsidiary, a Canadian Joinder Agreement (provided that, without limiting the provisions thereof, any Canadian Collateral of such Canadian Subsidiary shall be excluded from the Collateral securing the U.S. Secured Obligations).

Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the applicable Lender Parties, in any property of such Loan Party which constitutes Collateral, under the applicable Security Agreement.

(b)    Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(c)    The Borrowers agree that they will, or will cause their relevant Subsidiaries to, complete each of the actions described on Schedule 5.13 as soon as commercially reasonable and by no later than the date set forth on Schedule 5.13 with respect to such action or such later date as the Administrative Agent (acting in its sole discretion) may reasonably agree.

SECTION 5.14.    Borrowing Base Cash Collateral Accounts; Availability Cash Collateral Accounts.

(a)    Cash or Cash Equivalents in the U.S. Borrowing Base Cash Collateral Account and Canadian Borrowing Base Cash Collateral Account shall only be included in the applicable Borrowing Base on any day to the extent that the Administrative Agent has received from the bank with respect to which such account is maintained or the Borrower Representative, in such detail as the Administrative Agent shall request, information identifying the amounts of cash and Cash Equivalents held as of the end of the immediately preceding Business Day in each account included in the U.S. Borrowing Base Cash Collateral Account or Canadian Borrowing Base Cash Collateral Account, as applicable.

(b)    No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries or the LS&Co. Trust to, withdraw any cash or Cash Equivalents from the U.S. Borrowing Base Cash Collateral Account or the Canadian Borrowing Base Cash Collateral Account unless:

(i)    the U.S. Borrower has provided the Administrative Agent with at least one Business Day prior notice of such withdrawal; and

(ii)    after giving effect to such withdrawal, the Revolving Exposure Limitations would not be exceeded.

(c)    No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries or the LS&Co. Trust to, withdraw any cash or Cash Equivalents from the U.S. Availability Cash Collateral Account or the Canadian Availability Cash Collateral Account unless:

(i)    the Borrower Representative has provided the Administrative Agent with at least one Business Day prior notice of such withdrawal;

(ii)    after giving effect to such withdrawal (x) in the case of the U.S. Availability Cash Collateral Account (i) the sum of the aggregate undrawn amount of all outstanding Cash Collateralized Letters of Credit issued for the account of the U.S. Borrower plus, without duplication, the aggregate unpaid reimbursement obligations with respect to all Cash Collateralized Letters of Credit issued for the account of the U.S. Borrower, does not exceed (ii) the aggregate amount of cash and Cash Equivalents held in the U.S. Availability Cash Collateral Account and designated by the Borrower Representative as being allocated to Cash Collateralized Letters of Credit or (y) in the case of the Canadian Availability Cash Collateral Account (i) the sum of the aggregate undrawn amount of all outstanding Cash Collateralized Letters of Credit issued for the account of the Canadian Borrower plus, without duplication, the aggregate unpaid reimbursement obligations with respect to all Cash Collateralized Letters of Credit issued for the account of the Canadian Borrower, does not exceed (ii) the aggregate amount of cash and Cash Equivalents held in the Canadian Availability Cash Collateral Account and designated by the Borrower Representative as being allocated to Cash Collateralized Letters of Credit; and

(iii)    after giving effect to such withdrawal, the Revolving Exposure Limitations would not be exceeded.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, each Loan Party executing this Agreement covenants and agrees with the Lenders that:

SECTION 6.01.    Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness owed by the U.S. Borrower or any of its Subsidiaries to the U.S. Borrower or any of its Subsidiaries; provided that (x) any Indebtedness owed by a Loan Party to a Subsidiary that is not a Loan Party shall be subordinated to the Obligations (in the case of Indebtedness of any U.S. Loan Party) or the Canadian Obligations (in the case of Indebtedness of any Canadian Loan Party) and (y) any Indebtedness owed by a U.S. Loan Party to a Canadian Loan Party shall be subordinated to the Obligations;

(b)    Indebtedness of the U.S. Loan Parties issued in a Capital Markets Transaction, provided such Indebtedness is unsecured and such Indebtedness does not have a stated maturity date or required principal payments earlier than 91 days after the Maturity Date;

(c)    Guarantees of the U.S. Borrower under the LS&Co. Trust Agreement; provided that the investment activities of the LS&Co. Trust are in compliance with the Investment Policies;

(d)    Guarantees of (i) the U.S. Loan Parties in respect of the obligations of Loan Parties, (ii) the Canadian Loan Parties in respect of the obligations of Canadian Loan Parties and (iii) Foreign Subsidiaries that are not Loan Parties in respect of the obligations of Foreign Subsidiaries that are not Loan Parties, in each case, arising under or in connection with Banking Services in the ordinary course of business;

(e)    Indebtedness of the U.S. Borrower and its Subsidiaries outstanding on the Second Amendment Effective Date and listed on Schedule 6.01 and any Permitted Refinancing Indebtedness in respect thereof; provided that intercompany Indebtedness set forth on Schedule 6.01 may not be refinanced pursuant to Section 6.01(e) with third-party Indebtedness;

(f)    Indebtedness of the Loan Parties under the Loan Documents;

(g)    Indebtedness of the U.S. Borrower and its Subsidiaries secured by Liens permitted by Section 6.02(c) not to exceed in the aggregate $200,000,000 at any time outstanding;

(h)    Indebtedness of the U.S. Borrower or any Subsidiary in respect of Swap Agreements permitted under Section 6.07;

(i)    so long as the Minimum Intercompany Transaction Requirement is met (unless pro forma Availability is not less than the greater of (x) $75.0 million and (y) 10% of the Line Cap, in which case, the Minimum Intercompany Transaction Requirement need not be met), Indebtedness (in the case of Indebtedness of (A) any U.S. Loan Party to any Subsidiary that is not a U.S. Loan Party or (B) any Canadian Loan Party to any Subsidiary that is not a Loan Party, maturing at least six months after the Maturity Date) of the U.S. Borrower and its Subsidiaries to LSIFCS or any other Affiliate of the U.S. Borrower providing services similar to the services provided by LSIFCS in the ordinary course of business and Indebtedness (in the case of Indebtedness of (A) any U.S. Loan Party to any Subsidiary that is not a U.S. Loan Party or (B) any Canadian Loan Party to any Subsidiary that is not a Loan Party, maturing at least six months after the Maturity Date) of LSIFCS or any other Affiliate of the U.S. Borrower providing services similar to the services provided by LSIFCS to the U.S. Borrower and any of its other Subsidiaries in the ordinary course of business;

(j)    Indebtedness of the U.S. Borrower and its Subsidiaries in the form of Real Estate Financing Transactions and any Permitted Refinancing Indebtedness in respect thereof, provided the aggregate principal amount of all Indebtedness permitted under this Section 6.01(j) and Section 6.01(k) (including all such Indebtedness existing on the Second Amendment Effective Date and listed on Schedule 6.01) does not exceed in the aggregate $350,000,000 at any time outstanding;

(k)    Indebtedness of the U.S. Borrower and its Subsidiaries in the form of Equipment Financing Transactions and any Permitted Refinancing Indebtedness in respect thereof, provided the aggregate principal amount of all Indebtedness permitted under this Section 6.01(k) and Section 6.01(j) (including all such Indebtedness existing on the Second Amendment Effective Date and listed on Schedule 6.01) does not exceed in the aggregate $350,000,000 at any time outstanding;

(l)    Indebtedness arising from agreements of the U.S. Borrower or any of its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Equity Interests of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests of a Subsidiary; provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the U.S. Borrower or such Subsidiary in connection with such disposition;

(m)    customary unsecured indemnification obligations and other unsecured Guarantees of the U.S. Borrower incurred in connection with any Permitted Foreign Receivables Transaction or any Foreign Inventory Transaction;

(n)    Indebtedness of the U.S. Borrower to any of its Subsidiaries or of any of its Subsidiaries to any of its Subsidiaries in connection with transactions incurred in the ordinary course of business in an amount not to exceed the value thereof and any related servicing fees;

(o)    Indebtedness of the U.S. Borrower and its Subsidiaries arising from the honoring of a check, draft, wire transfer or similar instrument against insufficient funds; provided that such Indebtedness is unsecured other than by a Lien permitted pursuant to Section 6.02(l) or is supported by a Letter of Credit;

(p)    Indebtedness of any Foreign Subsidiary (other than a Canadian Subsidiary) to any Person other than the U.S. Borrower or any of its Subsidiaries and any related unsecured Guarantees issued by the U.S. Borrower or any other Loan Party, including, without limitation, Indebtedness incurred in connection with any Permitted Foreign Receivables Transaction or any Foreign Inventory Transaction;

(q)    Indebtedness of the U.S. Loan Parties secured by assets not constituting Collateral in reliance on Section 6.02(o); provided that such Indebtedness has a final maturity that is at least six months after the Maturity Date and does not have scheduled amortization in excess of 1% per annum of the original principal amount thereof in any four Fiscal Quarter Period prior to that date that is six months after the Maturity Date;

(r)    in addition to the foregoing Sections 6.01(a)-(q) and without duplication, Indebtedness of the U.S. Borrower and its Subsidiaries, provided that the aggregate principal amount of all Indebtedness outstanding at any time under this Section 6.01(r) shall not exceed the greater of (x) $200,000,000 and (y) 10% of the Consolidated Net Tangible Assets of the U.S. Borrower, in each case at any time outstanding;

(s)    Capital Lease Obligations of the U.S. Borrower or any of its Subsidiaries not exceeding $100,000,000 in aggregate principal amount at any time outstanding;

(t)    obligations of the U.S. Borrower to purchase Equity Interests from present or former employees, directors or other recipients (and their beneficiaries) of such Equity Interests under the U.S. Borrower’s incentive compensation plans and agreements as provided under such plans and agreements;

(u)    Indebtedness of a Subsidiary of the U.S. Borrower acquired after the Second Amendment Effective Date outstanding on the date on which that Subsidiary was acquired by the U.S. Borrower (other than Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which that Subsidiary became a Subsidiary of the U.S. Borrower); provided that at the time that such Subsidiary became a Subsidiary of the U.S. Borrower and after giving effect to the incurrence of that Indebtedness, (i) the U.S. Borrower would be in compliance with the Consolidated Fixed Charge Coverage Ratio test set forth in Section 6.14(a) (whether or not such covenant is otherwise then applicable) or (ii) such Consolidated Fixed Charge Coverage Ratio would have been greater than such ratio immediately prior to such transaction; and

(v)    Indebtedness in connection with one or more standby letters of credit or performance bonds issued by the U.S. Borrower or any of its Subsidiaries in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit.

SECTION 6.02.    Liens. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)    Permitted Encumbrances;

(b)    Liens existing on the Second Amendment Effective Date and listed on Schedule 6.02 and any renewals or extensions thereof, provided that the property covered thereby is not increased (except as contemplated thereby) and any renewal or extension of the obligations secured or benefited thereby constitutes Permitted Refinancing Indebtedness;

(c)    purchase money Liens upon or in real property or Equipment acquired or held by the U.S. Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition or improvement of any such property to be subject to such Liens and any Permitted Refinancing Indebtedness in respect thereof, or Liens existing on any such property at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price) and any Permitted Refinancing Indebtedness in respect thereof; provided, however, that no such Lien shall extend to or cover any property other than the property being acquired or improved; and provided, further, that the aggregate principal amount of the Indebtedness secured by Liens permitted by this Section 6.02(c) shall not exceed the amount permitted under Section 6.01(g);

(d)    Liens consisting of assignments, pledges or deposits securing the performance of, or payment in respect of, the customs duties owed to customs and revenue authorities arising in the ordinary course of business and as a matter of law in connection with the importation of goods, or securing guarantees, standby letters of credit, performance bonds or other similar bonds which, in turn, secure the payment of such customs duties to customs or revenue authorities;

(e)    Liens arising in connection with Capital Lease Obligations permitted under Section 6.01(s); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capital Lease Obligations and the proceeds thereof;

(f)    Liens (other than Liens on assets of LSIFCS) attaching to ownership interests in joint ventures (whether in partnership, corporate or other form) or attaching to intellectual property rights relating to such joint ventures;

(g)    Liens (other than Liens on assets of LSIFCS) created in connection with (A) Equipment Financing Transactions and Permitted Refinancing Indebtedness in respect thereof permitted under Section 6.01(k) and (B) Real Estate Financing Transactions and Permitted Refinancing Indebtedness in respect thereof permitted under Section 6.01(j); provided, however, that no such Lien shall extend to or cover property (other than the property subject to such Equipment Financing Transaction or Real Estate Financing Transaction) or Collateral;

(h)    Liens created pursuant to applications or reimbursement agreements pertaining to documentary letters of credit which encumber documents and goods of the U.S. Borrower or any of its Subsidiaries (other than LSIFCS or the LS&Co. Trust) constituting part of the goods covered by the applicable letter of credit and the products and proceeds thereof;

(i)    Liens in favor of the counterparty to a repurchase agreement entered into in the ordinary course of business and permitted under Section 6.04(d) on the Cash Equivalents that are the subject of such repurchase agreement;

(j)    any interest or title of a lessor or a sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other permitted Liens in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect;

(k)    leases or subleases granted to others not interfering with the ordinary conduct of the business of the grantor thereof;

(l)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, or by virtue of the terms of a customary account agreement relating to a deposit account; provided that (i) such deposit account is not a U.S. Borrowing Base Cash Collateral Account or Canadian Borrowing Base Cash Collateral Account and is not subject to restrictions against access by the U.S. Borrower or any of its Subsidiaries owning the affected deposit account or other funds maintained with a creditor depository institution in excess of those set forth by regulations promulgated by the Federal Reserve Board or any foreign regulatory agency performing an equivalent function, and (ii) such deposit account is not intended by the U.S. Borrower or any of its Subsidiaries to provide collateral (other than such as is ancillary to the establishment of such deposit account) to the depository institution;

(m)    Liens, assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by the U.S. Borrower or any of its Subsidiaries under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(n)    Liens on property of any Foreign Subsidiary (other than a Canadian Loan Party) securing obligations of Foreign Subsidiaries (other than a Canadian Loan Party);

(o)    In addition to the foregoing Sections 6.02(a)-(n), Liens on assets other than Collateral securing Indebtedness permitted by Section 6.01 in an aggregate principal amount not to exceed the greater of (x) an amount equal to $1,600,000,000 minus the aggregate amount of the Commitments then in effect and (y) the amount that, on a pro forma basis assuming all Commitments then in effect were fully drawn, would not cause the Secured Leverage Ratio of the U.S. Borrower to exceed 3.25 to 1.00 as of the most recent date for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to the date of incurrence of such Liens; provided that in the case of each of clauses (x) and (y), the trustee or agent, as applicable, for the holders of the Indebtedness secured by such Liens enter into a customary intercreditor agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

(p)    Liens on cash, Cash Equivalents or other assets of the U.S. Borrower or any of its Subsidiaries deposited in a margin account securing Ordinary Course Swap Agreements permitted under Section 6.01(h);

(q)    In addition to the foregoing Sections 6.02(a)-(p), other Liens on assets other than Collateral securing Indebtedness outstanding of the U.S. Borrower or any of its Subsidiaries (other than the LS&Co. Trust) permitted by Section 6.01 in an aggregate principal amount not to exceed 5.0% of the Consolidated Net Tangible Assets of the U.S. Borrower as of the most recent date for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to the date of incurrence of such Liens;

(r)    Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business; and

(s)    Liens on cash or Cash Equivalents held as proceeds of Permitted Refinancing Indebtedness pending the payment, purchase, defeasance or other retirement of the Indebtedness being refinanced.

SECTION 6.03.    Fundamental Changes. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly, merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom:

(a)    any Domestic Subsidiary may merge into or consolidate with, or may be liquidated, wound-up or dissolved into, the U.S. Borrower or any other Domestic Subsidiary; provided that (i) the Person formed by such merger or consolidation, or into which such Domestic Subsidiary is liquidated, wound-up or dissolved (A) in the case of any such transaction involving the U.S. Borrower, shall be the U.S. Borrower and (B) in the case of any such transaction involving a U.S. Guarantor and not the U.S. Borrower, shall be a U.S. Guarantor and (ii) concurrently with or prior to the consummation of such transaction, the U.S. Borrower shall have or caused to be delivered to the Administrative Agent such instruments, agreements or other documents as the Administrative Agent may reasonably request;

(b)    any Canadian Subsidiary may merge into, amalgamate or consolidate with, or may be liquidated, wound-up or dissolved into, the Canadian Borrower or any other Canadian Subsidiary; provided that (i) the Person formed by such merger, amalgamation or consolidation, or into which such Canadian Subsidiary is liquidated, wound-up or dissolved (A) in the case of any such transaction involving the Canadian Borrower, shall be the Canadian Borrower and (B) in the case of any such transaction involving a Multicurrency Loan Guarantor and not the Canadian Borrower, shall be a Multicurrency Loan Guarantor and (ii) concurrently with or prior to the consummation of such transaction, the Canadian Borrower shall have or caused to be delivered to the Administrative Agent such instruments, agreements or other documents as the Administrative Agent may reasonably request;

(c)    any Foreign Subsidiary (other than a Canadian Loan Party) may merge into or consolidate with, or may be liquidated, wound-up or dissolved into, the U.S. Borrower or any Subsidiary; provided that the Person formed by such merger or consolidation, or into which such Foreign Subsidiary is liquidated, wound-up or dissolved (i) in the case of any such transaction involving the U.S. Borrower shall be the U.S. Borrower, (ii) in the case of any such transaction involving the Canadian Borrower shall be the Canadian Borrower and (iii) in the case of any such transaction involving a Loan Guarantor and not the U.S. Borrower or the Canadian Borrower, shall be a Loan Guarantor;

(d)    the LS&Co. Trust may merge into or consolidate with any other trust adopted and maintained by the U.S. Borrower for a similar purpose pursuant to a trust agreement in form and substance reasonably satisfactory to the Administrative Agent;

(e)    the U.S. Borrower and any of its Subsidiaries may make any Disposition permitted pursuant to Section 6.05(k) or 6.05(m); and

(f)    Dispositions permitted by Section 6.05(p).

SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly, make or hold any Investments, except:

(a)    loan Investments existing on the Second Amendment Effective Date and described on Schedule 6.04 and any extensions or renewals thereof or conversions of any such loan Investments to equity Investments;

(b)    equity Investments by the U.S. Borrower and its Subsidiaries in their Subsidiaries existing on the Second Amendment Effective Date and described on Schedule 6.04;

(c)    advances by the U.S. Borrower or any of its Subsidiaries to officers, directors and employees of the U.S. Borrower or any of its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(d)    Investments by the U.S. Borrower or any Domestic Subsidiary in Short-term Investments held either (i) in an account subject to a control agreement or (ii) in an account not subject to a control agreement, provided that the aggregate amount of assets of all Loan Parties in all accounts of all such Persons not subject to control agreements in favor of the Administrative Agent at no time exceeds $10,000,000;

(e)    Investments by the U.S. Borrower or any of its Domestic Subsidiaries in the form of extensions of credit to customers or direct or indirect suppliers of the U.S. Borrower or any of its Domestic Subsidiaries in the ordinary course of business;

(f)    Investments by (i) any U.S. Loan Party in any other U.S. Loan Party, (ii) any Canadian Loan Party in any Loan Party and (iii) any Subsidiary of the U.S. Borrower that is not a Loan Party in the U.S. Borrower or any of its Subsidiaries;

(g)    Investments by any Foreign Subsidiary (other than a Canadian Loan Party);

(h)    Investments consisting of mergers and consolidations permitted under Section 6.03 and Restricted Payments and payments of other Indebtedness permitted under Section 6.08;

(i)    so long as the Minimum Intercompany Transaction Requirement is met (unless pro forma Availability is not less than the greater of (x) $75.0 million and (y) 10% of the Line Cap, in which case, the Minimum Intercompany Transaction Requirement need not be met), Investments among the U.S. Borrower and any of its Subsidiaries;

(j)    other Investments by the U.S. Borrower and its Subsidiaries in any Subsidiary of the U.S. Borrower not otherwise permitted under this Section 6.04, provided that (i) no Default or Event of Default shall have occurred and be continuing at the time such Investment is made or after giving effect thereto and (ii) after giving effect thereto, pro forma Availability is not less than the greater of (x) $100.0 million and (y) 15% of the Line Cap;

(k)    other Investments by the U.S. Borrower and its Subsidiaries not otherwise permitted under this Section 6.04, provided that (i) no Default shall have occurred and be continuing at the time such Investment is made or after giving effect thereto and (ii) after giving effect thereto, (1) such other Investments by the U.S. Borrower and its Subsidiaries pursuant to this clause (k) shall not exceed $40,000,000 in the aggregate and (2) the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive Fiscal Quarters ended on the last day of the Fiscal Quarter most recently reported is not less than 1.00 to 1.00;

(l)    Investments by the U.S. Borrower into the LS&Co. Trust and by the LS&Co. Trust permitted by the LS&Co. Trust Agreement;

(m)    any Investment made in a Person to the extent the Investment represents the non-cash portion of the consideration received in connection with a Disposition consummated in compliance with clause (l) of Section 6.05; and

(n)    to the extent constituting Investments, Swap Agreements permitted under Section 6.07;

provided further, that (i) the requirements of this Section 6.04 (other than the requirements of Section 6.04(d)) shall not apply to any Investment when the Payment Conditions with respect thereto are satisfied and the Loan Parties shall have delivered to the Administrative Agent either a certificate of a Financial Officer (with reasonably detailed calculations) certifying satisfaction of the Payment Conditions or other evidence of the same reasonably satisfactory to the Administrative Agent and (ii) no Default or Event of Default shall be deemed to have occurred if the Payment Conditions with respect to any Investment cease to be satisfied based solely on any Investments made when the Payment Conditions with respect thereto were satisfied.

SECTION 6.05.    Asset Sales. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, except:

(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, including any property no longer used in the business;

(b)    Dispositions of Inventory (i) in the ordinary course of business or (ii) by the U.S. Borrower or any of its Subsidiaries to the U.S. Borrower or any of its Subsidiaries in arm’s-length transactions in the ordinary course of business;

(c)    Dispositions of past due accounts receivable to collection agencies in connection with the collection thereof in the ordinary course of business;

(d)    Dispositions by any Foreign Subsidiary (other than a Canadian Loan Party);

(e)    Dispositions permitted by Section 6.03;

(f)    Dispositions of real property pursuant to Real Estate Financing Transactions permitted under Section 6.01(j);

(g)    Dispositions of accounts receivable and other payment obligations owing to Loan Parties in the ordinary course so long as the Outstanding Receivables Amount (i) does not exceed $75,000,000 at any time and (ii) does not consist of Accounts and other payment obligations of more than two Account Debtors at any time;

(h)    Transfers and contributions of funds from time to time (i) by the U.S. Borrower to trusts adopted and maintained by the U.S. Borrower in connection with the deferred compensation plans adopted by the U.S. Borrower (collectively, the “LS&Co. Deferred Compensation Plan”) for the

purpose of contributing funds to be held until paid to participants in the LS&Co. Deferred Compensation Plan and their beneficiaries (together with any successors, collectively, the “LS&Co. Trust”) pursuant to the related trust agreements (collectively, the “LS&Co. Trust Agreement”) and (ii) by the LS&Co. Trust to plan participants or the U.S. Borrower in accordance with the LS&Co. Trust Agreement;

(i)    Licenses of intellectual property rights (other than, prior to the Trademark Release Date, the Eligible Trademark Collateral) other than in the ordinary course of business or other Dispositions of all right, title and interest in any intellectual property (other than, prior to the Trademark Release Date, licenses of the Eligible Trademark Collateral), provided that each such Disposition is for fair market value (in the case of any material Disposition, as determined in good faith by the board of directors of the U.S. Borrower), provided further that, with respect to the intellectual property subject to any such Disposition, the sales in the applicable jurisdictions for the prior twelve-month period of Inventory using such intellectual property in the production thereof do not in the aggregate (A) with respect to any single Disposition (or series of Dispositions) account for more than five percent (5%) of the consolidated net sales of the U.S. Borrower and its Subsidiaries for the prior twelve-month period and (B) with respect to all such Dispositions account for more than ten percent (10%) of the consolidated net sales of the U.S. Borrower and its Subsidiaries for the prior twelve-month period;

(j)    Dispositions of equipment pursuant to Equipment Financing Transactions permitted under Section 6.01(k);

(k)    so long as the Minimum Intercompany Transaction Requirement is met (unless pro forma Availability is not less than the greater of (x) $75.0 million and (y) 10% of the Line Cap, in which case, the Minimum Intercompany Transaction Requirement need not be met), Dispositions by the U.S. Borrower or any of its Subsidiaries to the U.S. Borrower or any of its Subsidiaries of property other than Inventory, Accounts and, on or prior to the Trademark Release Date, the Eligible Trademark Collateral; provided that nothing in this Agreement or the other Loan Documents shall prohibit Dispositions by any of the U.S. Loan Parties to any of the other U.S. Loan Parties;

(l)    other Dispositions by the U.S. Borrower and its Subsidiaries of property other than Inventory, Accounts and intellectual property (other than following the Trademark Release Date, the Eligible Trademark Collateral); provided that (i) at the time of any such Disposition, no Default or Event of Default shall exist or shall result from such Disposition; (ii) the consideration received for such Disposition shall be in an amount at least equal to the fair market value of the assets sold, transferred, licensed or otherwise disposed of; (iii) at least seventy-five percent (75%) of the consideration received for such Disposition shall be cash; and (iv) the aggregate fair market value of all assets so sold, transferred, licensed or otherwise disposed of by the U.S. Borrower and its Subsidiaries shall not exceed $50,000,000 in any Fiscal Year;

(m)    Dispositions constituting leases or subleases granted to others in the ordinary course of business not interfering with the ordinary conduct of the business of the grantor thereof;

(n)    Dispositions involving the liquidation of any Foreign Subsidiary (other than a Canadian Loan Party) held directly by any Borrower or any Guarantor, provided that such Disposition is for the purpose of converting the U.S. Borrower’s business in such foreign region into licensee operations;

(o)    Dispositions of Short-term Investments in exchange for cash or other Short-term Investments;

(p)    Dispositions by the U.S. Borrower and its Subsidiaries of art and archived materials (as reasonably determined in good faith by the U.S. Borrower) with the fair market value (as reasonably determined in good faith by the U.S. Borrower) not to exceed $15,000,000 in the aggregate during the term of this Agreement; provided that (i) such art or archived materials do not constitute Inventory, Accounts or, on or prior to the Trademark Release Date, Eligible Trademark Collateral; (ii) such art or archived materials do not constitute a productive asset of the general type used in the business of the U.S. Borrower and its Subsidiaries; (iii) at the time of any such Disposition, no Default or Event of Default shall exist or result from such Disposition; and (iv) the $15,000,000 limit shall not apply as to the fair market value of any such Dispositions made in the form of a cash-less donation; and

(q)    licenses of intellectual property in the ordinary course of business.

SECTION 6.06.    Sale and Leaseback Transactions. Except as otherwise permitted pursuant to Section 6.01 and Section 6.05, no Loan Party shall, nor shall it permit any of its Subsidiaries or the LS&Co. Trust to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

SECTION 6.07.    Swap Agreements. No Loan Party shall, nor shall it permit any of its Subsidiaries or the LS&Co. Trust to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Borrower or any Subsidiary, and (c) Ordinary Course Swap Agreements.

SECTION 6.08.    Restricted Payments; Certain Payments of Indebtedness.

(a)    No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries or the LS&Co. Trust to, pay or make, directly or indirectly, any Restricted Payments, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom: (i) the U.S. Borrower may declare and pay dividends and distributions payable only in Equity Interests (other than Disqualified Stock) of the U.S. Borrower, (ii) the U.S. Borrower may purchase Equity Interests from present or former employees, directors or other recipients (and their beneficiaries) of such Equity Interests under the U.S. Borrower’s incentive compensation plans and agreements as provided under such plans and agreements for aggregate consideration not to exceed $35.0 million in any twelve (12) Fiscal Month period, (iii) Restricted Payments to a U.S. Loan Party, (iv) Restricted Payments by any Foreign Subsidiary to any Canadian Loan Party and (v) Restricted Payments by any Foreign Subsidiary (other than a Canadian Loan Party) to any Foreign Subsidiary; provided that (i) the requirements of this Section 6.08(a) shall not apply to any Restricted Payment when the Payment Conditions with respect thereto are satisfied and the Loan Parties shall have delivered to the Administrative Agent either a certificate of a Financial Officer (with reasonably detailed calculations) certifying satisfaction of the Payment Conditions or other evidence of the same reasonably satisfactory to the Administrative Agent and (ii) no Default or Event of Default shall be deemed to have occurred if the Payment Conditions with respect to any Restricted Payment cease to be satisfied based solely on any Restricted Payments made when the Payment Conditions with respect thereto were satisfied.

(b)    No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries or the LS&Co. Trust to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (collectively, a “prepayment”) any Indebtedness, except (i) the prepayment of the Loans in accordance with the terms of this Agreement, (ii) the prepayment of Indebtedness payable to a U.S. Loan Party, (iii) the prepayment of Indebtedness payable to a Canadian Loan Party by any Foreign Subsidiary, (iv) the prepayment of Indebtedness owed to any Foreign Subsidiary by any Foreign Subsidiary (other than a Canadian Loan Party), (v) the prepayment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of a permitted Disposition, (vi) the prepayment of Indebtedness, in whole or in part, from the net cash proceeds of (or in exchange for) Permitted Refinancing Indebtedness, (vii) the close out of Ordinary Course Swap Agreements, (viii) the prepayment of Indebtedness of the U.S. Borrower to any of its Subsidiaries and Indebtedness of any of its Subsidiaries to the U.S. Borrower or any of its other Subsidiaries to the extent such Indebtedness to be prepaid is permitted pursuant to Section 6.01, in each case, in accordance with any subordination terms thereof; provided in the case of a prepayment of Indebtedness of a Loan Party, at the time of such prepayment, such Loan Party would have been permitted to make an Investment in the Person to whom such prepayment is made in the amount of such prepayment and (ix) prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of the Existing Dollar Notes and the Existing Euro Notes, in each case required pursuant to the terms thereof as in effect on the Second Amendment Effective Date; provided that (i) the requirements of this Section 6.08(b) shall not apply to any payment in respect of any Indebtedness when the Payment Conditions with respect to such payment are satisfied and the Loan Parties shall have delivered to the Administrative Agent either a certificate of a Financial Officer (with reasonably detailed calculations) certifying satisfaction of the Payment Conditions or other evidence of the same reasonably satisfactory to the Administrative Agent and (ii) no Default or Event of Default shall be deemed to have occurred if the Payment Conditions with respect to any such payment in respect of Indebtedness cease to be satisfied based solely on any payments in respect of Indebtedness made when the Payment Conditions with respect thereto were satisfied.

SECTION 6.09.    Transactions with Affiliates. Except as permitted by Section 6.08(a), no Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly, enter into any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on terms substantially as favorable to the U.S. Borrower or such Subsidiary or the LS&Co. Trust as would be obtainable by the U.S. Borrower or such Subsidiary or the LS&Co. Trust at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that Dispositions permitted by Section 6.05(p) shall not be subject to these limitations.

SECTION 6.10.    Restrictive Agreements. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly, enter into or suffer to exist any agreement or arrangement limiting the ability of any of such Subsidiaries or the LS&Co. Trust to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or invest in, the U.S. Borrower or any of such Subsidiaries or the LS&Co. Trust (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (a) the Loan Documents, (b) restrictions on the declaration or payment or other distributions in respect of such Equity Interests contained in documentation for any Indebtedness permitted under Section 6.01(b), provided such restrictions are not more restrictive than the restrictions contained in the unsecured Indebtedness listed on Schedule 6.01 as in effect on the Second Amendment Effective Date, (c) restrictions on the transfer of the property subject to Equipment Financing Transactions permitted under Section 6.01(k) and Real Estate Financing Transactions permitted under Section 6.01(j) and Dispositions permitted under Section 6.05, (d) restrictions placed on the transfer by a Subsidiary of intellectual property rights granted by the U.S. Borrower in connection with the terms of licenses between the U.S. Borrower and any of its Subsidiaries relating to such intellectual property rights, (e) restrictions required to be placed on the transfer of property pursuant to a Lien permitted under Section 6.02, and (f) restrictions contained in the documentation for Indebtedness secured by a Lien permitted under Section 6.02(o) that are customary for financings of that type as determined in good faith by the board of directors of the U.S. Borrower.

SECTION 6.11.    Amendment of Material Documents.

(a)    No Loan Party shall, nor shall it permit any of its Subsidiaries or the LS&Co. Trust to, amend, modify or waive any of its rights under (i) any agreement relating to any Subordinated Indebtedness or (ii) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.

(b)    No Loan Party shall, nor shall it permit any of its Subsidiaries or the LS&Co. Trust to, amend or otherwise change the terms of any Indebtedness (including without limitation any terms of any security agreement relating to any Indebtedness) in a manner that is materially adverse to the Lenders.

SECTION 6.12.    Negative Pledges. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries or the LS&Co. Trust to, directly or indirectly, enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except:

(a)    negative pledges existing on property of the U.S. Borrower and its Subsidiaries on the Second Amendment Effective Date and listed on Schedule 6.12;

(b)    negative pledges in favor of the Administrative Agent, the Multicurrency Administrative Agent and the Lenders pursuant to the Loan Documents;

(c)    negative pledges in connection with any purchase money Indebtedness permitted under Section 6.01(g) solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness;

(d)    negative pledges in connection with any Capital Lease Obligation permitted under Section 6.01(s) solely to the extent that such Capital Lease Obligation prohibits a Lien on the property subject thereto;

(e)    negative pledges on the property subject to Equipment Financing Transactions permitted under Section 6.01(k) and Real Estate Financing Transactions permitted under Section 6.01(j), and negative pledges on the property subject to Liens permitted under Section 6.02;

(f)    negative pledges on intellectual property rights (other than, prior to the Trademark Release Date, Eligible Trademark Collateral) licensed from third parties;

(g)    negative pledges with respect to Indebtedness of Foreign Subsidiaries (other than Canadian Loan Parties) that only apply to the assets of such Foreign Subsidiaries; and

(h)    negative pledges in Indebtedness permitted by Section 6.01; provided that such negative pledges do not restrict the Loan Parties from securing the Obligations with Liens on any of their assets (except for restrictions contained in Indebtedness secured by Liens permitted by Section 6.02 which Liens apply only to the assets securing such Indebtedness).

SECTION 6.13.    Changes in Nature of Business; Fiscal Year. No Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, directly or indirectly engage in any material line of business not related, incidental or complementary to the manufacture and sale of clothing and accessories. The LOS Business is a business that is related to, complementary to, or incidental to the manufacture and sale of clothing within the meaning of the preceding sentence. No Loan Party shall change its fiscal year-end to a date other than the date specified (as of the Second Amendment Effective Date) in the definition of Fiscal Year.

SECTION 6.14.    Financial Covenant.

(a)    Consolidated Fixed Charge Coverage Ratio. During any Compliance Period, the Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for any twelve Fiscal Month period ending on the last day of each Fiscal Month, commencing with the Fiscal Month most recently ended prior to the commencement of such Compliance Period for which financial statements have been delivered pursuant to this Agreement or as of the last day of any subsequent Fiscal Month thereafter until the end of such Compliance Period, to be less than 1.0 to 1.0.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)    any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    any Borrower shall fail to pay (i) any interest on any Loan payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days after written notice thereof from the Administrative Agent (which written notice shall be given at the request of any Lender);

(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08, 5.11 or in Article VI;

(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of (i) 5 Business Days after the earlier of any Loan Party’s knowledge of such breach or written notice thereof from the Administrative Agent (which written notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01(e), (f), (g) or (h) (or 2 Business Days if subclause (ii) of the proviso in Section 5.01(e) shall apply), or (ii) 30 days after the earlier of any Loan Party’s knowledge of such breach or written notice thereof from the Administrative Agent (which written notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;

(f)    any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, including the passage of any notice and cure periods for such Material Indebtedness;

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)    an involuntary case or proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, liquidation, winding up, dissolution, reorganization or other relief in respect of a Loan Party or any Material Domestic Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, monitor, administrator, liquidator, conservator or similar official for any Loan Party or any Material Domestic Subsidiary or for a substantial part of its assets, (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets, of such Loan Party or any Material Domestic Subsidiary, or (iv) the composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations of any Loan Party or any Material Domestic Subsidiary, and in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    any Loan Party or any Material Domestic Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or any Material Domestic Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    any Loan Party or any Material Domestic Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)    (i) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment; or (ii) any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Subsidiaries in an aggregate amount exceeding $50,000,000 in any year for all periods;

(m)    a Change of Control shall occur;

(n)    any Loan Guaranty shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Loan Guaranty or any Loan Guarantor shall deny that it has any further liability under any Loan Guaranty to which it is a party, or shall give notice to such effect, except where due to such Loan Party’s permitted liquidation or dissolution under the terms of this Agreement;

(o)    except as permitted by the terms of any Collateral Document, for any reason other than the failure of the Administrative Agent to take any action available to it to maintain perfection of the Administrative Agent’s Liens pursuant to the Loan Documents, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien; or

(p)    any Loan Document for any reason ceases to be valid, binding and enforceable against any applicable Loan Party in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC or the PPSA, as applicable.

ARTICLE VIII

The Administrative Agents

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent and, as applicable, the Multicurrency Administrative Agent, as its agent and authorizes each of the Administrative Agents to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Applicable Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Each bank serving as the Administrative Agent or Multicurrency Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or Multicurrency Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent or Multicurrency Administrative Agent hereunder.

Neither of the Administrative Agents shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither of the Administrative Agents shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither of the Administrative Agents shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Applicable Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, neither of the Administrative Agents shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by such bank serving as the Administrative Agent or Multicurrency Administrative Agent or any of its Affiliates in any capacity. Neither of the Administrative Agents shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither of the Administrative Agents shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Person by the Borrower Representative or a Lender, and such Person shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Applicable Administrative Agent.

Each of the Administrative Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each of the Administrative Agents also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each of the Administrative Agents may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each of the Administrative Agents may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Person. Each of the Administrative Agents and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each of the Administrative Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent or Multicurrency Administrative Agent.

Subject to the appointment and acceptance of a successor Applicable Administrative Agent as provided in this paragraph, each of the Administrative Agents may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrowers (unless an Event of Default shall have occurred and be continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and consented to by the Borrower (unless an Event of Default shall have occurred and be continuing) and shall have accepted such appointment within 30 days after the retiring agent gives notice of its resignation, then the retiring agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent or Multicurrency Administrative Agent, as applicable, which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as an Administrative Agent or Multicurrency Administrative Agent, as applicable, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Multicurrency Administrative Agent, as applicable, and the retiring Administrative Agent or Multicurrency Administrative Agent, as applicable, shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent or Multicurrency Administrative Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Administrative Agent or Multicurrency Administrative Agent, as applicable, resigns hereunder, the provisions of this Article, Section 2.17(d) and Section 9.03 shall continue in effect for the benefit of such retiring Person, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Applicable Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon either of the Administrative Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either of the Administrative Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by each Applicable Administrative Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Each Co-Syndication Agent, each Co-Documentation Agent and each Joint Lead Arranger and Joint Bookrunner shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

To the extent required by any applicable law, each Agent may withhold from any payment to any Lender under any Loan Document an amount equal to any applicable withholding Tax. If the IRS or any other Governmental Authority asserts a claim that such Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Lender failed to notify such Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), or such Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Lender shall promptly indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by such Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Each Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which such Agent is entitled to indemnification from such Lender under this Article VIII.

ARTICLE IX

Miscellaneous

SECTION 9.01.    Notices.

(a)     Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)	if to any Loan Party, to the Borrower Representative at:

Levi Strauss & Co.

1155 Battery Street

San Francisco, CA 94111

Attention: Treasurer

Facsimile No: (415) 501-1342

with a copy to:

Levi Strauss & Co.

1155 Battery Street

San Francisco, CA 94111

Attention: Assistant Treasurer

Facsimile No: (415) 501-1342

and

Levi Strauss & Co.

1155 Battery Street

San Francisco, CA 94111

Attention: Director of Treasury Operations

Facsimile No: (415) 501-1342

and

Levi Strauss & Co.

1155 Battery Street

San Francisco, CA 94111

Attention: Office of the General Counsel

Facsimile No: (415) 501-7650

and the Treasury Department of the U.S. Borrower at an email address on file with the Administrative Agent;

(ii)	if to the Administrative Agent, JPMorgan Chase Bank, N.A., in its capacity as Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

3 Park Plaza, Suite 900

Irvine, CA 92614

Attention: Annaliese Fisher

Facsimile No: (949) 471-9872

(iii)	if to the Multicurrency Administrative Agent, to JPMorgan Chase Bank, N.A., Toronto Branch at:

3 Park Plaza, Suite 900

Irvine, CA 92614

Attention: Annaliese Fisher

Facsimile No: (949) 471-9872

McMillan LLP

Brookfield Place

181 Bay Street, Suite 4400

Toronto, Ontario M5J 2T3

Canada

Attention: Jeff Rogers

Facsimile No: (647) 722-6742

(iv)	if to any other Lender, or any other Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(c) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.    Waivers; Amendments.

(a)    No failure or delay by the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Multicurrency Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Multicurrency Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.10(b) that would alter the manner in which payments are shared under such section, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (v) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared or proceeds from enforcement are applied, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (vi) modify the eligibility criteria used in the definitions contained in the definition of “U.S. Borrowing Base” or in the definition of “Canadian Borrowing Base,” without the written consent of the Supermajority Revolving Lenders, (vii) increase the advance rates set forth in the definition of “U.S. Borrowing Base” or “Canadian Borrowing Base” without the consent of each Lender, (viii) change any of the provisions of this Section or the definition of “Required Lenders,” “Supermajority Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (ix) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (x) release any Loan Guarantor from its obligation under its Loan Guaranty or release any Borrower from its payment obligations with respect to principal and interest on the Loans, fees pursuant to Section 2.12 and reimbursement obligations with respect to any Letter of Credit (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (xi) except as provided in clauses (c) and (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral (or subordinate the Liens of the Administrative Agent under the Collateral Documents with respect to all or substantially all of the Collateral), without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Multicurrency Administrative Agent, an Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Multicurrency Administrative Agent, each Issuing Bank and the Swingline Lender). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.

(c)    The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII or (v) in the case of the Eligible Trademark Collateral, so long as no Default has occurred and is continuing and on a pro forma basis after excluding the Trademark Amount from the U.S. Borrowing Base, the Revolving Exposure Limitations would not be exceeded. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders (or other percentage as specified in Section 9.02(b) above); provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $10,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders hereby further authorize the Administrative Agent, at its option and in its sole discretion, to release any Guarantor (other than a Borrower) from its obligations under the Loan Documents upon any Disposition of Equity Interests of such Guarantor made in compliance with Section 6.05 following which such Guarantor ceases to be a Subsidiary of the U.S. Borrower.

(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e)    Notwithstanding anything in this Section 9.02 to the contrary, upon prior written notice to the Lenders (which shall in no event be later than seven (7) Business Days prior to the proposed effectiveness thereof) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers to add additional borrowers organized in the United Kingdom, the French Republic, the Federal Republic of Germany and/or the Kingdom of Belgium and to include an additional subfacility for such borrowers hereunder and to include the Accounts and/or Inventory of such subsidiaries in a “borrowing base” available to such borrowers hereunder (it being understood that (i) obligations in respect of any such subfacility shall rank junior to the Obligations under the U.S. Facility and Canadian Facility in respect of rights to receive payments from U.S. Collateral and junior to the Obligations under the Canadian Facility in respect of rights to receive payments from Canadian Collateral, (ii) no Lender hereunder shall be required to extend any commitment to lend to any such additional borrower or such additional subfacility unless otherwise agreed by such Lender, (iii) the commitments and extensions of credit under any such subfacility shall be included for voting purposes in a manner substantially identical to the manner the commitments and extensions of credit under the U.S. Facility and Canadian Facility are included, and (iv) the Loan Documents shall be amended (or amended and restated) as mutually agreed by the Administrative Agent, the Borrowers and each Lender with respect to such additional borrowers or additional subfacilities (including, without limitation, with respect to (x) conditions precedent regarding any AML Legislation and (y) the definition of “Excluded Taxes” and whether a carve-out from the gross-up for withholding taxes for day-one taxes imposed by the jurisdiction of such additional borrower is necessary)).

SECTION 9.03.    Expenses; Indemnity; Damage Waiver.

(a)    The Borrowers shall pay (i) all reasonable and documented out of pocket expenses incurred by each Applicable Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for such Applicable Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed to the Administrative Agent by the Borrowers under this Section include, without limiting the generality of the foregoing, reasonable and documented costs and expenses incurred in connection with:

(i)    appraisals and insurance reviews;

(ii)    field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Administrative Agent (and the Borrowers agree to modify or adjust the computation of the U.S. Borrowing Base or Canadian Borrowing Base, as applicable — which may include maintaining additional Reserves, modifying the advance rates or modifying the eligibility criteria for the components of the U.S. Borrowing Base or Canadian Borrowing Base — to the extent required by the Administrative Agent as a result of any such evaluation, appraisal or monitoring);

(iii)    taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(iv)    sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take after notice thereof to such Loan Party; and

(v)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b)    The U.S. Borrower shall indemnify the Administrative Agent, the Multicurrency Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions, the Original Transactions, the First Amendment Transactions or any other transactions contemplated hereby, by the Original Credit Agreement or by the Existing Credit Agreement, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) (except for clause (iv) above) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages etc. arising from any non-Tax claim.

(c)    The Canadian Borrower shall indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions, the Original Transactions, the First Amendment Transactions or any other transactions contemplated hereby, by the Original Credit Agreement or by the Existing Credit Agreement, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, in each case, as such losses, claims, damages, penalties, liabilities, related expenses, fees, charges and disbursements of counsel relate to the assets or actions of the Canadian Loan Parties or the Loans or Letters of Credit made to or for the account of the Canadian Borrower; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(c) (except for clause (iv) above) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(d)    To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a), (b) or (c) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Multicurrency Administrative Agent, each Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank or the Swingline Lender in its capacity as such.

(e)    To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Original Transactions, the First Amendment Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(f)    All amounts due under this Section shall be payable promptly after written demand therefor.

(g)    No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that this clause (g) shall not apply to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

SECTION 9.04.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Multicurrency Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower Representative, provided that, as long as the Borrower Representative shall have received the materials required by Section 2.17(f)(i)(A) through (E) (as applicable), or written notice that a potential assignee is not eligible to deliver such materials, the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice of the proposed assignment and the materials required by Section 2.17(f)(i)(A) through (E) (as applicable), or written notice that a potential assignee is not eligible to deliver such materials, (it being understood that the Borrower Representative’s determination to withhold its consent to an assignment pursuant to this subclause (A) due to the delivery of materials required by Section 2.17(f)(i)(A) through (E) (as applicable) that, other than as a result of a Change in Law, do not establish a complete exemption from U.S. Federal withholding tax with respect to payments of interest under this Agreement, or the failure to provide any such materials, shall not be deemed unreasonable), and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)    the Administrative Agent (such consent not to be unreasonably withheld or delayed); and

(C)    each Issuing Bank (such consent not to be unreasonably withheld or delayed).

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the U.S. Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal, provincial, territorial and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Eligible Assignees” have the following meaning:

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Eligible Assignee” means (a) a commercial bank, commercial finance company or other asset-based lender, having total assets (or total assets under management) in excess of $1,000,000,000; (b) any Lender listed on the signature page of this Agreement; (c) any Affiliate of any Lender; (d) any Approved Fund; and (e) if an Event of Default has occurred and is continuing, any Person reasonably acceptable to the Administrative Agent; provided that notwithstanding anything to the contrary herein, no assignment may be made or participations sold to (x) any Defaulting Lender or any of its subsidiaries or (z) a natural person.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Multicurrency Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, each Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(e) or (f), 2.07(b), 2.18(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent, the Multicurrency Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) shall be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto (with respect to the representations and warranties, on each date made) and shall (subject to the limitations set forth in Section 4.02(a)) survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the U.S. and Multicurrency Administrative Agents and when the U.S. and Multicurrency Administrative Agents shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.    Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers or any Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower Representative and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SETOFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY BORROWER HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT.

SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.

(b)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.    Confidentiality. Each of the Administrative Agent, the Multicurrency Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations under this Agreement or any credit insurance provider relating to the Loan Parties and their obligations under this Agreement, (g) with the consent of the Borrower Representative, (h) to holders of Equity Interests in any Borrower, (i) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Loan Parties consent to the publication of such tombstone or other advertising materials by any Administrative Agent, any Lender, any Issuing Bank or any of their Related Parties), (j) to Moody’s or S&P on a confidential basis in connection with obtaining or maintaining ratings, (k) on a confidential basis, to market data collectors and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents or (l) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the Second Amendment Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14.    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.

SECTION 9.15.    Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16.    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18.    Lender Loss Sharing Agreement.

(a)    Definitions. As used in this Section 9.18, the following terms shall have the following meanings:

(i)    “CAM” means the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 9.18(b).

(ii)    “CAM Exchange” means the exchange of the U.S. Revolving Lenders’ interests and the Multicurrency Revolving Lenders’ interests provided for in Section 9.18(b).

(iii)    “CAM Exchange Date” means the first date after the Second Amendment Effective Date on which there shall occur (a) any event described in paragraphs (h) or (i) of Article VII with respect to any Borrower or (b) an acceleration of Loans and termination of the Commitment pursuant to Article VII.

(iv)    “CAM Percentage” means, as to each Revolving Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Amount of the Credit Exposure owed to such Revolving Lender (whether or not at the time due and payable) and (b) the denominator shall be the aggregate Dollar Amount (as so determined) of the Credit Exposure owed to all the Revolving Lenders (whether or not at the time due and payable).

(v)    “Designated Obligations” means all Obligations of the Borrowers with respect to (a) principal and interest under the Loans, (b) unreimbursed drawings under Letters of Credit and interest thereon and (c) fees under Section 2.12.

(b)    CAM Exchange.

(i)    On the CAM Exchange Date,

(w)    the Multicurrency Commitments and the U.S. Commitments shall terminate in accordance with Article VII;

(x)    each U.S. Revolving Lender shall fund in Dollars at par Dollar Amount its participation in any outstanding U.S. Protective Advances and Swingline Loans in accordance with Section 2.04 and Section 2.05 of this Agreement, and each Multicurrency Revolving Lender shall fund in Dollars at par Dollar Amount its participation in any outstanding Multicurrency Protective Advances and Swingline Loans in accordance with Section 2.04 and Section 2.05;

(y)    each U.S. Revolving Lender shall fund in Dollars at par the Dollar Amount its participation in any unreimbursed LC Disbursements made under the U.S. Letters of Credit in accordance with Section 2.06(f), and each Multicurrency Revolving Lender shall fund the Dollar Amount of its participation in any unreimbursed LC Disbursements made under the Multicurrency Letters of Credit in the currency in which such LC Disbursement was made in accordance with Section 2.06(f), and

(z)    the Lenders shall purchase in Dollars at par Dollar Amount interests in the Designated Obligations under each Facility (pro rata in respect of the obligations of each Borrower in the case of the Multicurrency Facility) (and shall make payments in Dollars to the Administrative Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse the applicable Issuing Banks for unreimbursed LC Disbursements under outstanding Letters of Credit under such Facility (pro rata in respect of the obligations of each Borrower in the case of the Multicurrency Facility) such that, in lieu of the interests of each Lender in the Designated Obligations of each Borrower under the U.S. Facility and the Multicurrency Facility in which it shall have participated immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations of each Borrower immediately following the CAM Exchange; provided that HSBC Bank USA, N.A. shall not be required to purchase or assume the interests of any of its affiliates in the Designated Obligations.

(ii)    Each Lender and each Person acquiring a participation from any Lender as contemplated by this Section 9.18 hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to the Lenders all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to the Applicable Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(iii)    As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to the Lenders, pro rata in accordance with their respective CAM Percentages.

(iv)    In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuing Bank that is not reimbursed by the Borrowers, then each Lender shall promptly reimburse such Issuing Bank for its CAM Percentage of such unreimbursed payment in the Dollar Amount thereof.

(c)    Notwithstanding any other provision of this Section 9.18, each Applicable Administrative Agent and each Lender agree that if any Applicable Administrative Agent or a Lender is required under applicable law or practice of a Governmental Authority to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify each Applicable Administrative Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by any Applicable Administrative Agent or any Lender subject to such withholding to any Applicable Administrative Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of each Applicable Administrative Agent or such Lender subject to such withholding as against the Borrowers and the other Loan Parties to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld or deducted shall be treated, for the purpose of this Section 9.18, as having been paid to each Applicable Administrative Agent or such Lender with respect to which such withholding or deduction was made. The parties hereto do not intend for a CAM Exchange to result in a settlement, extinguishment or substitution of indebtedness by the relevant Borrower.

SECTION 9.19.    Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Original Currency with the Second Currency at the Spot Rate on the date two Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Administrative Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Administrative Agent against such loss. The term “rate of exchange” in this Section 9.19 means the Spot Rate at which the Administrative Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

SECTION 9.20.    Anti-Money Laundering Legislation.

(a)    Each Borrower acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws in each relevant jurisdiction (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Administrative Agent, the Multicurrency Administrative Agent, the Lenders and the Issuing Banks may be required to obtain, verify and record information regarding the Borrowers and their respective directors, authorized signing officers and the transactions contemplated hereby. Each Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, any Issuing Bank, the Administrative Agent or the Multicurrency Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)    If the Administrative Agent has ascertained the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:

(i)    shall be deemed to have done so as an agent for each Issuing Bank and each Lender, and this Agreement shall constitute a “written agreement” in such regard between such Issuing Bank or such Lender and the Administrative within the meaning of the applicable AML Legislation; and

(ii)    shall provide to each Issuing Bank and each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender and each Issuing Bank agrees that neither the Administrative Agent nor the Multicurrency Administrative Agent have any obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender or Issuing Bank, or to confirm the completeness or accuracy of any information it obtains from any Borrower or any such authorized signatory in doing so. Furthermore, the foregoing clause (b) shall not affect any Lender’s right to request information and ascertain for itself, in its sole discretion, the identity of any Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation.

SECTION 9.21.    No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. Each Loan Party agrees that nothing in the Agreement or the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Bank is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

SECTION 9.22.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE X

U.S. Loan Guaranty

SECTION 10.01.    Guaranty. Each U.S. Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the U.S. Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent, any Issuing Bank and any Lender in endeavoring to collect all or any part of the U.S. Secured Obligations from, or in prosecuting any action against, any Borrower, any U.S. Guarantor or any other guarantor of all or any part of the U.S. Secured Obligations (such costs and expenses, together with the U.S. Secured Obligations, collectively the “U.S. Guaranteed Obligations”). Each U.S. Guarantor further agrees that the U.S. Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the U.S. Guaranteed Obligations.

SECTION 10.02.    Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each U.S. Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue any Borrower, any U.S. Guarantor, any other guarantor, or any other Person obligated for all or any part of the U.S. Guaranteed Obligations (each, a “U.S. Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the U.S. Guaranteed Obligations.

SECTION 10.03.    No Discharge or Diminishment of Loan Guaranty.

(a)    Except as otherwise provided for herein, the obligations of each U.S. Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the U.S. Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the U.S. Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other U.S. Obligated Party liable for any of the U.S. Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any U.S. Obligated Party or their assets or any resulting release or discharge of any obligation of any U.S. Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any U.S. Obligated Party, the Administrative Agent, any Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b)    The obligations of each U.S. Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the U.S. Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any U.S. Obligated Party, of the U.S. Guaranteed Obligations or any part thereof.

(c)    Further, the obligations of any U.S. Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the U.S. Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the U.S. Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the U.S. Guaranteed Obligations or any obligations of any other U.S. Obligated Party liable for any of the U.S. Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the U.S. Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the U.S. Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such U.S. Guarantor or that would otherwise operate as a discharge of any U.S. Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the U.S. Guaranteed Obligations).

SECTION 10.04.    Defenses Waived. To the fullest extent permitted by applicable law, each U.S. Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any U.S. Guarantor or the unenforceability of all or any part of the U.S. Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the U.S. Guaranteed Obligations. Without limiting the generality of the foregoing, each U.S. Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any U.S. Obligated Party, or any other Person. Each U.S. Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any U.S. Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such U.S. Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the U.S. Guaranteed Obligations, compromise or adjust any part of the U.S. Guaranteed Obligations, make any other accommodation with any U.S. Obligated Party or exercise any other right or remedy available to it against any U.S. Obligated Party, without affecting or impairing in any way the liability of such U.S. Guarantor under this Loan Guaranty except to the extent the U.S. Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each U.S. Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any U.S. Guarantor against any U.S. Obligated Party or any security.

SECTION 10.05.    Rights of Subrogation. No U.S. Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any U.S. Obligated Party, or any collateral, until the Loan Parties and the U.S. Guarantors have fully performed all their obligations to the Administrative Agent, the Multicurrency Administrative Agent, the Issuing Banks and the Lenders.

SECTION 10.06.    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the U.S. Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each U.S. Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, any Issuing Bank and any Lenders is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the U.S. Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the U.S. Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors promptly on demand by the Administrative Agent.

SECTION 10.07.    Information. Each U.S. Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the U.S. Guaranteed Obligations and the nature, scope and extent of the risks that each U.S. Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any U.S. Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08.    Release. The Loan Guaranty of any U.S. Guarantor (other than the U.S. Borrower) shall be automatically released upon any Disposition of Equity Interests of such U.S. Guarantor in accordance with Section 6.05 following which such U.S. Guarantor ceases to be a Subsidiary of the U.S. Borrower.

SECTION 10.09.    [Reserved].

SECTION 10.10.    Maximum U.S. Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any U.S. Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such U.S. Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the U.S. Guarantors or the Administrative Agent, any Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant U.S. Guarantor’s “Maximum U.S. Liability.” This Section with respect to the Maximum U.S. Liability of each U.S. Guarantor is intended solely to preserve the rights of the Administrative Agent, each Issuing Bank and the Lenders to the maximum extent not subject to avoidance under applicable law, and no U.S. Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum U.S. Liability, except to the extent necessary so that the obligations of any U.S. Guarantor hereunder shall not be rendered voidable under applicable law. Each U.S. Guarantor agrees that the U.S. Guaranteed Obligations may at any time and from time to time exceed the Maximum U.S. Liability of each U.S. Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Administrative Agent, the Issuing Banks or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any U.S. Guarantor’s obligations hereunder beyond its Maximum U.S. Liability.

SECTION 10.11.    Contribution. In the event any U.S. Guarantor (a “Paying U.S. Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other U.S. Guarantor (each a “Non-Paying U.S. Guarantor”) shall contribute to such Paying U.S. Guarantor an amount equal to such Non-Paying U.S. Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying U.S. Guarantor. For purposes of this Article X, each Non-Paying U.S. Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying U.S. Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying U.S. Guarantor’s Maximum U.S. Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying U.S. Guarantor’s Maximum U.S. Liability has not been determined, the aggregate amount of all monies received by such Non-Paying U.S. Guarantor from the Borrowers after the Second Amendment Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum U.S. Liability of all U.S. Guarantors hereunder (including such Paying U.S. Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum U.S. Liability has not been determined for any U.S. Guarantor, the aggregate amount of all monies received by such U.S. Guarantors from the Borrowers after the Second Amendment Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the U.S. Guaranteed Obligations (up to such U.S. Guarantor’s Maximum U.S. Liability). Each of the U.S. Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying U.S. Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the U.S. Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Issuing Banks, the Lenders and the U.S. Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.12.    Liability Cumulative. The liability of each U.S. Loan Party as a U.S. Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each U.S. Loan Party to the Administrative Agent, each Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such U.S. Loan Party is a party or in respect of any obligations or liabilities of the other U.S. Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XI

Canadian Loan Guaranty

SECTION 11.01.    Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank and any Lender in endeavoring to collect all or any part of the Canadian Secured Obligations from, or in prosecuting any action against, the Canadian Borrower, any Loan Guarantor or any other guarantor of all or any part of the Canadian Secured Obligations (such costs and expenses, together with the Canadian Secured Obligations, collectively the “Canadian Guaranteed Obligations”). Each Loan Guarantor further agrees that the Canadian

Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Multicurrency Revolving Lender that extended any portion of the Canadian Guaranteed Obligations.

SECTION 11.02.    Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Multicurrency Administrative Agent, any Multicurrency Issuing Bank or any Multicurrency Revolving Lender to sue the Canadian Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Canadian Guaranteed Obligations (each, a “Canadian Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Canadian Guaranteed Obligations. In addition, as an original and independent obligation under this Loan Guaranty, each Loan Guarantor shall:

(i)    indemnify each Canadian Obligated Party and its successors, endorsees, transferees and assigns and keep the Canadian Obligated Parties indemnified against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by the Loan Parties or any of them, to make due and punctual payment of any of the Secured Obligations or resulting from any of the Secured Obligations being or becoming void, voidable, unenforceable or ineffective against any Loan Party (including, but without limitation, all legal and other costs, charges and expenses incurred by each Canadian Obligated Party, or any of them, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Loan Guaranty); and

(ii)    pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of the Canadian Obligated Parties has attempted to enforce any rights against any Loan Party or any other Person or otherwise.

SECTION 11.03.    No Discharge or Diminishment of Loan Guaranty.

(a)    Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Canadian Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Canadian Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Canadian Borrower or any other Canadian Obligated Party liable for any of the Canadian Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar proceeding affecting any Canadian Obligated Party or their assets or any resulting release or discharge of any obligation of any Canadian Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Canadian Obligated Party, the Multicurrency Administrative Agent, each Multicurrency Issuing Bank, any Lender or any other person, whether in connection herewith or in any unrelated transactions.

(b)    The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Canadian Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Canadian Obligated Party, of the Canadian Guaranteed Obligations or any part thereof.

(c)    Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any

Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Canadian Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Canadian Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of the Canadian Borrower for all or any part of the Canadian Guaranteed Obligations or any obligations of any other Canadian Obligated Party liable for any of the Canadian Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Canadian Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Canadian Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Canadian Guaranteed Obligations).

SECTION 11.04.    Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Canadian Borrower or any Loan Guarantor or the unenforceability of all or any part of the Canadian Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Canadian Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Canadian Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Canadian Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Canadian Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Canadian Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Canadian Guaranteed Obligations, compromise or adjust any part of the Canadian Guaranteed Obligations, make any other accommodation with any Canadian Obligated Party or exercise any other right or remedy available to it against any Canadian Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Canadian Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Canadian Obligated Party or any security.

SECTION 11.05.    Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Canadian Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Multicurrency Administrative Agent, the Issuing Banks and the Lenders.

SECTION 11.06.    Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Canadian Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Canadian Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Canadian Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Canadian Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Canadian Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors promptly on demand by the Administrative Agent.

SECTION 11.07.    Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Canadian Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Canadian Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 11.08.    Release. The Loan Guaranty of any Loan Guarantor (other than any Borrower) shall be automatically released upon any Disposition of Equity Interests of such Loan Guarantor in accordance with Section 6.05 following which such Loan Guarantor ceases to be a Subsidiary of the U.S. Borrower.

SECTION 11.09.    [Reserved].

SECTION 11.10.    Maximum Canadian Liability. In any action or proceeding involving any corporate law, or any provincial, territorial, state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be void, voidable, avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Administrative Agent, the Multicurrency Administrative Agent, any Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Canadian Liability.” This Section with respect to the Maximum Canadian Liability of each Loan Guarantor is intended solely to preserve the rights of the Administrative Agent, the Multicurrency Administrative Agent, the Issuing Banks and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Canadian Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Canadian Guaranteed Obligations may at any time and from time to time exceed the Maximum Canadian Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Administrative Agent, the Multicurrency Administrative Agent, the Issuing Banks or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Canadian Liability.

SECTION 11.11.    Contribution. In the event any Loan Guarantor (a “Paying Canadian Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Canadian Guarantor”) shall contribute to such Paying Canadian Guarantor an amount equal to such Non-Paying Canadian Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Canadian Guarantor. For purposes of this Article XI, each Non-Paying Canadian Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Canadian Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Canadian Guarantor’s Maximum Canadian Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Canadian Guarantor’s Maximum Canadian

Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Canadian Guarantor from the Canadian Borrower after the Second Amendment Effective Date (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Canadian Liability of all Loan Guarantors hereunder (including such Paying Canadian Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Canadian Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Canadian Borrower after the Second Amendment Effective Date (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Canadian Guaranteed Obligations (up to such Loan Guarantor’s Maximum Canadian Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Canadian Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Canadian Guaranteed Obligations. This provision is for the benefit of all of the Administrative Agent, the Multicurrency Administrative Agent, the Issuing Banks, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 11.12.    Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article XI is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Multicurrency Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

ARTICLE XII

The Borrower Representative

SECTION 12.01.    Appointment; Nature of Relationship. The U.S. Borrower is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative” hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XII. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed Availability. The Administrative Agent, the Multicurrency Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 12.01.

SECTION 12.02.    Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 12.03.    Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 12.04.    Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or unmatured Default hereunder, referring to this Agreement, describing such Default or unmatured Default and stating that such notice is a “notice of default.” In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 12.05.    Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 12.06.    Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent, the Multicurrency Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 12.07.    Reporting. Each Borrower hereby agrees that such Borrower shall furnish to the Borrower Representative a copy of its Borrowing Base Certificate and any other certificate or report required hereunder or requested by the Borrower Representative on which the Borrower Representative shall rely to prepare the Borrowing Base Certificates and Compliance Certificate required pursuant to the provisions of this Agreement promptly after such Borrowing Base Certificate or other certificate or report is required to be delivered hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LEVI STRAUSS & CO., as U.S. Borrower

By:	/s/ Chris Ogle
	Name:	Chris Ogle
	Title:	Vice President and Treasurer

LEVI STRAUSS & CO. (CANADA) INC.,
as Canadian Borrower

By:	/s/ Chris Ogle
	Name:	Chris Ogle
	Title:	Assistant Treasurer

OTHER LOAN PARTIES:

LEVI’S ONLY STORES, INC.

By:	/s/ Chris Ogle
	Name:	Chris Ogle
	Title:	Treasurer

LEVI STRAUSS INTERNATIONAL, INC.

By:	/s/ Chris Ogle
	Name:	Chris Ogle
	Title:	Vice President and Treasurer

LVC, LLC

By:	/s/ Chris Ogle
	Name:	Chris Ogle
	Title:	Treasurer

LEVI’S ONLY STORES GEORGETOWN, LLC

By:	/s/ Chris Ogle
	Name:	Chris Ogle
	Title:	Treasurer

LEVI STRAUSS, U.S.A., LLC

By:	/s/ Chris Ogle
	Name:	Chris Ogle
	Title:	Treasurer

LEVI STRAUSS-ARGENTINA, LLC

By:	/s/ David Jedrzejek
	Name:	David Jedrzejek
	Title:	Assistant Secretary

LEVI STRAUSS INTERNATIONAL

By:	/s/ Chris Ogle
	Name:	Chris Ogle
	Title:	Treasurer

LS OPERATIONS LLC

By:	/s/ Chris Ogle
	Name:	Chris Ogle
	Title:	Treasurer

THREADS INC.

By:	/s/ Chris Ogle
	Name:	Chris Ogle
	Title:	Treasurer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, an Issuing Bank and the Swingline Lender

By:	/s/ Annaliese Fisher
	Name:	Annaliese Fisher
	Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, individually and as Multicurrency Administrative Agent

By:	/s/ Auggie Marchetti
	Name:	Auggie Marchetti
	Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Annaliese Fisher
	Name:	Annaliese Fisher
	Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Lender

By:	/s/ Auggie Marchetti
	Name:	Auggie Marchetti
	Title:	Authorized Officer

BANK OF AMERICA, N.A., as Lender

By:	/s/ Phuong Nguyen
	Name:	Phuong Nguyen
	Title:	Vice President

BANK OF AMERICA, N.A. (CANADA BRANCH), as Lender

By:	/s/ Sylwia Durkiewicz
	Name:	Sylwia Durkiewicz
	Title:	Vice President

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Krista Mize
	Name:	Krista Mize
	Title:	Authorized Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Lender

By:	/s/ David G. Phillips
	Name:	David G. Phillips
	Title:	Senior Vice President Credit Officer, Canada

HSBC BANK USA, N.A., as Lender

By:	/s/ Rumesha Ahmed
	Name:	Rumesha Ahmed
	Title:	Vice President

HSBC BANK CANADA, as Lender

By:	/s/ Paulina Stratiy
	Name:	Paulina Stratiy
	Title:	Vice President, Global Banking

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC, as Lender

By:	/s/ Annie Carr
	Name:	Annie Carr
	Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Frank Fazio
	Name:	Frank Fazio
	Title:	Managing Director

By:	/s/ Stephen R. Lapidus
	Name:	Stephen R. Lapidus
	Title:	Director

DEUTSCHE BANK AG CANADA BRANCH, as Lender

By:	/s/ Daniel Sooley
	Name:	Daniel Sooley
	Title:	Chief Country Officer

By:	/s/ David Gynn
	Name:	David Gynn
	Title:	Chief Financial Officer

BNP PARIBAS, as Lender

By:	/s/ Guelay Mese
	Name:	Guelay Mese
	Title:	Director

By:	/s/ John McDevitt
	Name:	John McDevitt
	Title:	Vice President

SUNTRUST BANK, as Lender

By:	/s/ Anh Nguyen
	Name:	Anh Nguyen
	Title:	Vice President

ROYAL BANK OF CANADA, as Lender

By:	/s/ Robert S. Kizell
	Name:	Robert S. Kizell
	Title:	Attoreny-in-fact

By:	/s/ Michael Petersen
	Name:	Michael Petersen
	Title:	Attorney-in-Fact

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Paula Czach
	Name:	Paula Czach
	Title:	Managing Director & Co-Head

BANK OF THE WEST, as Lender

By:	/s/ Rochelle Dineen
	Name:	Rochelle Dineen
	Title:	Director - Credit

COMMITMENT SCHEDULE

Lender	U.S. Commitment	Multicurrency Commitment	Total Commitment
JPMorgan Chase Bank, N.A.	$160,000,000	$0	$160,000,000
JPMorgan Chase Bank, N.A., Toronto Branch	$0	$10,000,000	$10,000,000
Bank of America, N.A.	$150,587,000	$0	$150,587,000
Bank of America, N.A. (Canada Branch)	$0	$9,413,000	$9,413,000
Wells Fargo Bank, N.A.	$98,824,000	$0	$98,824,000
Wells Fargo Capital Finance Corporation Canada	$0	$6,176,000	$6,176,000
HSBC Bank USA, N.A.	$98,824,000	$0	$98,824,000
HSBC Bank Canada	$0	$6,176,000	$6,176,000
Goldman Sachs Bank USA	$47,059,000	$0	$47,059,000
Goldman Sachs Lending Partners LLC	$0	$2,941,000	$2,941,000
Deutsche Bank AG New York Branch	$47,059,000	$0	$47,059,000
Deutsche Bank AG Canada Branch	$0	$2,941,000	$2,941,000
The Bank of Nova Scotia	$47,059,000	$2,941,000	$50,000,000
SunTrust Bank	$37,647,000	$2,353,000	$40,000,000
Royal Bank of Canada	$37,647,000	$2,353,000	$40,000,000
BNP Paribas	$37,647,000	$2,353,000	$40,000,000
Bank of the West	$37,647,000	$2,353,000	$40,000,000

Total	$800,000,000	$50,000,000	$850,000,000

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	LEVI STRAUSS & CO. (the U.S. Borrower) and LEVI STRAUSS & CO. (CANADA) INC. (the Canadian Borrower)

4.	Administrative Agents:	JPMORGAN CHASE BANK, N.A., as the administrative agent under the Credit Agreement and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as the multicurrency administrative agent under the Credit Agreement

[1]	Select as applicable.

Exhibit A-1

5.	Credit Agreement:	The $850,000,000 Second Amended and Restated Credit Agreement dated as of May 23, 2017, among LEVI STRAUSS & CO. (the “U.S. Borrower”), LEVI STRAUSS & CO. (CANADA) INC. (the “Canadian Borrower” and together with the U.S. Borrower, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Multicurrency Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

Effective Date: [             , 20    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers, the Loan Parties and their Related Parties or their respective securities, so long as the Assignee agrees to keep such information confidential) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “U.S. Commitment,” “Multicurrency Commitment,” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit A-3

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

Consented to and Accepted:

LEVI STRAUSS & CO.

By:
Name:
Title:

Consented to and Accepted:

[NAME OF EACH ISSUING BANK]

By:
Name:
Title:

Exhibit A-4

ANNEX 1

LEVI STRAUSS & CO.

SENIOR SECURED REVOLVING CREDIT FACILITY

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Applicable Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

Annex 1-1

Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission (including portable document format (“.pdf”) or similar format) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-2

EXHIBIT B-1

[FORM OF] OPINION OF COUNSEL FOR THE LOAN PARTIES

See separately executed document.

Exhibit B-1-1

EXHIBIT B-2

[FORM OF] OPINION OF BORROWER’S CANADIAN COUNSEL

See separately executed document.

Exhibit B-2-1

EXHIBIT B-3

[FORM OF] OPINION OF GLOBAL FINANCE AND GOVERNANCE COUNSEL FOR THE COMPANY

See separately executed document.

Exhibit B-3-1

EXHIBIT C

[FORM OF] BORROWING BASE CERTIFICATE

See attached.

Exhibit C-1

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

To:	The Lenders parties to the
Credit	Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Credit Agreement dated as of May 23, 2017 (as amended, modified, renewed or extended from time to time, the “Agreement”), among Levi Strauss & Co. and Levi Strauss & Co. (Canada) Inc. (the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as an Issuing Bank and JPMorgan Chase Bank, N.A., Toronto Branch, as Multicurrency Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, IN [HIS/HER] CAPACITY AS AN OFFICER OF THE BORROWER REPRESENTATIVE, AND NOT INDIVIDUALLY, THAT:

1.    I am the duly elected [                    ]1 of the Borrower Representative;

2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the U.S. Borrower and its Subsidiaries during the accounting period covered by the financial statements identified on Schedule I attached hereto [for quarterly or monthly financial statements add: and such financial statements present fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (it being acknowledged and agreed that such financial statements will not be subsequently audited on a quarterly or monthly basis)];

3.    The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the financial statements identified on Schedule I attached hereto or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement;

4.    I hereby certify that no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Administrative Agent the notice required by Section 4.15 of the U.S. Security Agreement and by Section 4.15 of the Canadian Security Agreement;

[1]	Fill in appropriate officer (e.g., chief financial officer, principal accounting officer, treasurer, controller or assistant treasurer of the U.S. Borrower).

Exhibit D-1

5.    Schedule II attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with Section 6.14 of the Agreement, all of which data and computations are true, complete and correct[; and

6.    Schedule III hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered].

Described below are the exceptions, if any, to paragraph 3 by listing, in reasonable detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (ii) the change in GAAP or the application thereof and the effect of such change on the financial statements identified on Schedule I attached hereto:

The foregoing certifications, together with the computations set forth in Schedule II [and Schedule III hereto] delivered with this Certificate in support hereof, are made and delivered this [     day of             , 20    ].

LEVI STRAUSS & CO., as
Borrower Representative

By:
Name:
Title:

Exhibit D-2

SCHEDULE I

Financial Statements

[See attached.]

Schedule I-1

SCHEDULE II

Compliance as of [            ,         ] with

Provisions of Section 6.14 of the Agreement

A.    Consolidated EBITDA for the twelve Fiscal Months most recently ended (the “Measurement Period”)”

1. Consolidated Net Income for the Measurement Period	$

2. The provision for taxes based on income or profits or utilized in computing net loss for the Measurement Period	$

3. Consolidated Interest Expense for the Measurement Period	$

4. Depreciation for the Measurement Period	$

5. Amortization of intangibles for the Measurement Period	$

6. For the Measurement Period, any non-recurring expenses relating to, or arising from, any closures of facilities; any restructuring costs; facilities relocation costs; and integration costs and fees (including cash severance payments) made in connection with acquisitions, in an aggregate amount for all such expenses pursuant to this item 6 not to exceed 15% of Consolidated EBITDA for such Measurement Period prior to giving effect to this item 6	$

7. Any non-cash impairment charge or asset write-off (other than any such charge or write-off of Inventory) and the amortization of intangibles for the Measurement Period	$

8. Inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with acquisitions for the Measurement Period	$

9. Fees and expenses related to any offering of securities, Investments permitted hereby, acquisition and incurrence of Indebtedness permitted to be incurred hereunder (whether or not successful) for the Measurement Period	$

10. Any other non-cash items (other than any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period) for the Measurement Period	$

11. All non-cash items increasing Consolidated Net Income for the Measurement Period (other than any such non-cash item to the extent that it has resulted or will result in the receipt of cash payments in any period).	$

12. Consolidated EBITDA [A.1+A.2+A.3+A.4+A.5+A.6+A.7+A.8+A.9+A.10-A.11]	$

B. Consolidated Fixed Charge Coverage Ratio (Section 6.14)

1. Consolidated EBITDA for the Measurement Period (A.12)	$

2. Aggregate amount of all Consolidated Capital Expenditures made by the U.S. Borrower and is Subsidiaries during the Measurement Period	$

3. Federal, state, local and foreign income taxes paid in cash during the Measurement Period	$

4. Consolidated Interest Expense for the Measurement Period	$

5. Amount of Restricted Payments made by the U.S. Borrower during the Measurement Period in reliance on the proviso to Section 6.08(a)	$

6. Aggregate principal amount (or the equivalent thereto) of all scheduled repayments	$

Schedule II-1

of Indebtedness (other than (A) intercompany Indebtedness, (B) payments of Existing Dollar Notes and (C) payments of Existing Euro Notes) made by the U.S. Borrower and any other Loan Party during the Measurement Period (other than to the extent such Indebtedness has been refinanced or defeased, or with respect to which restricted cash has been set aside to repay, during such period from the proceeds of new Indebtedness that is not secured by any Collateral)

7. Consolidated Fixed Charge Coverage Ratio [B1-(B2+B3)] : [B4+B5+B6]	to 1.00

8. Minimum required Consolidated Fixed Charge Coverage Ratio	1.00 to 1.00

Schedule II-2

SCHEDULE III

Borrowers’ Applicable Rate Calculation

Requirement: The computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.

Response: As of [            ], 20[    ], for the Fiscal Quarter ended [            ], 20[    ], Average Availability was $[        ], which was [    ]% of the Line Cap as of such date. Accordingly, as of the date hereof, the Applicable Rate shall be based on Level [    ] in the grid set forth in the definition of “Applicable Rate” in the Credit Agreement.

Schedule III-1

EXHIBIT E-1

[FORM OF] U.S. JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of         ,     , 20    , is entered into between                     , a                      (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Second Amended and Restated Credit Agreement dated as of May 23, 2017 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among Levi Strauss & Co. and Levi Strauss & Co. (Canada) Inc. (the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, the Administrative Agent for the Lenders and JPMorgan Chase Bank, N.A., Toronto Branch, as Multicurrency Administrative Agent for the Lenders. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will become (i) a U.S. Loan Party under the Credit Agreement and a “U.S. Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a U.S. Loan Party and a U.S. Guarantor thereunder as if it had executed the Credit Agreement and (ii) a “Grantor” under the U.S. Security Agreement and shall have all of the obligations of a Grantor thereunder as if it had executed the U.S. Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement and the U.S. Security Agreement, including, without limitation, (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement and in the U.S. Security Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and all of the covenants and grants of security interests in the U.S. Security Agreement and (c) all of the guaranty obligations set forth in Article X and Article XI of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary (1) subject to the limitations set forth in Sections 10.10 and 11.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other U.S. Guarantors, to the U.S. Lender Parties, as provided in Article X and Article XI of the Credit Agreement, the prompt payment and performance of the U.S. Guaranteed Obligations and the Canadian Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the U.S. Guaranteed Obligations or Canadian Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other U.S. Guarantors and, in the case of the Canadian Secured Obligations, the Canadian Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the U.S. Guaranteed Obligations and Canadian Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal and (2) grants a security interest to the Administrative Agent for the benefit of the U.S. Lender Parties in all of the Collateral (as defined in the U.S. Security Agreement) now or hereinafter owned by such New Subsidiary to secure the Secured Obligations.

2.    If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

Exhibit E-1-1

3.    The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

4.    The New Subsidiary hereby waives acceptance by the Administrative Agent and the U.S. Lender Parties of the guarantee and grant of security interest hereunder by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including portable document format (“.pdf”) or similar format) shall be effective as delivery of a manually executed counterpart of this Agreement.

6.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the U.S. Lender Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit E-1-2

EXHIBIT E-2

[FORM OF] CANADIAN JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of         ,     , 20    , is entered into between                     , a                      (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, in its capacity as multicurrency administrative agent (the “Multicurrency Administrative Agent”) under that certain Second Amended and Restated Credit Agreement, dated as of May 23, 2017 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among Levi Strauss & Co. and Levi Strauss & Co. (Canada) Inc. (the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, the Multicurrency Administrative Agent and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Multicurrency Administrative Agent, for the benefit of the Lenders, hereby agree as follows:

1.    The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will become (i) a Canadian Loan Party under the Credit Agreement and a “Canadian Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Canadian Loan Party and a Canadian Guarantor thereunder as if it had executed the Credit Agreement and (ii) a “Grantor” for all purposes of the Canadian Security Agreement and shall have all of the obligations of a Grantor thereunder as if it had executed the Canadian Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement and the Canadian Security Agreement, including, without limitation, (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement and in the Canadian Security Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement and in the Canadian Security Agreement and (c) all of the guarantee obligations set forth in Article XI of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary (1) subject to the limitations set forth in Section 11.10 of the Credit Agreement, hereby guarantees, jointly and severally with the other Loan Guarantors, to the Multicurrency Administrative Agent and the Multicurrency Lender Parties, as provided in Article XI of the Credit Agreement, the prompt payment and performance of the Canadian Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Canadian Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Canadian Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal and (2) grants a security interest to the Administrative Agent for the benefit of the Multicurrency Lender Parties in all of the Collateral (as defined in the Canadian Security Agreement) now or hereinafter owned by such New Subsidiary to secure the Canadian Secured Obligations.

Exhibit E-2-1

2.    If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Multicurrency Administrative Agent in accordance with the Credit Agreement.

3.    The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

4.    The New Subsidiary hereby waives acceptance by the Multicurrency Administrative Agent and the Multicurrency Lender Parties of the guarantee and grant of security interest hereunder by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5.    This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (including portable document format (“.pdf”) or similar format) shall be effective as delivery of a manually executed counterpart of this Agreement.

6.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Multicurrency Administrative Agent, for the benefit of the Multicurrency Lender Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Multicurrency Administrative Agent

By:
Name:
Title:

Exhibit E-2-2

EXHIBIT F-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of May 23, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement,”) among LEVI STRAUSS & CO., a Delaware corporation (the “U.S. Borrower”), LEVI STRAUSS & CO. (CANADA) INC., an Ontario corporation (the “Canadian Borrower” and together with the U.S. Borrower, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and JPMORGAN CHASE BANK, N.A.. TORONTO BRANCH, as the Multicurrency Administrative Agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing and deliver promptly to the Borrower Representative and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower Representative or the Administrative Agent) or promptly notify the Borrower Representative and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by the Borrower Representative and the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

Exhibit F-1-1

EXHIBIT F-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of May 23, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement,”) among LEVI STRAUSS & CO., a Delaware corporation (the “U.S. Borrower”), LEVI STRAUSS & CO. (CANADA) INC., an Ontario corporation (the “Canadian Borrower” and together with the U.S. Borrower, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and JPMORGAN CHASE BANK, N.A.. TORONTO BRANCH, as the Multicurrency Administrative Agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the conduct of a U.S. trade or business of the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

The undersigned has furnished the Administrative Agent and the Borrower Representative with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent in writing and deliver promptly to the Borrower Representative and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower Representative or the Administrative Agent) or promptly notify the Borrower Representative and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by the Borrower Representative and the Administrative Agent.

Exhibit F-2-1

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

Exhibit F-2-2

EXHIBIT F-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of May 23, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement,”) among LEVI STRAUSS & CO., a Delaware corporation (the “U.S. Borrower”), LEVI STRAUSS & CO. (CANADA) INC., an Ontario corporation (the “Canadian Borrower” and together with the U.S. Borrower, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and JPMORGAN CHASE BANK, N.A.. TORONTO BRANCH, as the Multicurrency Administrative Agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

Exhibit F-3-1

EXHIBIT F-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Second Amended and Restated Credit Agreement, dated as of May 23, 2017 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement,”) among LEVI STRAUSS & CO., a Delaware corporation (the “U.S. Borrower”), LEVI STRAUSS & CO. (CANADA) INC., an Ontario corporation (the “Canadian Borrower” and together with the U.S. Borrower, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, and JPMORGAN CHASE BANK, N.A.. TORONTO BRANCH, as the Multicurrency Administrative Agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of 2.17(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the U.S. Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the U.S. Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments with respect to such participation are not effectively connected with the conduct or a U.S. trade or business by the undersigned or any of its direct or indirect partners/members that is claiming the portfolio interest exemption.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times as are reasonably requested by such Lender.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

Exhibit F-4-1